                                                    Filed pursuant to Rule 424b1
                                                      Registration No. 333-33409

PROSPECTUS
DATED OCTOBER 20, 1997

                                2,700,000 SHARES

                                     [LOGO]
                           TOYMAX INTERNATIONAL, INC.
                                  COMMON STOCK
                               ------------------

    Toymax International, Inc. (the "Company") is hereby offering 2,700,000 shares of common stock, par value $0.01 per share (the "Common Stock"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock and there can be no assurance that a market will develop. The initial public offering price of the Common Stock has been determined in negotiations between the Company, Fahnestock & Co. Inc. and Wedbush Morgan Securities Inc. (the "Representatives"). For information regarding the factors considered in determining the initial public offering price of the Common Stock, see "Underwriting." Following the closing of this Offering, the Company's senior management will beneficially own approximately 58.5% of the Company's outstanding Common Stock (56.3% if the Underwriter's over-allotment option is exercised in full). Accordingly, these stockholders will have the ability to control the outcome of stockholder votes, which will include the ability to elect all of the Company's directors, control the adoption or amendment of provisions in the Company's Certificate of Incorporation and Bylaws, and approve certain mergers and other significant corporate transactions. See "Principal Stockholders" and "Description of Securities." The Company's Common Stock has been approved for listing on the Nasdaq National Market (the "NMS") under the symbol TMAX.
                            ------------------------
    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND
     IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON
                       PAGE 8 AND "DILUTION" ON PAGE 18.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                   UNDERWRITING         PROCEEDS TO
                                                             PRICE TO PUBLIC       DISCOUNTS(1)         COMPANY(2)
Per Share................................................         $8.50                $.62                $7.88
Total (3)................................................      $22,950,000          $1,674,000          $21,276,000

(1) See "Underwriting" for information concerning the compensation and indemnification of Underwriters and other information.

(2) Before deducting estimated expenses payable by the Company, including the Representatives' non-accountable expense allowance.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 405,000 additional shares of Common Stock, on the same terms and conditions set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $26,392,500, $1,925,100 and $24,467,400, respectively. See "Underwriting."

    The shares of Common Stock are offered severally by the Underwriters subject to prior sale when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by their counsel and certain other conditions. The Underwriters have the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made against payment therefor at the principal offices of Fahnestock & Co. Inc., 110 Wall Street, New York, New York 10005, on or about October 24, 1997.

FAHNESTOCK & CO. INC.                                  WEDBUSH MORGAN SECURITIES

    [Photos of representative brand logos, products and product output of the Company will be located here, including:

    1. Brand logos--Toymax, Metal Molder, Kiln Crafts, Creepy Crawlers, Precious Metals, Laser Challenge, Power Mites, The Original Toolmaster Workshop, Brush N' Magic, Magic Angels, Magic Twinkles, Mosaic Magic, Talking Tina, Tattoo Graphix, Bubble Tots, Magic Maker, Foil Art, Fuzz Art, Magic Grow and Sand Bag Pets.

    2. Products--Creepy Crawlers Creature Creator Oven, Plasti-Goop compound, Metal Molder Die Cast Factory, Precious Metals Boutique, Kiln Crafts Center and Laser Challenge laser, vest, robot, super laser and Laser Trap.

    3. Product Output--Kiln Craft clay figures, Metal Molder metal figures, Precious Metals metal figures and Creepy Crawlers bugs.]

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

    TOYMAX-REGISTERED TRADEMARK-, CREEPY CRAWLERS-REGISTERED TRADEMARK-, LASER CHALLENGE-TM-, METAL MOLDER-TM-, PRECIOUS METALS-TM-, KILN CRAFTS-TM-, MAGIC MAKER-REGISTERED TRADEMARK-, POWER MITES-REGISTERED TRADEMARK-, BRUSH N' MAGIC-TM-, TOOLMASTER WORKSHOP-REGISTERED TRADEMARK-, MAGIC TWINKLES-TM-, MOSAIC MAGIC-TM-, FOIL ART-TM-, MAGIC GROW PAINTS-TM-, FUZZ ART-TM-, SAND BAG PETS-TM-, TALKING TINA-REGISTERED TRADEMARK-, TATTOO GRAPHIX-TM- AND BUBBLE TOTS-TM- ARE TRADEMARKS OF TOYMAX INC.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND OTHER FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVERALLOTMENT OPTION AND (II) HAS BEEN ADJUSTED TO GIVE EFFECT TO THE REORGANIZATION DESCRIBED UNDER "THE REORGANIZATION" AND A STOCK SPLIT OF 16.67 SHARES OF COMMON STOCK FOR EACH OUTSTANDING SHARE OF COMMON STOCK EFFECTED IMMEDIATELY PRIOR TO THE DATE OF THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT REQUIRES OTHERWISE, THE TERMS "COMPANY" AND TOYMAX REFER TO THE TOYMAX GROUP (AS DEFINED HEREIN) AS OF DATES AND PERIODS PRIOR TO THE CLOSING OF THE REORGANIZATION AND, THEREAFTER, COLLECTIVELY, TOYMAX INTERNATIONAL, INC. AND ITS SUBSIDIARIES. AS USED HEREIN, THE TERM "FISCAL" OR "FISCAL YEAR" REFERS TO THE COMPANY'S FISCAL YEAR ENDED OR ENDING MARCH 31.

                                  THE COMPANY

    The Company creates, designs and develops innovative toys, which it markets and sells in the U.S. and throughout the world. The Company has focused on developing and marketing children's activity toys, including Creepy Crawlers-Registered Trademark-, Metal Molder-Registered Trademark- and Magic Maker-Registered Trademark-, girls' toys, such as Talking
Tina-Registered Trademark-, and action toys, such as Laser Challenge-TM-, one of FAMILY FUN magazine's Toys of the Year in 1996 and currently among the leading selling toys in the U.S. Management believes that major strengths of the Company include creativity in the development of new toys, such as Metal Molder, which was named one of the top children's vacation products of 1997 by DR. TOY, and the redevelopment and reintroduction of successful toy lines from the past, such as Creepy Crawlers, which was named one of the top toys of 1996 by SESAME STREET MAGAZINE.

    Toymax was founded in 1990 by four experienced toy industry executives:
David Chu, the Company's Chairman, Steven Lebensfeld, its President, Harvey Goldberg, its Executive Vice President, and Kenneth Price, its Senior Vice President of Sales and Marketing. Since the early 1980s these executives have worked together in managing or founding toy companies or in customer-supplier relationships. Each individual brings particular strengths to the management team: Mr. Chu in manufacturing, Mr. Lebensfeld in product development, and Messrs. Goldberg and Price in sales and marketing. In addition, these executives have built a team of knowledgeable, highly skilled management and employees whose collective toy industry experience enhances the Company's ability to effectively execute its business plan.

    Toymax conducts its sales activities through its wholly-owned subsidiaries, Toymax Inc. and Toymax (H.K.) Limited ("Toymax HK"). Following the closing of the Offering, sales previously conducted through Toymax HK will be conducted through Toymax (Bermuda) Limited. U.S. domestic sales, conducted by Toymax Inc., consist of sales of the Company's promotional product lines to U.S. customers pursuant to customer purchase orders ("U.S. Domestic Sales"). Customers purchasing products on this basis include Toys "R" Us, Kay-Bee Toys, F.A.O. Schwarz, Wal-Mart, Kmart and Target. Sales conducted by Toymax HK ("Toymax HK Sales") consist of sales on an FOB Hong Kong basis which are generally based on letters of credit and which include sales of lower priced basic products to U.S. and international retailers, including Toys "R" Us International, Lojas Americanas (Brazil) and Blokker (Holland) and sales of the Company's promotional product lines to approximately 40 international distributors (including Mattel Inc. and Hasbro Inc.). The Company's products are sold in over 50 countries around the world. In fiscal 1997, U.S. Domestic Sales constituted 70.9% of net sales, with the balance being Toymax HK Sales.

    The Company has generated net profits in four out of the last five fiscal years. For the fiscal year ended March 31, 1997, Toymax had net sales of $54.7 million and a net income of $3.3 million. In fiscal 1996, the Company experienced a net loss of $9.8 million. This was due principally to the cancellation of orders and the failure by retailers to place re-orders during the 1995 holiday season. As a result, the Company had to sell the excess inventory at discounted prices which impacted both gross sales and net profits. In order to lessen its exposure to any similar industry and retailer developments in the future, in calendar 1996, the Company improved its operations by: (i) limiting purchasing commitments on new products to foster increased product sell-through rates at the retail level and to reduce inventory risks, (ii) enhancing its inventory management system, with improved electronic data interchange tracking and sales analysis with major retail customers, and (iii) expanding its product concept preview process with selected retailers and distributors. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

    The Company uses a variety of methods to market its existing and new products, such as demonstrating its products at international toy shows to many of its current and prospective customers. In addition, the Company is able to reach its primary audience of children on a large scale in an efficient manner through television advertising. The Company also relies on public relations, promotional programs and such traditional methods as in-store demonstrations and couponing to support its sales and marketing efforts.

    Toymax currently contracts for all of its manufacturing requirements. Tai Nam Industrial Company Limited ("Tai Nam"), based in Hong Kong, serves as the Company's purchasing agent and, through an affiliated company, Jauntiway Investments Limited ("Jauntiway"), manufactures a majority of the Company's products. Jauntiway is an OEM toy manufacturer with two manufacturing facilities in southern China, including an ISO 9002 factory. Tai Nam and Jauntiway are owned by David Chu, the Chairman and a principal stockholder of the Company. The Company believes that these relationships give it several competitive advantages, such as better quality control on merchandise, greater operating and financial flexibility, and improved reliability and scheduling.

    The Company's objective is to increase sales and improve profitability by implementing the following elements of its growth strategy:

    EXTEND PRODUCT LINES OF EXISTING CORE BRANDS. The Company intends to capitalize on the success of its existing core brands by building a pipeline of complementary products and accessories. Product line extensions under the Company's brands are intended to provide greater sales and stability. For example, during 1997, the Company introduced the girl's version of Metal Molder, called Precious Metals-TM-, and added new products to its Creepy Crawlers product line. In addition, the Company capitalized on the success of its Laser Challenge brand with the introduction of a number of accessories, games and products which enhance the play experience.

    EXPAND INTO NEW CORE PRODUCT CATEGORIES. The Company intends to expand into new core product categories through (i) the creation of new toys by its product development team, (ii) the acquisition of rights to toys developed by independent designers, (iii) the acquisition of businesses or product lines with proven products or concepts, and (iv) the re-design and re-introduction of old "classic" toy products in recognition of cyclical patterns in the toy industry. For example, the Company entered the action toy category in 1996 with Laser Challenge and recently formed Craft Expressions, Inc. to enter the adult craft market. During the past three fiscal years, 82.7% of the Company's net sales have been generated from internally developed toys. In addition, senior management has been in the toy business for over two decades and has developed a large network of free-lance toy inventors and other independent designers from which to acquire the rights to market toys developed by these designers. Finally, the Company intends to pursue acquisitions of toy companies and product lines which either complement or enhance the Company's current products or allow the Company to expand into new market segments.

    EXPAND INTO TRADITIONAL SPRING TOYS. The Company recognizes the importance of decreasing its reliance on sales made in the third and fourth quarters of the calendar year by expanding into product categories with traditionally strong sales in the first half of the calendar year. In the first two calendar quarters of 1997, the Company had net sales of $22.8 million as compared to net sales of approximately $10.1 million for the same period in 1996, primarily as a result of the introduction of Laser Challenge. The

Company plans to evaluate opportunities for new products, particularly in the categories of action toys and water toys.

    DEVELOP AND PENETRATE NEW MARKETS. The Company intends to expand the market for its existing and new toys by increasing its penetration of international markets and targeting the broadening demographics of toy consumers. The Company believes that as the global economy continues to expand, significant growth opportunities exist internationally, especially in Europe, South America and Southeast Asia. The Company intends to capitalize on management's experience, its established sales and distribution network and its relationships with foreign distributors and retailers to further expand its international sales. By marketing products globally, the Company can offer a greater diversity of products and potentially extend product life cycles. In addition, due to the advent of video and computer games, the demographics of toy consumers have changed. The ages of consumers of traditional toy products has decreased, while the market for toys incorporating sophisticated technology has extended beyond the traditional age groups of toy consumers. The Company intends to capitalize on the success of Laser Challenge and Metal Molder to produce products which appeal to the broader demographic for such toys.

    CONTINUE TO LICENSE RECOGNIZED BRAND NAMES AND CHARACTERS. The Company intends to continue to license recognized brand names to enhance sales of its product lines. Currently, the Company markets products pursuant to licensing agreements with companies such as Disney Enterprises, Inc., Universal Studios Licensing, Inc. and the Chevrolet Motor Division of General Motors. The Company intends to continue to seek appropriate licenses for its existing product lines as well as licenses which will allow the Company to expand into new product categories.

    The Company's principal offices are located at 125 East Bethpage Road, Plainview, New York 11803. The Company's telephone number is (516) 391-9898. In addition, the Company maintains a worldwide web site (http://www.laserchallenge.com) on the Internet. Information contained on the Company's web site is not a part of this prospectus and must not be relied upon in evaluating the Company, its products or business or an investment in the Common Stock offered hereby.

                                  THE OFFERING

Common Stock Offered by the Company..........  2,700,000 shares

Common Stock to be Outstanding After the
  Offering...................................  10,200,000 shares(1)

                                               To repay bank indebtedness, to pay trade
                                               payables to certain affiliates and for
                                               working capital and general corporate
                                               purposes, including potential acquisitions.
                                               See "Use of Proceeds."
Use of Proceeds..............................

                                               The Offering involves a high degree of risk
                                               and immediate and substantial dilution.
                                               Prospective investors should review and
                                               consider the information set forth under
                                               "Risk Factors."
Risk Factors.................................

Nasdaq National Market Symbol................  TMAX

------------------------

(1) Does not include (i) 750,000 shares of Common Stock reserved for issuance upon exercise of options granted (414,000 will be granted prior to consummation of the Offering, all at an exercise price equal to at least the initial public offering price of the Common Stock in the Offering) or which may be granted under the Company's 1997 Stock Option Plan; and (ii) 195,750 shares of Common Stock reserved for issuance upon exercise of the Representatives' Warrants. See "Management -- 1997 Stock Option Plan" and "Underwriting."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                        THREE MONTHS ENDED
                                             FISCAL YEAR ENDED MARCH 31,                     JUNE 30,
                                -----------------------------------------------------  --------------------
                                 1993(1)     1994       1995       1996       1997      1996(1)    1997(1)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.....................  $  33,393  $  72,431  $  70,623  $  43,622  $  54,683  $   2,679  $   7,091
Cost of goods sold............     18,730     37,518     42,640     30,601     33,837      2,367      3,784
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit..................     14,663     34,913     27,983     13,021     20,846        312      3,307
Selling and administrative
  expenses....................      9,112     21,525     27,121     24,641     18,026      2,833      3,664
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).......      5,551     13,388        862    (11,620)     2,820     (2,521)      (357)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Other income (expense), net...       (273)      (225)      (332)       300        228        222        (51)
Interest expense, net.........       (418)      (483)      (460)      (738)      (394)       (41)      (131)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income
  taxes and minority
  interest....................      4,860     12,680         70    (12,058)     2,654     (2,340)      (539)
Provision (benefit) for income
  taxes.......................      1,398      4,818       (198)    (2,254)      (681)      (922)      (152)
Net income (loss).............  $   3,462  $   7,862  $     268  $  (9,804) $   3,347  $  (1,418) $    (369)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per common
  share (2)...................  $     .46  $    1.05  $     .04  $   (1.31) $     .45  $   (0.19) $   (0.05)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Average common shares
  outstanding (2).............  7,500,000  7,500,000  7,500,000  7,500,000  7,500,000  7,500,000  7,500,000

                                                                                              AT JUNE 30, 1997
                                                                                          -------------------------
                                                                                           ACTUAL    AS ADJUSTED(3)
                                                                                          ---------  --------------

                                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)...............................................................  $  (2,546)   $   17,940
Total assets............................................................................     22,536        32,036
Total debt (including short term and current maturities)................................      5,201           201
Total stockholders' equity..............................................................         73        20,558

------------------------

(1) Unaudited.

(2) See Note 1 to the "Consolidated Financial Statements."

(3) As adjusted to give effect to the Offering and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds."

                           FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or the industry to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements. Such factors include, among others, the following: general economic and business conditions; prospects for the industry; competition; changes in business strategy or development plans; the loss of key personnel; the availability of capital; and other factors referenced in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Certain Relationships and Related Transactions." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE PURCHASING ANY COMMON STOCK:

    NO ASSURANCE OF PROFITABILITY. The Company has generated positive net income in four of the last five fiscal years. In fiscal 1996, however, the Company incurred net losses of $9.8 million due, in large part, to the cancellation of orders and the failure by retailers to place re-orders during the 1995 holiday season. As a result, the Company had to sell the excess inventory at discounted prices which impacted both net sales and net profits. Although management has taken steps to lessen its exposure to similar industry and retailer developments, there can be no assurance that such losses will not reoccur or that the Company will operate profitably in the future. Future operating results will depend on a number of factors, including demand for the Company's current products, the Company's ability to introduce new products, market acceptance of new products and the general state of the economy in the U.S. and other major markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CHANGING CONSUMER PREFERENCES; SUBSTANTIAL RELIANCE ON NEW PRODUCT INTRODUCTIONS. The toy market is characterized by changing consumer preferences and frequent new product introductions which reduce the length of product life cycles. There can be no assurance that any of the Company's current products or product lines will be popular with consumers for any period of time. Furthermore, sales of the Company's existing products are expected to decline over time and may decline at rates faster than expected. The Company's success is dependent upon the Company's ability to enhance existing product lines and develop new products and product lines. Historically, a significant portion of the gross sales each year were derived from new products. The failure of the Company's existing and new products and product lines to achieve and sustain market acceptance and to produce acceptable margins could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Products" and "Business--Product Development."

    RISKS ASSOCIATED WITH INVENTORY MANAGEMENT. Most of the Company's largest retail customers utilize an electronic inventory management system to track sales of products and rely on reorders being rapidly filled by the Company and distributors rather than maintaining large product inventories. These types of systems put pressure on suppliers like the Company to promptly fill customer orders and shift some of the inventory risk from retailer to suppliers. The Company generally places orders with manufacturers based in part on advance, non-binding, estimates of orders from its major retail clients. Such estimates may deviate substantially from actual orders. In the event that subsequent orders fall short of original estimates, the Company may be left with excess inventory. Significant excess inventory could result in price discounts and increased inventory carrying costs for the Company. Similarly, if the Company fails to have an adequate supply of products manufactured on a timely basis, the Company may, as a result, lose sales opportunities. Despite the Company's efforts to adjust its production schedule based on market activities, including participating in electronic data interchange ("EDI") programs with its largest retail customers, there can be no assurance that the Company will maintain appropriate inventory levels. Such occurrences may have a material adverse effect on the Company's financial condition and results of operations. See "Business-- Sales and Distribution" and "--Purchasing and Manufacturing."

    DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS. The Company's five largest customers accounted for approximately 69% and 63% of the Company's net sales for fiscal 1997 and the quarter ended June 30, 1997, respectively. Only sales to Toys "R" Us exceeded 10% of the Company's net sales during the same periods. The Company expects to continue to rely on a relatively small number of customers for a significant percentage of sales for the foreseeable future. Because of the large portion of the Company's sales to the Company's five largest customers and the significant market share for toy sales to consumers represented by these same customers, the loss of any one of them as a customer, or a significant reduction in sales, would have a material adverse effect on the Company's financial condition and results of operations. See "Business--Customers."

    SEASONALITY AND QUARTERLY FLUCTUATIONS. The Company's sales are seasonal in that a substantial portion of net sales is made to retailers in anticipation of the Christmas holiday season. During fiscal 1997, approximately 66.4% of the Company's net sales and profits were made during the Company's second and third fiscal quarters (July through December) in connection with retail sales for the Christmas holiday season. Adverse business or economic conditions during these periods may adversely affect results of operations for the full year. Such seasonality causes the Company's quarterly operating results and working capital requirements to fluctuate. As a result of the seasonality of the Company's net sales, the Company could incur a loss in the first quarter of each fiscal year for the foreseeable future. The Company's financial results for a particular quarter may not be indicative of results for an entire year, and the Company's revenues and/or expenses will vary from quarter to quarter. In addition, in the event that the Company's results of operations for any period are below the expectation of market analysts and investors, the market price of the Common Stock could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality" and "Business--Seasonality."

    DEPENDENCE ON LIMITED NUMBER OF PRODUCT LINES, PARTICULARLY LASER CHALLENGE. The Company derives a substantial portion of its revenue from a limited number of product lines. A decrease in the popularity of a particular product line or key products within a given product line during any year could have a material adverse effect on the Company's business, financial condition and results of operations. Sales of the Laser Challenge, Metal Molders, Creepy Crawlers, and Magic Maker product lines represented 71.7% and 90.0% of the Company's revenue in fiscal 1997 and for the quarter ended June 30, 1997, respectively. In particular, the Company relies heavily on its Laser Challenge product line. Sales for this product line accounted for 48.6% and 74.6% of the Company's sales in fiscal 1997 and for the quarter ended June 30, 1997, respectively and are expected to account for a significantly greater percentage of fiscal 1998 sales than fiscal 1997 sales. There can be no assurance that any of these product lines will retain their historical levels of popularity or increase in popularity. Decreased sales from any one of these product lines without a corresponding increase in sales from other existing or newly introduced products would have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Products."

    SALES ALLOWANCES. The Company has, in certain instances, provided sales allowances to retailers for promotions and for purposes of reducing the levels of inventory carried by the retailer. The Company expects that it will continue to be required to make such accommodations in the future. Any significant increase in the amounts of these sales allowances could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Sales and Marketing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RELIANCE ON SINGLE AFFILIATED MANUFACTURER AND POTENTIAL CONFLICT OF INTEREST. During fiscal 1997 and for the quarter ended June 30, 1997, one manufacturer, Jauntiway Investments Limited ("Jauntiway") accounted for approximately 85% and 94%, respectively, of the Company's purchases of products. Jauntiway and the Company's purchasing agent, Tai Nam Industrial Company Limited ("Tai Nam"), are owned by David Chu, the Chairman and a principal stockholder of Toymax. In consideration of an agency fee equal to seven percent (7%) of the gross invoiced value of products purchased by the Company, Tai Nam provides various services to the Company including arranging for the manufacturing of the Company's products based on purchase orders placed with Tai Nam by the Company. Jauntiway manufactures a majority of such products in addition to subcontracting certain manufacturing requirements to unaffiliated third parties. The loss of Jauntiway, or a substantial interruption of the Company's manufacturing arrangements with Jauntiway, could cause a delay in production of the Company's products for delivery to its customers and could have a material adverse effect on the Company. In addition, from time to time, Tai

Nam has provided the Company with payment terms longer than the stated 30 day period and Tai Nam has agreed to do so for the balance of fiscal 1998. Although management believes that such extended terms will not be necessary after fiscal 1998, there can be no assurance that extended terms will not be necessary or that they will be available if needed. While the Company believes that many alternate manufacturers exist, there can be no assurance that alternate arrangements could be provided in a timely manner on terms or with the level of support currently provided by Tai Nam and Jauntiway to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Purchasing and Manufacturing," "Principal Stockholders" and "Certain Relationships and Related Transactions."

    PARTIAL RELIANCE ON IMPORTS FROM TAIWAN. The basic raw materials used by Jauntiway in manufacturing the Company's products are petrochemical resin derivatives. A large portion of Jauntiway's petrochemical derivates are imported from Taiwan via Hong Kong. Any disruption of trade between Taiwan and the PRC may have a significant adverse impact on Jauntiway's operations and therefore could have a significant adverse impact on the Company's results of operations. See "Business--Purchasing and Manufacturing."

    RELIANCE ON MANUFACTURERS BASED IN CHINA; TRADE RELATIONS. To date, most of the Company's products have been manufactured by Hong Kong-based manufacturers at facilities located in the People's Republic of China (the "PRC"). According to reports published by the Toy Manufacturers Association ("TMA"), an industry trade group, the PRC is the world's largest producer of toys and is the source of a majority of toys imported into the U.S. There is uncertainty surrounding the political and economic consolidation of Hong Kong with the PRC and the extent to which such consolidation could disrupt business in Hong Kong or elsewhere in the PRC. In the event of any such disruption or other political, legal or economic change in Hong Kong or elsewhere in the PRC affecting the Company's business, the Company could be required to seek alternative manufacturing sources. The Company currently does not have in place plans or arrangements for securing alternative manufacturing sources in the event that its present relationship with Tai Nam and Jauntiway prove impracticable to maintain, and there can be no assurance that there would be sufficient alternative facilities to meet the increased demand for production that would likely result from a disruption of manufacturing operations in the PRC. Furthermore, such a shift to alternative facilities would likely result in increased manufacturing costs and could subject the Company's products to increased duties, tariffs or other restrictions. See "Business--Purchasing and Manufacturing" and "Business--Tariffs and Duties."

    The PRC's Most Favored Nation ("MFN") trade status must be renewed annually. In June 1997, Congress renewed the PRC's MFN status through July 3, 1998. Because the PRC currently has MFN status, most toys imported into the United States from the PRC are not subject to import duties. Recently, however, the United States and the PRC have been in disagreement over trade and politics. There can be no assurance that in the future trade relations between the United States and the PRC will not deteriorate, that Congress will renew the PRC's MFN status in 1998 or that the PRC's MFN status will not be altered or revoked at any time such that, as a result, the United States would impose duties, quotas or other trade sanctions that would affect the cost and quantity of toys imported from the PRC. The imposition of such duties would have a material adverse effect on the Company's financial condition and results of operations. See "Business--Tariffs and Duties."

    RISKS INHERENT IN INTERNATIONAL OPERATIONS; INTELLECTUAL PROPERTY RISKS; AND CURRENCY RISKS. A significant percentage of the Company's business, including substantially all of its product manufacturing, is conducted outside of the United States. As a result, the Company's operations are subject to various risks such as the possibility of the loss of revenue, property or equipment due to expropriation, nationalization, war, insurrection, terrorism or civil disturbance, the instability of foreign economies, currency fluctuations and devaluations, adverse tax policies and governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or goods or result in the deprivation of contract rights. Additionally, the ability of the Company to compete may be adversely affected by foreign governmental regulations that encourage or mandate the hiring of local contractors, or by regulations that require foreign contractors to employ citizens of, or purchase supplies from vendors in, a particular jurisdiction. The Company is subject to taxation in a number of jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. There can be no assurance that any of these risks will not have an adverse effect on the Company's financial condition and results of operations.

    The application and enforcement of intellectual property laws in the PRC protecting patents, trademarks and copyrights does not currently provide a level of protection for such property equivalent to those found in more developed countries. Because the Company's products are manufactured in the PRC, there may be some additional risk of improper use or theft of the Company's intellectual property, especially for use within the PRC.

    Transactions in which the Company purchases goods from manufacturers are mostly effected in Hong Kong dollars, and accordingly, fluctuations in Hong Kong monetary rates may have an impact on the cost of such goods. Although the value of the Hong Kong dollar has been tied to the value of the United States dollar since the early 1980s, there can be no assurance that Hong Kong dollar will continue to be tied to the United States dollar or that historical exchange rates will continue to be maintained. Furthermore, appreciation of Chinese currency values relative to the Hong Kong dollar could increase the cost to the Company of the products manufactured in the PRC, and thereby have a negative impact on the Company's margins and a material adverse effect on the Company's financial condition and results of operations. The Company has not engaged in currency hedging transactions and currently has no intention to do so. See "Business--Purchasing and Manufacturing."

    RELIANCE ON KEY PERSONNEL; PART-TIME SERVICES OF CHAIRMAN. The Company's future success will be dependent on the continued efforts of its senior management team which consists of David Chu, Steven Lebensfeld, Harvey Goldberg, and Kenneth Price. These individuals will beneficially own 58.2% (70.4% if the shares held by a trust for the benefit of Mr. Goldberg's family were included) of the Company's outstanding shares of Common Stock following the closing of the Offering. Mr. Chu is also an officer and director of other companies, and he is not expected to devote to the Company's affairs more than such portion of his business time and attention as he or the Company's Board of Directors may deem necessary. The Company has entered into employment and non-competition agreements with Mr. Lebensfeld, Mr. Goldberg and Mr. Price. The loss of the services of any of these individuals could have a material adverse effect on the Company. The Company maintains key man insurance on the lives of Messrs. Chu, Lebensfeld and Goldberg in the amount of $1.0 million each. The Company's success is also dependent on the Company's ability to attract and/or retain key managerial, sales, marketing, product development and other personnel. There can be no assurance that the Company will be successful in attracting and/or retaining such personnel. See "Management--Employment Agreements."

    RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES. As part of its growth strategy, the Company intends to pursue acquisitions of businesses or product lines and investments in, and strategic alliances with, entities that complement or expand the Company's current operations or production and marketing capabilities. Any acquisitions, investments, strategic alliances or related efforts will be accompanied by the risks commonly encountered in such transactions or efforts. Such risks include, among others, the identification of appropriate candidates, the assimilation of operations and personnel of the respective entities, the potential disruption of the Company's ongoing business, the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts, the failure to successfully incorporate licensed or acquired technology and rights into the Company's services, the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management or otherwise. Further, to the extent that any such transaction involves operations located outside the United States, the transaction would involve numerous risks associated with international operations, including regulatory obstacles. There can be no assurance that the Company would be successful in overcoming these risks or any other difficulties encountered with respect to such acquisitions, investments, strategic alliances or related efforts. See "--Risks Associated with International Operations" and "Business-- Business Strategy."

    RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH. There can be no assurance that the Company's recent growth will continue or that the Company will be able to maintain its present level of net sales or profitability. Furthermore, future growth, if achieved, might place a strain on the Company's management and financial control systems, and there can be no assurance that management of the Company would be able to manage such growth effectively. Failure to manage any future growth experienced by the Company could have a material adverse effect on the Company's financial condition and results of operations.

    CHANGES IN THE RETAIL AND TOY INDUSTRIES. The retail industry has periodically experienced consolidation and other ownership changes. Major retailers in the United States and in foreign markets may in the future consolidate, undergo restructurings or realign their affiliations which could decrease the number of stores that sell the Company's products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on the Company's business or financial condition, there can be no assurance as to the future effect of any such changes. The toy industry is also experiencing a shift toward greater consolidation of retail distribution channels, such as large specialty toys stores and discount retailers, including Toys "R" Us, Wal-Mart, Kmart and Target, which have increased their overall share of the retail market. This consolidation has resulted in an increased reliance among retailers on the large toy companies because of their financial stability and ability to support products through advertising and promotion and to distribute products on a national basis. Such consolidation may have a negative impact on the ability of smaller toy companies, such as the Company, to compete. See "Business--The Toy Industry," "--Competition" and "--Customers."

    COMPETITION. The toy industry is highly competitive. Many of the Company's competitors have longer operating histories, broader product lines and greater financial resources and advertising budgets than the Company. In addition, the toy industry has low barriers to entry. Competition is based primarily on the ability to design and develop new toys, procure licenses for popular products, characters and trademarks, and successfully market products. Many of the Company's competitors offer similar products or alternatives to the Company's products. The Company's products compete with other products for retail shelf space. There can be no assurance that shelf space in retail stores will continue to be available to support the Company's existing products or any expansion of the Company's products and product lines. There can be no assurance that the Company will be able to continue to compete effectively in this marketplace. See "Business--Competition."

    PROPRIETARY RIGHTS. The Company relies on patent, trademark, copyright and trade secret protection, nondisclosure agreements and licensing arrangements to establish, protect and enforce proprietary rights in its products. Despite the efforts of the Company and its licensors to safeguard and maintain their proprietary rights, there can be no assurance that the Company or its licensors will be successful in so doing. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as the laws of the United States. Although the Company and its licensors continue to implement protective measures and intend to defend their proprietary rights vigorously, there can be no assurance that these efforts will be successful. Furthermore, the Company cannot guarantee that it possesses all of the rights purportedly granted under its licensing agreements and cannot guarantee that such licensing agreements are and will be enforceable.

    The Company does not believe that any of its products infringe on the proprietary rights of third parties. However, existing or future intellectual property claims against the Company, if proven, could have a material adverse effect on the Company's business, financial condition and results of operations. Although such claims could ultimately prove to be without merit, the necessary management attention to, and legal costs associated with, litigation or other resolution of such claims could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Development and Licensing" and "--Legal Proceedings."

    GOVERNMENT REGULATION; PRODUCT SAFETY. The Company's operations in the United States are subject to various laws, rules and regulations, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Flammable Fabrics Act and the regulations promulgated under each such Act. Such laws empower the United States Consumer Product Safety Commission ("CPSC") to protect children from hazardous toys and other articles. The CPSC has the authority to exclude from the market products that are found to be hazardous and to require a manufacturer to repurchase such products under certain circumstances. Similar laws and regulations exist in most countries in which the Company's products are sold. While the Company oversees a quality control program designed to ensure that its products comply in all material respects with such regulations, no assurance can be made that defects will not be found in the Company's products, resulting in product liability claims, loss of revenue, diversion of resources, damage to the Company's reputation or increased warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government and Industry Regulation."

    Products that have been or may be developed or sold by the Company may expose the Company to potential liability from personal injury or property damage claims by consumers. The Company currently maintains product liability insurance coverage in the amount of $26 million per occurrence, with a $52 million aggregate product liability policy. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Moreover, even if the Company maintains adequate insurance, any claim could divert management time and materially and adversely affect the reputation and prospects of the Company.

    HOLDING COMPANY STRUCTURE. The Company is a holding company and substantially all of its operations are conducted through subsidiaries. Consequently, the Company will rely principally on dividends or advances from its subsidiaries. The ability of such subsidiaries to pay dividends is subject to applicable local law and certain other restrictions. Future borrowings may require collateral and/or guarantees from affiliated companies. See "The Reorganization."

    BROAD DISCRETION AS TO USE OF PROCEEDS; BENEFITS TO INSIDERS. The Company plans to allocate the net proceeds it receives from this Offering to repay funded indebtedness, to pay down trade payables and for working capital and other general corporate purposes, including potential future acquisitions. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of this Offering. Although the Company intends to use a portion of the proceeds from the Offering to acquire additional licenses and to acquire product lines and other toy businesses, there can be no assurance that suitable acquisitions can be located, that any such acquisitions can be consummated or that such acquisitions will be successfully integrated into the Company's operations. The personal guarantees of certain officers of the Company and corporate guarantees of certain affiliated companies, including Tai Nam, on the Company's existing credit facility with State Street Bank are expected to be terminated upon the closing of the Offering. In addition, approximately 29.2% of the proceeds will be used by the Company to pay manufacturing-related trade payables owed to Tai Nam and Concentric Toys Limited, each of which is owned by Mr. David Chu, the Company's Chairman and one of its principal stockholders. See "Use of Proceeds."

    NO DIVIDENDS. Although the Company declared dividends to its stockholders in 1993, 1994 and 1995, the Company intends to retain its earnings, if any, to finance the operation and expansion of its business and, therefore, does not expect to pay any cash dividends in the foreseeable future. See "Dividend Policy."

    DILUTION. The purchasers of Common Stock in this Offering will experience immediate and substantial dilution in the net tangible book value of the Common Stock of $6.49 or 76.3% per share. See "Dilution."

    CONTROL BY EXISTING STOCKHOLDERS. Following the closing of this Offering, the Company's current stockholders will beneficially own approximately 73.5% of the Company's outstanding Common Stock (70.7% if the Underwriter's over-allotment option is exercised in full). Accordingly, these stockholders will have the ability to control the outcome of stockholder votes, which will include the ability to elect all of the Company's directors, control the adoption or amendment of provisions in the Company's Certificate of Incorporation and Bylaws, and approve certain mergers and other significant corporate transactions. See "Principal Stockholders" and "Description of Securities."

    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933 (the "Securities Act"), or otherwise, could have an adverse effect on the price of the shares of Common Stock. Upon completion of the Offering, the Company will have 10,200,000 shares of Common Stock outstanding (10,605,000 shares if the Underwriter's over-allotment option is exercised in full). In addition, the Company has reserved for issuance 750,000 shares of Common Stock upon exercise of options which may be granted under the Company's 1997 Stock Option Plan (the "Stock Option Plan").

    The 2,700,000 shares of Common Stock offered in the Offering (3,105,000 if the Underwriter's over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144. The remaining 7,500,000 shares of Common Stock currently outstanding are "restricted securities," as that term is defined in Rule 144, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including exemptions provided by Rule 144. No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the future sale of equity securities. The holders of all shares of Common Stock issued and outstanding at the effective date have agreed not to offer, sell, contract to sell, assign, transfer or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, held by them, for a period of not less than nine (9) months following the Effective Date without the prior written consent of the Representatives. See "Management," "Principal Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

    ABSENCE OF PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public trading market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or continue following the Offering. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives. Factors considered in such negotiations, in addition to prevailing market conditions, include the history and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors deemed relevant. Therefore, the public offering price of the Common Stock does not necessarily bear any relationship to the Company's net asset value, net working capital or other established criteria of value, and should not be considered indicative of the actual value of the Common Stock and may bear no relationship to the price at which the Common Stock will trade after completion of the Offering. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. See "Underwriting."

    The market price for the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operations, financial results, announcements with respect to sales and earnings, technological innovations, new product developments, the sale or attempted sale of a large amount of securities in the public market, regulatory developments and other events or factors which cannot be foreseen or predicted by the Company.

    CERTAIN ANTI-TAKEOVER CONSIDERATIONS. Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws may discourage, defer or prevent a change of control of the Company. These provisions (1) classify the Company's Board of Directors into three classes, each of which serves for a different three-year period, (2) provide that only the Board of Directors, the Chairman or at least 10% of the stockholders of the Company entitled to vote may call special meetings of the stockholders, (3) establish certain advanced notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings and (4) authorize preferred stock, the terms of which may be determined by the Board of Directors and which may be issued without stockholder approval. Each of these provisions, as well as certain provisions of the Delaware Business Combination Act to which the Company is subject, could have the effect of delaying or preventing an acquisition or change in control of the Company. In addition, the employment agreements of the executive officers of the Company contain certain provisions entitling them to enhanced compensation in the event of a change of control. See "Description of Securities--Delaware Law and Certain Charter and By-law Provisions" and "Management--Employment Agreements."

                               THE REORGANIZATION

    Toymax International, Inc., a Delaware corporation ("Toymax" and the "Company") was organized in Delaware on August 6, 1997 to acquire and continue the various businesses conducted by Toymax Inc., a New York corporation ("Toymax NY"), Toymax (H.K.) Limited, a private limited company organized under the laws of Hong Kong ("Toymax HK"), Toymax (Bermuda) Limited, a company organized under the laws of Bermuda ("Toymax Bermuda"), Toymax (Canada) Limited, a corporation organized under the laws of the Province of Ontario ("Toymax Canada") and Toymax (U.K.) Limited, a company organized under the laws of England and Wales ("Toymax UK" and collectively, the "Toymax Group"). Toymax HK and Toymax NY, historically the Company's principal operating entities, were each formed in 1990. Toymax Canada was formed in August 1997 and Toymax Bermuda was formed in September 1997. Toymax Bermuda will continue the business previously carried out by Toymax HK on a going forward basis. Prior to closing of the Offering, the Company will complete the reorganization pursuant to which: (i) Toymax HK will contribute all of the outstanding capital stock of its wholly-owned subsidiaries, Toymax NY and Toymax UK, to the Company and (ii) the stockholders of Toymax HK will exchange their 100,000 ordinary shares of Toymax HK stock for 425,686 shares of Common Stock of the Company and 4,500,000 shares of Preferred Stock of Toymax HK for 24,224 shares of Common Stock of the Company (the "Reorganization"). Following the Reorganization, Toymax NY, Toymax HK, Toymax Bermuda, Toymax Canada and Toymax UK will be direct or indirect wholly-owned subsidiaries of Toymax. Following the Reorganization and prior to completing the Offering, the Company will effect a 16.67 to one stock split. See "Risk Factors -- Holding Company Structure."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of 2,700,000 shares of Common Stock offered hereby are estimated to be approximately $20.5 million ($23.7 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and other estimated expenses of the Offering. The Company intends to use the net proceeds as follows (all figures are approximate):

                                                                        APPROXIMATE AMOUNT
                                                                          OF NET PROCEEDS     APPROXIMATE PERCENTAGE
                                                                           (IN MILLIONS)          OF NET PROCEEDS
                                                                       ---------------------  -----------------------

Payment of Bank Indebtedness.........................................        $    10.0                    48.8%

Payment of Trade Payables to Affiliates..............................              6.0                    29.2%

Working Capital and General Corporate Purposes.......................              4.5                    22.0%
                                                                                 -----                   -----

    Total............................................................        $    20.5                   100.0%
                                                                                 -----                   -----
                                                                                 -----                   -----

    PAYMENT OF BANK INDEBTEDNESS. Approximately $10.0 million will be used by the Company to make partial repayment on its existing Credit Facility Agreement with State Street Bank (the "State Street Credit Facility"). The Company's outstanding indebtedness under the State Street Credit Facility was $16.3 million at October 17, 1997. Outstanding indebtedness bears interest at the U.S. prime rate plus one-half percent (8.5% at June 30, 1997). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Purchasing and Manufacturing."

    PAYMENT OF TRADE PAYABLES TO AFFILIATES. Approximately $6.0 million will be used by the Company to make partial repayment on outstanding trade payables to the Company's current and former purchasing agents Tai Nam and Concentric Toys Limited ("Concentric"), respectively. Tai Nam and Concentric are owned by David Chu, Chairman and a principal stockholder of Toymax. Outstanding payables to these companies was $9.3 million at June 30, 1997 and it is anticipated that such outstanding payables will increase to $21.0 million as of the closing of the Offering. The Company will use this portion of the proceeds to shorten the payment cycle on products purchased from Tai Nam. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Purchasing and Manufacturing."

    WORKING CAPITAL AND GENERAL CORPORATE PURPOSES. The balance of approximately $4.5 million will be used by the Company and its operating subsidiaries for general working capital purposes, which may include strategic acquisitions. The Company intends to pursue acquisitions of toy companies and product lines which either complement or enhance the Company's current products or allow the Company to expand into new market segments. While the Company engages from time to time in discussions with respect to potential investments or acquisitions, the Company presently has no plans, commitments or agreements with respect to any such acquisitions.

    Management intends to use the estimated net proceeds as indicated above. In the event that the Company's plans change, or if the proceeds of this Offering or internal cash flow otherwise prove to be insufficient to fund operations, the Company may find it necessary or advisable to reallocate some of the proceeds within the categories noted above or may be required to seek additional financing which may be dilutive to existing shareholders. If the Underwriters exercise the underwriters' over-allotment option in full, the Company will realize additional net proceeds of $3.2 million, which will be used to reduce bank indebtedness. Pending application of the net proceeds described herein, such amounts may be invested in short-term, investment-grade, interest-bearing securities. See "Risk Factors -- Broad Discretion as to Use of Proceeds."

    The Company believes that the net proceeds of this Offering, together with its existing capital resources and anticipated revenues from operations will be sufficient to enable it to maintain its current and planned operations for a period of at least 12 months after consummation of the Offering. See "Managements Discussion and Analysis of Financial Condition and Results of Operations."

                                    DILUTION

    Dilution is the amount by which the initial public offering price paid by the purchasers of shares of Common Stock in the Offering exceeds the net tangible book value per share of Common Stock after the Offering. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock deemed to be outstanding on the date as of which such book value is determined.

    As of June 30, 1997, the Company had a net tangible book value of $0.1 million, or $0.01 per share of Common Stock. Net tangible book value represents the amount of total assets, less any intangible assets and total liabilities. Assuming no changes in the net tangible book value after June 30, 1997, other than to give effect to the sale by the Company of 2,700,000 shares of Common Stock offered hereby and after deducting underwriting discounts, the non-accountable expense allowance and other estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of June 30, 1997 would have been $20.5 million, or $2.01 per share. This represents an immediate increase in net tangible book value of $2.00 per share to existing stockholders and an immediate dilution of $6.49 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this per share dilution.

Initial offering price per share..............................                  8.50
Net tangible book value per share before the Offering.........  $    0.01
Increase per share attributable to sale of shares to new
  investors...................................................       2.00
                                                                ---------
Net tangible book value per share after the Offering..........                  2.01
                                                                           ---------
Dilution per share to new investors...........................             $    6.49
                                                                           ---------
                                                                           ---------

    The following table sets forth as of June 30, 1997, the number of shares of Common Stock purchased or to be purchased from the Company, the total effective cash consideration to be paid to the Company, and the average price per share paid by existing stockholders and by new investors purchasing shares sold by the Company in the Offering.

                                                         SHARES PURCHASED          TOTAL CONSIDERATION
                                                     -------------------------  --------------------------
                                                                                                             AVERAGE PRICE
                                                        NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                                     ------------  -----------  -------------  -----------  ---------------
Existing stockholders..............................     7,500,000        73.5%  $      57,692         0.3%     $     .01
New investors......................................     2,700,000        26.5      22,950,000        99.7           8.50
                                                     ------------       -----   -------------       -----
    Total..........................................    10,200,000       100.0%  $  23,007,692       100.0%     $    2.26
                                                     ------------       -----   -------------       -----
                                                     ------------       -----   -------------       -----

                                DIVIDEND POLICY

    The Company intends to retain earnings, if any, to finance the development and expansion of its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. In deciding whether or not to declare or pay dividends in the future, the Board of Directors will consider all relevant factors, including the Company's ability to generate earnings, need for capital, overall financial condition and any restrictions contained in any then existing financing or other agreements.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of the Company as of June 30, 1997, and as adjusted to give effect to the Offering (after deducting underwriting discounts, the non-accountable expense allowances and other estimated offering expenses payable by the Company) and the initial application of the net proceeds therefrom. See "Use of Proceeds." The information set forth below should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                                              AS OF JUNE 30, 1997
                                                                                             ----------------------
                                                                                              ACTUAL    AS ADJUSTED
                                                                                             ---------  -----------

                                                                                                 (IN THOUSANDS)
Cash.......................................................................................  $   1,550   $  11,062
                                                                                             ---------  -----------
                                                                                             ---------  -----------
Total debt, including short-term debt and current maturities...............................      5,201         201
                                                                                             ---------  -----------
Stockholders' equity (deficit):
  Preferred Stock
    $.01 par value, 5,000,000 shares authorized, none outstanding..........................          0           0
  Common Stock
    $.01 par value, 50,000,000 shares authorized; 7,500,000 issued and outstanding, actual,
      and 10,200,000 issued and outstanding, as adjusted(1)................................         58          85
  Additional paid-in-capital...............................................................        187      20,645
  Retained earnings........................................................................       (157)       (157)
  Foreign currency translation adjustment..................................................        (15)        (15)
                                                                                             ---------  -----------
Total stockholders' equity.................................................................         73      20,558
                                                                                             ---------  -----------
    Total capitalization...................................................................  $   5,274   $  20,759
                                                                                             ---------  -----------
                                                                                             ---------  -----------

------------------------

(1) Does not include (i) 750,000 shares of Common Stock reserved for issuance upon exercise of options granted (414,000 will be granted prior to consummation of the Offering, all at an exercise price equal to at least the initial public offering price of the Common Stock in the Offering) or which may be granted under the Company's 1997 Stock Option Plan; and (ii) 195,750 shares of Common Stock reserved for issuance upon exercise of the Representatives' Warrants. See "Management -- 1997 Stock Option Plan" and "Underwriting."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The Selected Consolidated Financial Data of the Company for the two fiscal years ended March 31, 1994 and 1995 and the balance sheet as of March 31, 1993 have been derived from the consolidated financial statements of the Company, which were audited by Deloitte Touche Tohmatsu, independent auditors. The selected consolidated financial data of the Company for the two fiscal years ended March 31, 1996 and 1997 have been derived from the consolidated financial statements of the Company, which were audited by BDO Seidman, LLP, independent certified public accountants. The consolidated statement of operations data for the year ended March 31, 1993 and the consolidated financial data for the three months ended June 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the Company's audited consolidated financial statements in conformity with U.S. generally accepted accounting principles, and includes all adjustments and consists only of normal recurring accruals necessary for a fair presentation of the results of operations for such periods. The Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                            THREE MONTHS ENDED
                                                FISCAL YEARS ENDED MARCH 31,                     JUNE 30,
                                    -----------------------------------------------------  --------------------
                                      1993       1994       1995       1996       1997       1996       1997
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.........................  $  33,393  $  72,431  $  70,623  $  43,622  $  54,683  $   2,679  $   7,091
Cost of goods sold................     18,730     37,518     42,640     30,601     33,837      2,367      3,784
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit......................     14,663     34,913     27,983     13,021     20,846        312      3,307
Selling and administrative
  expenses........................      9,112     21,525     27,121     24,641     18,026      2,833      3,664
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)...........      5,551     13,388        862    (11,620)     2,820     (2,521)      (357)
Other income, (expense)...........       (273)      (225)      (332)       300        228        222        (51)
Interest expense, net.............       (418)      (483)      (460)      (738)      (394)       (41)      (131)
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes
  and minority interest...........      4,860     12,680         70    (12,058)     2,654     (2,340)      (539)
Provision (benefit) for income
  taxes...........................      1,398      4,818       (198)    (2,254)      (681)      (922)      (152)
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before minority
  interest in net loss of
  subsidiary......................      3,462      7,862        268     (9,804)     3,335     (1,418)      (387)
Minority interest in net loss of
  subsidiary......................          0          0          0          0         12     --             18
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).................  $   3,462  $   7,862  $     268  $  (9,804) $   3,347  $  (1,418) $    (369)
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per common
  share...........................  $     .46  $    1.05  $     .04  $   (1.31) $     .45  $    (.19) $    (.05)
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Supplemental net income (loss) per
  share...........................                                              $     .47             $    (.03)
                                                                                ---------             ---------
                                                                                ---------             ---------
Cash dividends declared per common
  share...........................  $     .22  $     .18  $     .09  $  --      $  --      $  --      $  --
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Average common shares
  outstanding.....................  7,500,000  7,500,000  7,500,000  7,500,000  7,500,000  7,500,000  7,500,000

                                                                                  MARCH 31,                         JUNE 30,
                                                            -----------------------------------------------------  -----------
                                                              1993       1994       1995       1996       1997        1997
                                                            ---------  ---------  ---------  ---------  ---------  -----------
BALANCE SHEET DATA:
Working capital (deficit).................................  $  (1,288) $   3,532  $   1,479  $  (6,123) $  (2,135)  $  (2,546)
Total assets..............................................     13,062     27,659     25,542     22,127     26,278      22,536
Short-term debt...........................................        644      3,448      2,487      4,013      8,447       5,104
Long-term obligations (including current portion).........         35        182        206        119         46          97
Total stockholders' equity (deficit)......................        631      7,144      6,712     (3,092)       255          73

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company creates, designs and develops innovative toys, which it markets and sells in the U.S. and throughout the world. The toy industry has historically been impacted by rapidly changing consumer preferences resulting in the need to continually create and market new products. Further, the industry is characterized by intense competition, a concentration of customers and a high degree of seasonality. The majority of the Company's sales are made in the second and third quarters of its fiscal year. In fiscal 1995, 1996 and 1997, the Company's sales in its second and third fiscal quarters represented between 66.4% and 84.1% of total net sales. As a result, the Company expects that the operating results and demand for working capital will vary significantly from quarter to quarter.

    Toymax conducts its sales activities through its wholly-owned subsidiaries, Toymax NY and Toymax HK. Following the closing of the Offering, sales previously conducted through Toymax HK will be conducted through Toymax Bermuda. U.S. domestic sales, conducted by Toymax Inc., consist of sales of the Company's promotional product lines to U.S. customers pursuant to customer purchase orders ("U.S. Domestic Sales"). Sales conducted by Toymax HK ("Toymax HK Sales") consist of sales on an FOB Hong Kong basis which are generally based on letters of credit and which include sales of lower priced basic products to U.S. and international retailers. U.S. Domestic Sales constituted 78.3%, 61.8% and 70.9% of net sales in fiscal 1995, 1996 and 1997, respectively, with the balance comprised of Toymax HK Sales.

    Toymax International, Inc., a Delaware corporation ("Toymax" and the "Company") was organized in Delaware on August 6, 1997 to acquire and continue the various businesses conducted by Toymax NY, Toymax HK, Toymax Bermuda, Toymax Canada, and Toymax UK (collectively, the "Toymax Group"). Toymax HK and Toymax NY, historically the Company's principal operating entities, were each formed in 1990. Toymax Canada was formed in August 1997 and Toymax Bermuda will be formed prior to the closing of the Offering and will continue the business previously carried out by Toymax HK on a going forward basis. Prior to closing of the Offering, the Company will complete the Reorganization pursuant to which Toymax NY, Toymax HK, Toymax Bermuda, Toymax Canada and Toymax UK will become direct or indirect wholly-owned subsidiaries of Toymax. From and after the date of the Reorganization, all the assets and businesses of the Toymax Group will be owned and conducted by Toymax. See "The Reorganization."

    The historical consolidated financial statements of the Company include the accounts of the Company, its two wholly-owned subsidiaries and its majority owned subsidiary, Craft Expressions (since its inception on November 25, 1996). Sales are recorded on shipment, FOB from point of shipment. The Company's U.S. Domestic Sales are made on trade terms which provide for payment at dates subsequent to the date of shipment. The Company factors most of these sales to eliminate the credit risk and to provide a borrowing base for its credit facility. Most of the Toymax HK Sales are based on orders accompanied by letters of credit that entitle the Company to draw funds upon shipment.

    The Company provides reserves for sales allowances including promotional allowances and allowances for anticipated defective product returns at the time of shipment. These reserves are determined as a percentage of sales based upon either historical experience or on estimates agreed upon by its customers. Costs of sales include all product related costs including inbound freight, amortization of the costs of molds and provisions for obsolescence.

    The largest portion of the Company's selling and administrative expenses is advertising. A significant portion of the Company's advertising costs are spent on advertising on children-oriented television. Research and development expenses represent another significant cost to the Company, consistent with its emphasis on, and history of, internally generated products. In addition, product royalties paid on licensed products and to independent inventors as well as sales commissions paid to its outside sales representatives constitute significant expense categories for the Company.

RESULTS OF OPERATIONS

    The following table sets forth the percentages of net sales of certain income and expense items of the Company for the last three fiscal years and for the quarters ended June 30, 1997 and 1996.

                                                                                                            THREE MONTHS
                                                                                                               ENDED
                                                                         PERCENTAGE OF NET SALES              JUNE 30,
                                                                     -------------------------------  ------------------------
                                                                       1995       1996       1997        1996         1997
                                                                     ---------  ---------  ---------  -----------  -----------
Net sales..........................................................      100.0%     100.0%     100.0%      100.0%       100.0%
Cost of goods sold ................................................       60.4       70.2       61.9        88.4         53.4
                                                                     ---------  ---------  ---------  -----------  -----------
Gross profit ......................................................       39.6       29.8       38.1        11.6         46.6
Selling and administrative expenses................................       38.4       56.5       33.0       105.7         51.7
                                                                     ---------  ---------  ---------  -----------  -----------
Operating income (loss)............................................        1.2      (26.7)       5.1       (94.1)        (4.9)
Other income (expense), net........................................       (0.4)       0.7        0.4         8.3         (0.7)
Interest expense, net..............................................       (0.7)      (1.7)      (0.7)       (1.5)        (1.8)
Income tax benefit ................................................        0.3        5.2        1.3        34.4          2.1
                                                                     ---------  ---------  ---------  -----------  -----------
Net income (loss)..................................................        0.4%     (22.5)%       6.1%      (52.9)%       (5.3)%
                                                                     ---------  ---------  ---------  -----------  -----------
                                                                     ---------  ---------  ---------  -----------  -----------

    FOR PURPOSES OF THE FISCAL YEAR COMPARISONS BELOW, FIGURES REFERRING TO THE FINANCIAL PERFORMANCE OF TOYMAX NY (WHICH HAS CONDUCTED THE COMPANY'S U.S. DOMESTIC SALES) ARE REFERRED TO AS THE "U.S. DOMESTIC OPERATION" AND THOSE REFERRING TO THE PERFORMANCE OF TOYMAX HK (WHICH HAS CONDUCTED THE TOYMAX HK SALES) ARE REFERRED TO AS THE "FOB HONG KONG OPERATION."

FIRST QUARTER ENDED JUNE 30, 1997 COMPARED WITH FIRST QUARTER ENDED JUNE 30,
  1996

    NET SALES. Net sales for the quarter ended June 30, 1997 increased by approximately $4.4 million, or 164.7%, to approximately $7.1 million from $2.7 million for the quarter ended June 30, 1996.

    Net sales of the U.S. Domestic Operation increased 349.2% to $4.5 million, or 62.9% of total net sales, in the quarter ended June 30, 1997, from $1.0 million, or 37.1% of total net sales, for the quarter ended June 30, 1996. Net sales of the FOB Hong Kong Operation increased 56.1% to $2.6 million, or 37.1% of total net sales, in the quarter ended June 30, 1997 from $1.7 million, or 62.9% of total net sales, in the quarter ending June 30, 1996. The increase in sales, in both operations, was mainly attributable to the introduction of the Laser Challenge and Metal Molder product lines which were initially shipped to customers in the quarter ended September 30, 1996.

    GROSS PROFIT. Gross Profit for the quarter ended June 30, 1997, increased by approximately $3.0 million, or 959.2%, to approximately $3.3 million, or 46.6% of net sales, from approximately $0.3 million, or 11.6% of net sales, for the quarter ended June 30, 1996. The increase in gross profit as a percentage of net sales was mainly attributable to an improvement in the U.S. Domestic Operation which was primarily due to higher product margins on invoiced sales and to lower manufacturing costs as a result of closing the U.S. domestic manufacturing operation in fiscal 1997.

    SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses for the quarter ended June 30, 1997 increased by approximately $0.9 million, or 29.3%, to approximately $3.7 million, or 51.7% of net sales, from approximately $2.8 million, or 105.8% of net sales, for the quarter ended June 30, 1996. The increase in selling and administrative expenses was mainly attributable to greater (i) payroll expenses of $0.3 million, (ii) research and development expenses of $0.1 million, and (iii) sales commissions, royalty expenses and warehouse storage expenses totalling $0.2 million as a direct result of increased sales. In addition, the Company recognized $0.2 million in non-cash compensation expense in connection with the sale of shares by the principal shareholder of the Company in the quarter ended June 30, 1997.

    Selling and administrative expenses as a percentage of net sales decreased to 51.7% for the quarter ended June 30, 1997. The lower percentage of expenses was due primarily to the improvement in net sales. The largest improvement was achieved in payroll and advertising expenses. Payroll expenses as a percentage of net sales decreased to 16.7% for the quarter ended June 30, 1997 as compared to 30.9% for the quarter ended June 30, 1996. Advertising expenses, as a percentage of net sales, decreased to 7.1% as compared to 21.4% for the quarter ended June 30, 1996.

    OPERATING INCOME (LOSS). As a result of the foregoing, operating loss for the quarter ended June 30, 1997 decreased by approximately $2.2 million to approximately $0.3 million from a loss of approximately $2.5 million for the quarter ended June 30, 1996.

    NET INTEREST EXPENSE. Net interest expense for the quarter ended June 30, 1997 increased by approximately $91,000, or 222.3%, to approximately $0.1 million from approximately $41,000 for the quarter ended June 30, 1996. The increase in net interest expense was mainly due to higher interest costs reflecting an increase in average borrowings under the Company's credit facility.

    OTHER INCOME, NET. Other income for the quarter ended June 30, 1997 decreased by approximately $215,000, or 87.1%, to $32,000 from $247,000 for the quarter ended June 30, 1996. The decrease in other income is primarily the result of the termination of an agency agreement between Toymax (H.K.) and another unaffiliated international toy distributor on December 31, 1996.

    INCOME (LOSS) BEFORE TAXES. The loss before taxes for the quarter ended June 30, 1997 decreased by approximately $1.8 million to a loss of approximately $0.5 million from a loss of approximately $2.3 million for the quarter ended June 30, 1996

    INCOME TAX BENEFIT. Income tax benefit for the quarter ending June 30, 1997 decreased by approximately $0.8 million, or 83.5%, to a benefit of approximately $0.1 million from a benefit of approximately $0.9 million for the quarter ended June 30, 1996.

    NET INCOME (LOSS). As a result of the foregoing, net loss for the quarter ended June 30, 1997 decreased by approximately $1.0 million, or 74.0%, to a net loss of approximately $0.4 million from a net loss of approximately $1.4 million for the quarter ended June 30, 1996.

FISCAL YEAR ENDED MARCH 31, 1997 COMPARED WITH FISCAL YEAR ENDED MARCH 31, 1996

    NET SALES. Net sales for fiscal 1997 increased by approximately $11.1 million, or 25.4%, to approximately $54.7 million from $43.6 million for fiscal 1996. This increase in sales was mainly attributable to the introduction of the Laser Challenge, Metal Molder and the licensed Goosebumps product lines which accounted for approximately 62% of net sales in fiscal 1997, partially offset by a decrease in net sales of the Creepy Crawlers and Dollymaker product lines.

    Net sales of the U.S. Domestic operation increased 43.9% to $38.8 million, or 70.9% of total net sales, in fiscal 1997, from $27.0 million, or 61.8% of total net sales, in fiscal 1996. Net sales of the FOB Hong Kong Operation decreased 4.7% to $15.9 million, or 29.1%, of total net sales in fiscal 1997 from $16.7 million, or 38.2% of total net sales, in fiscal 1996. The relatively late introduction of the new products in the FOB Hong Kong Operation resulted in their having less impact on FOB Hong Kong Operation net sales which are generally ordered and shipped earlier than in the U.S. Domestic Operation.

    GROSS PROFIT. Gross profit for fiscal 1997, increased by approximately $7.8 million, or 60.1%, to approximately $20.8 million, or 38.1% of net sales, from approximately $13.0 million, or 29.8%, of net sales for fiscal 1996. The increase in gross profit was mainly due to the increased net sales and an increase in gross profit as a percentage of net sales. The increase in gross profit as a percentage of net sales was mainly attributable to an increase of approximately 14.1% as a percentage of net sales in the U.S. Domestic Operation partially offset by a decrease of 2.5% as a percentage of net sales in the FOB Hong Kong

Operation. The increase in the U.S. Domestic Operation was due to improved product margins related to lower manufacturing costs and customer allowances as percentages of net sales. The reduction in manufacturing costs resulted mainly from the Company's decision to close its remaining U.S. manufacturing operations and shift production to a lower cost manufacturer with a factory in China. See "Business-- Purchasing and Manufacturing" and "Certain Relationships and Related Transactions." The decrease in customer allowances was mainly due to better inventory controls, an improved retail environment and a stronger product line which resulted in the Company having to discount fewer of its products and to provide lower sales allowances to retailers.

    The decline for the FOB Hong Kong Operation was primarily due to the lowering of prices on products sold to the United Kingdom and France which had been increased in fiscal 1996 to compensate for an increase in promotional programs in those countries. These programs were discontinued for fiscal 1997 on new product lines.

    SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses for fiscal 1997 decreased by approximately $6.6 million, or 26.8%, to approximately $18.0 million, or 33.0% of net sales, from approximately $24.6 million, or 56.5% of net sales, for fiscal 1996. The decrease in selling and administrative expenses was mainly attributable to decreases in advertising and public relations expenses of $5.2 million due to improved expense controls and a decrease of $0.9 million in the FOB Hong Kong Operation and bad debt expense of $0.9 million due to a provision that was set up in fiscal 1996 for goods delivered and later returned by an international customer; partially offset by an increase in royalty expenses of $0.5 million. The increase in royalty expenses resulted from increased sales of licensed products including the new Goosebumps product line.

    OPERATING INCOME. As a result of the foregoing, operating income for fiscal 1997 increased by approximately $14.4 million to approximately $2.8 million from a loss of approximately $11.6 million for fiscal 1996.

    NET INTEREST EXPENSE. Net interest expense for fiscal 1997 decreased by approximately $0.3 million, or 46.6%, to approximately $0.4 million from approximately $0.7 million for fiscal 1996. The decrease in net interest expense was mainly due to lower interest costs reflecting a decrease in average borrowings under the Company's credit facility and a decrease in average borrowing rates of approximately 0.6%.

    INCOME (LOSS) BEFORE TAXES. Income (loss) before taxes for fiscal 1997, increased by approximately $14.7 million to income of approximately $2.7 million from a loss of approximately $12.1 million for fiscal 1996.

    INCOME TAX BENEFIT. Income tax benefit for fiscal 1997 decreased by approximately $1.6 million, or 69.8%, to a benefit of approximately $0.7 million from a benefit of approximately $2.3 million for fiscal 1996. The benefit in fiscal 1996 was mainly due to the utilization of a net operating loss carryback which was available to partially offset the pre-tax loss on the U.S. Domestic Operation. The benefit in fiscal 1997 was mainly due to the reduction in a valuation allowance that was established in fiscal 1996.

    Because of the Company's losses in fiscal 1995 and 1996 from U.S. Domestic Operations, a valuation allowance for the deferred income tax assets was provided due to the uncertainty as to future realization. During the year ended March 31, 1997, the valuation allowance was reduced to reflect a net deferred tax asset equal to the anticipated tax benefit of the temporary differences between tax bases of assets and liabilities and their reported amounts in the financial statements which are expected to be realized within one year. The temporary differences result from costs required to be capitalized for tax purposes by the U.S. Internal Revenue Code, and certain items accrued for financial reporting purposes in the year incurred but not deductible for tax purposes until paid.

    NET INCOME (LOSS). As a result of the foregoing, net income for fiscal 1997 increased by approximately $13.2 million, or 134.1%, to net income of approximately $3.3 million from a net loss of approximately $9.8 million for fiscal 1996.

FISCAL YEAR ENDED MARCH 31, 1996 COMPARED WITH FISCAL YEAR ENDED MARCH 31, 1995

    NET SALES. Net sales for fiscal 1996 decreased by approximately $27.0 million, or 38.2%, to approximately $43.6 million from $70.6 million for fiscal 1995. This decrease in net sales was mainly attributable to a decrease in sales of the Creepy Crawlers and Incredible Edibles product lines partially offset by an increase in the Dollymaker, Talking Tina and Everglo product lines.

    Net sales of the U.S. Domestic Operation decreased 51.2% to $27.0 million, or 61.8% of total net sales, in fiscal 1996 from $55.3 million, or 78.3% of net sales, in fiscal 1995. Net sales of the FOB Hong Kong Operation increased 8.5% to $16.7 million, or 38.2% of total net sales, from $15.4 million, or 21.7% of total net sales, in fiscal 1995.

    The decrease in U.S. Domestic Sales was mainly attributable to the decrease in net sales of its Creepy Crawlers product line. In addition, the holiday season of calendar year 1995 was difficult for the major toy retailers resulting in late orders and late cancellation of orders from manufacturers and distributors. Ultimately, retailers' orders tended to be narrowly focused on heavily promoted hot products to the detriment of the broader and more basic product lines such as the Company's Creepy Crawlers. The Company had orders cancelled late in the season and did not receive anticipated orders after it had produced and warehoused sufficient product to meet those orders. In an effort to reduce its inventory levels, within the compressed selling season, management provided the retailers with significant discounts off list prices. In addition, retailers received significant sales allowances.

    The increase in net sales of the FOB Hong Kong Operation was mainly due to the introduction of the Dollymaker and Everglo product lines and increased sales in the Talking Tina product line. Such increase was partially offset by a decrease in sales of the Toolmaster product line. The FOB Hong Kong Operation was not significantly affected by the problems that the U.S. Domestic Operation encountered with U.S. retailers due to earlier shipping requirements and because approximately 70.6% and 76.2% of its sales for fiscal 1995 and 1996, respectively, were to countries outside of the United States.

    GROSS PROFIT. Gross profit for fiscal 1996 decreased by approximately $15.0 million, or 53.5%, to approximately $13.0 million, or 29.8% of net sales, from approximately $28.0 million, or 39.6% of net sales, for fiscal 1995.

    The decrease in gross profit as a percentage of net sales was attributable to a decrease in the U.S. Domestic Operation which achieved a gross profit of 25.6% in fiscal 1996 as compared to 41.7% in fiscal 1995. The decrease in the U.S. Domestic Operation's gross profit percentage was mainly due to increased sales discounts and allowances provided to the Company's customers and lower product margins. Sales discounts and allowances were 20.1% of net sales in fiscal 1996 as compared to 9.7% in fiscal 1995. These concessions were required to move the excess inventories that resulted from late order cancellations and a difficult holiday season for the Company's retail customers. The lower product margins in fiscal 1996 were mainly due to an increase in manufacturing costs as a percentage of net sales. The higher manufacturing costs as a percentage of net sales were mainly attributable to the U.S. Domestic manufacturing operation. These operations included certain fixed overhead costs that were established in anticipation of the higher sales levels that did not materialize.

    Gross profit as a percentage of net sales for the FOB Hong Kong Operation increased to 36.7% in fiscal 1996 as compared to 31.4% in fiscal 1995. The improvement was mainly due to increased product margins on products lines sold to the United Kingdom and France which offset the increase in promotional programs in such countries.

    SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses for fiscal 1996 decreased by approximately $2.5 million, or 9.1%, to approximately $24.6 million, or 56.5% of sales, from approximately $27.1 million, or 38.4% of sales, for fiscal 1995. The decrease was mainly attributable to (i) a decrease in royalty expenses of $2.1 million due to the decrease in the sales of licensed products, (ii) a decrease in sales commission expenses of $0.5 million due to the decrease in sales subject to commission,
(iii) a decrease in research and development expenses of $1.6 million due to anticipated lower sales levels and to more efficient utilization of outside resources, (iv) a decrease in professional fees of $0.6 million, (v) an increase in advertising and public relations expenses of $0.7 million due to non-cancelable commitments made in fiscal 1996 and (vi) an increase in bad debt expense of $0.9 million due to goods delivered to, and later returned by, an international customer.

    Selling and administrative expenses as a percentage of net sales increased to 56.5% in fiscal 1996. The higher percentage of expenses was mainly due to an increase in advertising and public relations expenses as a percentage of net sales to 23.2% of net sales in fiscal 1996 as compared to 13.3% in fiscal 1995. In addition, expenses were not reduced in proportion to lower sales levels. Excluding advertising and public relations expenses, total selling and administrative expenses decreased approximately 20.9%, while net sales decreased approximately 38.2% for fiscal 1996 as compared to fiscal 1995. The inability to proportionately reduce expenses to meet lower net sales was mainly due to the timing of the cancellation of orders and anticipated orders just prior to the main selling season.

    OPERATING INCOME (LOSS). As a result of the foregoing, operating income for fiscal 1996 decreased by approximately $12.5 million to a loss of approximately $11.6 million from income of approximately $0.9 million for fiscal 1995.

    NET INTEREST EXPENSE. Net interest expense for fiscal 1996 increased by approximately $0.3 million or 60.5% to approximately $0.7 million from approximately $0.5 million for fiscal 1995. The increase in net interest expense was mainly due to an increase in average borrowings under the Company's credit facility as well as an increase in average borrowing rates of approximately 1.1%.

    INCOME (LOSS) BEFORE TAXES. Income before taxes for fiscal 1996 decreased by approximately $12.1 million to a loss of approximately $12.1 million from income of approximately $0.1 million for fiscal 1995.

    INCOME TAX BENEFIT. Income tax benefit for fiscal 1996 increased by approximately $2.1 million to approximately $2.3 million from approximately $0.2 million for fiscal 1995. The increase is mainly attributable to losses before income taxes in fiscal 1996 compared to income before taxes in fiscal 1995.

    NET INCOME (LOSS). As a result of the foregoing, net income for fiscal 1996 decreased by approximately $10.1 million to a net loss of approximately $9.8 million from net income of approximately $0.3 million for fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

    During fiscal 1995 and 1996 and the first quarter of fiscal 1998, the Company satisfied the cash requirements of its business through cash flow from operations and, in fiscal 1996 and 1997, through cash flow from operations and financing activities. Cash was used principally for operating activities in fiscal 1997, for purchases of property and equipment in all three years, for repayment of bank borrowings in fiscal 1995 and the first quarter of fiscal 1998 and for payment of dividends in fiscal 1996 which were declared in fiscal 1995.

    During the quarter ended June 30, 1997, the Company received $4.7 million from operating activities, mainly due to changes in operating assets and liabilities of $4.7 million, which included decreases in accounts receivable and amounts due from factor of $9.5 million partially offset by increases in inventories of $3.2 million and prepaid expenses and other assets of $1.1 million. Cash received from operating activities was reduced by a net loss of $0.4 million. The Company used cash for investing activities of

$0.3 million, mainly for the acquisition of property and equipment. The Company also used cash for financing activities in the amount of $3.5 million, mainly to reduce amounts due under its credit facility with State Street Bank & Trust Company, Hong Kong Branch. As a result of the foregoing, cash and cash equivalents increased during the quarter by $1.0 million.

    During fiscal 1997, the Company used cash of $4.7 million for operating activities, mainly for changes in operating assets and liabilities of $8.4 million, which included increases in accounts receivable and amounts due from factor of $10.4 million, and decreases in accounts payable and accruals of $3.3 million, partially offset by decreases in income tax refunds receivable of $4.2 million and decreases in inventories of $1.0 million. Cash used for changes in operating assets and liabilities was partially offset by net income of $3.3 million adjusted for a total of $0.3 million from non-cash items including depreciation and amortization of $1.5 million, partially offset by changes in deferred income taxes of $1.2 million. The Company used cash for investing activities of $0.8 million, mainly for the acquisition of property and equipment. The Company received cash from financing activities of $4.8 million, mainly from increases in borrowing under its credit facility with State Street Bank & Trust Company, Hong Kong Branch. As a result of the foregoing, cash and cash equivalents decreased during the fiscal year by $0.7 million.

    During fiscal 1996, the Company received $0.7 million from operating activities, mainly due to changes in operating assets and liabilities of $6.2 million, which included increases in amounts due to affiliates of $4.0 million, decreases in amounts due from affiliates of $1.1 million, decreases in inventory of $2.2 million, increases in accounts payable and accruals of $1.5 million, and decreases in accounts receivable and amounts due from factor of $0.1 million partially offset by increases in income tax refunds receivable of $3.8 million. These increases in cash were partially offset by a net loss of $9.8 million adjusted for non-cash items including depreciation of $1.8 million, changes in deferred income taxes of $1.7 million and bad debt expenses of $0.9 million. The Company used cash for investing activities of $0.7 million including $1.1 million for the acquisition of property and equipment partially offset by proceeds from the disposal of fixed assets. Financing activities resulted in increase in cash of $0.7 million including net increase in bank borrowings of $1.5 million partially offset by the payment of dividends of $0.7 million. As a result of the foregoing, cash and cash equivalents increased during the fiscal year by $0.7 million.

    During fiscal 1995, the Company received $1.5 million from operating activities, mainly due to net income of $0.3 million adjusted for non-cash items of $1.5 million including depreciation of $1.3 million. These increases in cash were partially offset by decreases from changes in operating assets and liabilities of $0.2 million including decreases in accounts receivable and amounts due from factor of $2.0 million, increases in net amounts due from affiliates of $0.8 million, and decreases in income taxes payable of $1.3 million, partially offset by an increase in accounts payable and accruals of $1.1 million. The Company used cash for investment purposes of $2.4 million primarily for the acquisition of property and equipment. Financing activities used cash of $1.2 million mainly to reduce bank borrowings by $1.0 million. As a result of the foregoing, cash and cash equivalents decreased during the fiscal year by $2.1 million.

    The Company experienced significant growth in net sales in fiscal 1997 as compared to fiscal 1996. Future growth of the Company will result in increased working capital requirements, mainly inventory and accounts receivable. In fiscal 1997, the Company's working capital benefitted from extended payment terms on merchandise purchases provided by its purchasing agent, then Concentric, and currently Tai Nam, both affiliates of David Chu, the Chairman and a principal stockholder of the Company. These terms were stated as 30 days, but averaged approximately 110 days, during fiscal 1997. A portion of the proceeds of the Offering (approximately $6.0 million) are intended to be used to reduce the amounts due on trade payables due to Concentric and Tai Nam (totalling $9.3 million as of June 30, 1997 and expected to total approximately $21.0 million upon the closing of the Offering) to a level that is closer to stated terms. Tai Nam has agreed to continue to provide extended payment terms to the Company through the end of fiscal 1998. While management believes there is no indication that such favorable terms will be needed by the Company after fiscal 1998, there can be no assurance that such favorable terms will be available after such date. See "Risk Factors--Reliance on Single Affiliated Manufacturer and Potential Conflict of Interest" and "Certain Relationships and Related Transactions".

    The Company expects to fund its near-term cash requirements from a combination of the net proceeds from the Offering, cash flow from operations and borrowings under its credit facility with State Street Bank & Trust. The Company expects to finance its longer term growth primarily from cash flow from operations and with externally generated funds which will likely include borrowings under its existing or future credit facilities. There can be no assurance that sufficient cash flow from operations will materialize or that financing under a credit facility will be available in amounts, or at rates, or on terms and conditions acceptable to the Company. In such event, additional funding would be required. See "Risk Factors-No Assurance of Profitability."

    The Company has been notified by the Internal Revenue Service concerning a pending examination covering tax years 1993, 1994 and 1995. As of the date of this Prospectus, no issues have been raised by the Internal Revenue Service. The Company cannot predict at this time what the outcome of the examination will be or the impact on the Company's results of operations, if any.

CREDIT FACILITIES

    Toymax NY, Toymax HK, and Tai Nam maintain a line of credit facility ("State Street Credit Facility") with State Street Bank & Trust Company, Hong Kong Branch ("State Street"). The State Street Credit Facility is subdivided into three sub-facilities: (i) a $25.0 million Factoring-Cum-Financing Facility for Toymax NY ("Factoring Facility"), (ii) a $5.0 million Inventory Financing Facility ("Inventory Facility") for Toymax NY and (iii) a $1.0 million Trade Facility ("Trade Facility") for Toymax HK and its affiliate, Tai Nam. At October 17, 1997, the outstanding balance under the State Street Credit Facility was $16.3 million as compared to $8.4 million, $4.0 million and $2.5 million at March 31, 1997, 1996 and 1995, respectively. In June 1997, the maximum borrowing limit under State Street Credit Facility was increased from $12.5 million to $26.0 million. The Company intends to pay down its indebtedness under the State Street Credit Facility using a portion (approximately $10.0 million) of the proceeds of the Offering. The State Street Credit Facility is terminable by State Street at any time at its sole discretion, at which time the Company's obligations to State Street would become due and payable.

    Pursuant to the Factoring Facility, the Company may borrow up to $25.0 million against seventy percent (70%) of the Company's accounts receivable factored by Congress Talcott Corporation ("CTC"). Borrowings under the Factoring Facility bear interest at State Street's U.S. prime rate (8.5% at March 31,
1997) plus 1/2% per annum. At October 17, 1997, the Company's outstanding indebtedness under the Factoring Facility was $16.3 million.

    Under the Inventory Facility, the Company may borrow up to $5.0 million against 50% of the Company's current inventory. All loans outstanding under this facility are due September 15, 1997. Borrowings under the Inventory Facility bears interest at State Street's U.S. prime rate plus 1/2% per annum. Total loans made to the Company under the Inventory Facility and Factoring Facility shall not exceed $25.0 million. As of October 17, 1997, there was no outstanding indebtedness under the Inventory Facility.

    The Inventory Facility and Factoring Facility are secured by an assignment of the proceeds of the CTC Factoring Agreement (defined below), a first lien on the Company's inventory and accounts receivable, and a dilution reserve account not to exceed $6.0 million. The Inventory Facility and Factoring Facility are guaranteed, personally and severally by David Chu, Steven Lebensfeld and Harvey Goldberg and by Tai Nam, Tai Nam Industrial Co. (an affiliate of Tai Nam), Juantiway, Concentric and Toymax HK. Mr. Chu is the Chairman and a principal stockholder of the Company and the owner of Tai Nam, Tai Nam Industrial Co., Jauntiway and Concentric. Messrs. Lebensfeld and Goldberg are also executive officers of the Company. Following the closing of the Offering, the Company expects that each of these guarantees will be terminated.

    The Trade Facility provides for up to $1.0 million in letters of credit and export bills for Toymax HK and/or Tai Nam. At October 17, 1997, there was no outstanding indebtedness under the Trade Facility. Borrowings under the Trade Facility bear interest at State Street's U.S. prime rate plus 3/4% per annum.

    The Company is a party to a Collection Factoring Agreement, dated June 5, 1991, as amended through April 4, 1994 (the "CTC Factoring Agreement") with CTC. Pursuant to the CTC Factoring Agreement, the Company assigned its rights to substantially all accounts receivable, contract rights, and other customer obligations for the payment of money arising out of the sale of the Company's products. In exchange for such assignment, and upon delivery of the Company's goods to its customers, CTC purchases the accounts and bears the credit risk associated therewith. In return for such services, CTC charges a finance charge of 1.25% on the first $7.5 million of factored sales. For sales in excess of $7.5 million in any given fiscal year, the finance charge is reduced to 3/4%. For sales in excess of $50 million in any given fiscal year, the finance charge is reduced to 1/2%. As collateral for the agreement, the Company has given CTC a security interest in its accounts receivables and certain other assets (not including inventory). The CTC Factoring Agreement is terminable by CTC upon the happening of certain events. In connection with the State Street Credit Facility, all payments by CTC under the CTC Factoring Agreement are made directly to State Street.

    Since the Company's inception, Toymax has utilized either Concentric or Tai Nam as its primary purchasing agent. David Chu, the Chairman and a principal stockholder of the Company, owns Tai Nam and Concentric. Pursuant to the Agency Agreement, Tai Nam serves as purchasing agent and receives an agency fee equal to seven percent (7%) of the gross invoiced value of products purchased by Toymax NY (based on the factory purchase price of the merchandise). Until April 1997, the Company utilized Concentric as its purchasing agent on similar terms. In fiscal 1997, Concentric earned $1,420,768 in such agency fees and in the three months ended June 30, 1997 Tai Nam earned $488,124 in agency fees. Tai Nam's duties include arranging for the manufacturing of the Company's products based on purchase orders placed with Tai Nam by the Company. In addition, Tai Nam handles shipping documents, letters of credit, bills and payments, serves as liaison with other vendors and performs quality control functions for the Company. Pursuant to the Agency Agreement, Toymax purchases products from Tai Nam at FOB Yien Tian prices. The Company pays all expenses associated with the making of molds for new products and such molds are assets of the Company. The term of the Agency Agreement ends on March 31, 1999.

    In fiscal 1997, the Company purchased products from Tai Nam and Concentric totalling $13.6 million and $20.6 million, respectively. The majority of the Company's products are manufactured by Jauntiway, which is also owned by Mr. Chu. In fiscal 1997, approximately 85% of the Company's products were manufactured by Jauntiway (including some utility subcontractors) and such production constituted approximately 85% of Jauntiway's overall production. See "Business--Purchasing and Manufacturing."

    Tai Nam and Concentric have historically provided extended payment terms to the Company (longer than net 30 days). Historically, the Company has, from time to time, relied on such extended payment terms. Tai Nam has agreed to continue to provide such terms for the balance of fiscal 1998.

    The Company believes that available borrowings under the State Street Credit Facility, cash from operations and the net proceeds from the Offering to the Company will be sufficient to meet the Company's working capital and capital expenditure requirements and provide it with adequate liquidity to meet its anticipated operating needs for the foreseeable future. The Company expects approximately $1.0 million in capital expenditures in fiscal 1998.

    As a part of the Company's strategy, the Company will evaluate potential acquisitions of other toy businesses or product lines which the Company believes would complement its existing business. As of the date of this Prospectus, the Company has no present understanding or agreement with respect to any acquisitions.

    In connection with any future cash needs or acquisition opportunities, the Company may incur additional debt or issue additional equity or debt securities depending on market conditions and other factors.

SEASONALITY

    The Company's sales are seasonal in that a substantial portion of net sales are made to retailers in anticipation of the Christmas holiday selling season. Over the last three fiscal years, the net sales recorded in the second and third quarters ranged between 66.4% and 84.1% of the total net sales in those fiscal years. This pattern is expected to continue for the foreseeable future. Differences in seasonal sales patterns between the U.S. Domestic Operation and FOB Hong Kong Operation impact the gross profit percentage among quarters as they each have differing gross profit percentages. For example, the FOB Hong Kong Operation represented between 12.3% and 62.9% of net sales within quarters while it represented 29.1% for the entire fiscal 1997 year. Selling and administrative expenses include certain expenses that do not relate directly to sales for the quarterly periods.

    The result of these differences is that operating results are expected to vary significantly by quarter and net losses are expected in the first quarter of the fiscal year for the foreseeable future. Therefore, the Company's financial results for a particular quarter may not be indicative of results for the entire year.

    The following table provides certain unaudited financial information for the Company for each quarter in fiscal 1996 and 1997 and the quarter ended June 30, 1997. In management's opinion, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented.

                                                                THREE MONTHS ENDED
               --------------------------------------------------------------------------------------------------------------------
                JUNE 30,     SEPTEMBER 30,   DECEMBER 31,     MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,    MARCH 31,
                  1995           1995            1995           1996          1996           1996            1996          1997
               -----------  ---------------  -------------  -------------  -----------  ---------------  -------------  -----------

                                                                  (IN THOUSANDS)
Net sales....   $   4,151      $  20,545       $  11,472      $   7,454     $   2,679      $  14,921       $  21,398     $  15,685
Gross
  profit.....         423          5,963           4,112          2,523           312          5,934           7,817         6,783
Operating
  income
  (loss).....      (6,097)           353          (4,240)        (1,636)       (2,521)         2,198             784         2,359
Income (loss)
  before
  income
  taxes......      (6,213)           522          (4,047)        (2,320)       (2,340)         2,317             611         2,078


                JUNE 30,
                  1997
               -----------

Net sales....   $   7,091
Gross
  profit.....       3,307
Operating
  income
  (loss).....        (357)
Income (loss)
  before
  income
  taxes......        (521)

INFLATION

    The Company does not believe that the relatively moderate rates of inflation in the United States in recent years have had a significant effect on its operations. Although recent rates of inflation in Asia have resulted in an increase in the cost of manufacturing the Company's products and such increased costs have had a modest impact on margins, the Company does not believe that inflation in Asia has had a materially adverse effect on its results of operations.

EXCHANGE RATES

    Transactions in which the Company purchases goods from manufacturers are mostly effected in Hong Kong dollars, and accordingly, fluctuations in Hong Kong monetary rates may have an impact on cost of goods. However, since 1983, the value of Hong Kong dollar has been tied to the value of the United States dollar, eliminating fluctuations between the two currencies. Despite the recent announcement by Hong Kong's Financial Secretary that the Hong Kong Government is determined to maintain such fixed exchange rate, there can be no assurance that the Hong Kong dollar will continue to be tied to the United States dollar in the future. Furthermore, appreciation of Chinese currency values relative to the Hong Kong dollar could increase the cost to the Company of the products manufactured in China, and thereby have a negative impact on the Company. See "Risk Factors--Risks Inherent in International Operations; Currency Risks."

NEW ACCOUNTING STANDARD

    On March 3, 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "EARNINGS PER SHARE." This pronouncement provides for the calculation of Basic and Diluted earnings per share which is different from the current calculation of Primary and Fully Diluted earnings per share. The effect of adopting this new standard is not expected to be material.

NEW ACCOUNTING STANDARDS NOT YET ADOPTED

    In June 1997, the Financial Accounting Standards Board issued two new disclosure standards. Results of operations and financial position will be unaffected by implementation of these new standards.

    Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which supersedes SFAS No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

    Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

                                    BUSINESS

COMPANY OVERVIEW

    The Company creates, designs and develops innovative toys, which it markets and sells in the U.S. and throughout the world. The Company has focused on developing and marketing children's activity toys, including Creepy Crawlers, Metal Molder and Magic Maker, girls' toys, such as Talking Tina, and action toys, such as Laser Challenge, one of FAMILY FUN magazine's Toys of the Year in 1996 and currently among the leading selling toys in the U.S. Major strengths of the Company include creativity in the development of new toys, such as Metal Molder, which was named one of the top children's vacation products of 1997 by DR. TOY, and the redevelopment and reintroduction of successful toy lines from the past, such as Creepy Crawlers, which was named one of the top toys of 1996 by SESAME STREET MAGAZINE.

    Toymax was founded in 1990 by four experienced toy industry executives:
David Chu, the Company's Chairman, Steven Lebensfeld, its President, Harvey Goldberg, its Executive Vice President, and Kenneth Price, its Senior Vice President of Sales and Marketing. Since the early 1980s these executives have worked together in managing or founding toy companies or in customer-supplier relationships. Each individual brings particular strengths to the management team, Mr. Chu in manufacturing, Mr. Lebensfeld in product development, and Messrs. Goldberg and Price in sales and marketing. In addition, these executives have built a team of knowledgeable, highly skilled management and employees whose collective toy industry experience enhances the Company's ability to effectively execute its business plan.

    Toymax conducts its sales activities through its wholly-owned subsidiaries, Toymax NY and Toymax HK. Following the closing of the Offering, sales previously conducted through Toymax HK will be conducted through Toymax Bermuda. U.S. domestic sales, conducted by Toymax Inc., consist of sales of the Company's promotional product lines to U.S. customers pursuant to customer purchase orders ("U.S. Domestic Sales"). Customers purchasing products on this basis include Toys "R" Us, Kay-Bee Toys, F.A.O. Schwarz, Wal-Mart Stores, Inc., Kmart Corporation and Target Stores, Inc. Sales conducted by Toymax HK Limited ("Toymax HK Sales") consist of sales on an FOB Hong Kong basis which are generally based on letters of credit and which include sales of lower priced basic products to U.S. and international retailers, including Toys "R" Us International, Lojas Americanas (Brazil) and Blokker (Holland) and sales of the Company's promotional product lines to approximately 40 international distributors (including Mattel Inc. and Hasbro Inc.). The Company's products are sold in over 50 countries around the world. In fiscal 1995, 1996 and 1997. U.S. Domestic Sales constituted 78.3%, 61.8% and 70.9% of net sales, respectively, with the balance being Toymax HK Sales.

    The Company has generated net profits in four out of the last five fiscal years. For the fiscal year ended March 31, 1997, Toymax had net sales of $54.7 million and a net income of $3.3 million. In fiscal 1996, the Company experienced a net loss of $9.8 million. This was due principally to the cancellation of orders and the failure by retailers to place re-orders during the 1995 holiday season. As a result, the Company had to sell the excess inventory at discounted prices which impacted both gross sales and net profits. In order to lessen its exposure to any similar industry and retailer developments in the future, in calendar 1996 the Company improved its operations by: (i) limiting purchasing commitments on new products to foster increased product sell-through rates at the retail level and to reduce inventory risks,
(ii) enhancing its inventory management system, with improved EDI tracking and sales analysis with major retail customers, and (iii) expanding its product concept preview process with selected retailers and distributors. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

    The Company uses a variety of methods to market its existing and new products, such as demonstrating its products at international toy shows to many of its current and prospective customers. In addition, the Company is able to reach its primary audience of children on a large scale in an efficient manner through television advertising. The Company also relies on public relations, promotional programs and such traditional methods as in-store demonstrations and couponing to support its sales and marketing efforts.

    Toymax currently contracts for all of its manufacturing requirements. Tai Nam, based in Hong Kong, serves as the Company's purchasing agent and, through an affiliated company, Jauntiway, manufactures a majority of the Company's products. Jauntiway is an OEM toy manufacturer with two manufacturing facilities in the southern portion of the People's Republic of China (the "PRC"), including an ISO 9002 factory. Tai Nam and Jauntiway are owned by David Chu, the Chairman and a principal stockholder of the Company. The Company believes that these relationships give it several competitive advantages, such as better quality control on merchandise, greater operating and financial flexibility, and improved reliability and scheduling.

THE TOY INDUSTRY

    According to the TMA, total domestic shipments of toys, excluding video games and accessories, were approximately $13.9 billion in 1996 representing a 3.5% growth from $13.4 billion in 1995. According to the TMA, the United States is the world's largest toy market, followed by Japan and Western Europe. The three largest U.S. toy companies in 1996 were Mattel, Inc. ("Mattel"), Hasbro, Inc. ("Hasbro") and Tyco Toys, Inc. ("Tyco") (which merged into Mattel in March
1997). In recent years, the toy industry has experienced a period of consolidation, both at the retail and manufacturing level. However, many smaller companies continue to compete in the design and development of new toys, the procurement of licenses, the improvement and expansion of previously introduced products and product lines and the marketing and distribution of toy products.

    Many factors influence the success of a given toy or product line including product design, play value, pricing, marketing, in-store exposure and product availability. While the success of some toy categories vary from year to year, other toy categories consistently perform well. Toys which form the backbone of the toy business, are generally referred to as "evergreens", "core" or "staple" toys. Toys with relatively successful but short life cycles are generally referred to as "fad" items. Along with providing opportunities for fun and learning, toys traditionally mirror technological progress, changes in social attitudes and current customs and values from the adult world. Many of the toys which garner the most attention reflect the latest technological advances, incorporate characters made popular in other mediums or are innovative extensions of core toy products.

    Toy production is a labor intensive process requiring molding and shaping or cutting and sewing, coloring, painting or detailing, assembling, inspecting, packaging, shipping and warehousing. The substantial majority of the toys sold in the U.S. are manufactured, either in whole or in part, overseas where labor rates are comparatively lower than in the U.S. The largest foreign manufacturing market is the PRC, followed by Japan and Taiwan. Most foreign production is performed by independent contractors which use tools, molds and designs provided by U.S. toy companies and which manufacture products under exclusive contracts. While foreign manufacturing operations generally have relatively inexpensive labor costs, such operations require greater lead times than domestic manufacturing operations and also result in greater shipping costs particularly for larger toys. The design, production and sales of toy products in the U.S. are subject to various regulations.

    Toy manufacturers sell their products either directly to retailers or to wholesalers who carry the product lines of many manufacturers. There are thousands of retail outlets in the United States which sell toys and games. These outlets include: mass merchandisers, small, independent toy stores; gift and novelty shops; warehouse clubs and mail order catalogues. Despite the broad number of toy outlets, retail toy sales have become increasingly generated by a small number of large chains, such as Toys "R" Us, Wal-Mart, Kmart and Target. These chains generally feature a large selection of toys, some at discount prices, and seek to maintain lean inventories to reduce their own inventory risk. This concentration has tended to favor larger manufacturers which are able to offer these retail chains broader product offerings, higher levels of advertising and marketing support, and consistent product support through electronic data interchange and just-in-time delivery programs. The Company believes that the leading toy retailers desire to have a greater number of toy suppliers which offer a variety of quality, branded product lines and which have the financial strength to support the retailers' product distribution requirements.

    While toys are sold year round, toy industry retail sales are heavily weighted toward calendar third and fourth quarters when many toys are purchased as holiday gifts. Each calendar year begins with a major international toy fair held in Hong Kong in the first week in January. This trade show is expanded and repeated in New York in the middle of February. During the January/February period, additional toy fairs are held in London, Paris, Milan, Nuremberg, Valencia and Dallas. The toy fairs allow manufacturers to display their current lines and begin the process of generating purchase orders for the important holiday season. Due to the seasonality and long lead times required for foreign production, retailer buying activity tends to significantly lead production and shipment.

    Licensing is a major influence on the toy industry affecting virtually all product categories. Licensing is the business of leasing the right to use a legally protected name, graphic, logo, saying or likeness in conjunction with a product, promotion or service. Licensing is usually accomplished by a formal agreement between the owner or agent of the licensed property (the licensor) and the prospective licensee and typically defines the limits of the license, the standards to be maintained and the compensation (royalties) to be paid for the license.

    The toy industry is also experiencing a shift toward greater consolidation of retail distribution channels, such as large specialty toys stores and discount retailers, including Toys "R" Us, Wal-Mart, Kmart and Target, which have increased their overall share of the retail market. This consolidation has resulted in an increased reliance among retailers on the large toy companies because of their financial stability and ability to support products through advertising and promotion and to distribute products on a national basis. Such consolidation may have a negative impact on smaller toy manufacturer such as the Company. See "Risk Factors -- Changes in the Retail and Toy Industries."

STRATEGY

    The Company has been successful in achieving market penetration, with revenue of $54.7 million in fiscal 1997 and has been profitable in four of the past five fiscal years. With an established infrastructure now in place, the Company is poised to grow utilizing the proceeds from the Offering. The key elements of the Company's growth strategy are to capitalize on its existing successful core brands by extending its product lines, expand into new core product categories, expand into traditional spring toys, develop and penetrate new markets and continue to license recognized brand names and characters to incorporate in its products.

    EXTEND PRODUCT LINES OF EXISTING CORE BRANDS. The Company intends to capitalize on the success of its existing core brands by building a pipeline of complementary products and accessories. Product line extensions under the Company's brands are intended to provide increased sales and stability. For example, during 1997, the Company introduced the girl's version of Metal Molder, called Precious Metals, and added new products to its Creepy Crawlers product line. In addition, the Company capitalized on the success of its Laser Challenge brand with the introduction of a number of accessories, games and products which enhance the play experience.

    EXPAND INTO NEW CORE PRODUCT CATEGORIES. The Company intends to expand into new core product categories through (i) the creation of new toys by its product development team, (ii) the acquisition of rights to toys developed by independent designers, (iii) the acquisition of businesses or product lines with proven products or product concepts, and (iv) the re-design and re-introduction of old "classic" toy products in recognition of cyclical patterns in the toy industry. One of the Company's major strengths is its creativity in developing new toys and toy concepts. Led by its President, Steven Lebensfeld, the Company continually seeks to create and develop new toys for new product categories. For example, the Company entered the action toy category in 1996 with Laser Challenge and recently formed Craft Expressions, Inc. to enter the adult craft and activities market. During the past three fiscal years, 82.7% of the Company's net sales have been generated from internally developed toys. In addition, senior management has been in the toy business for over two decades and has developed a large network of free-lance toy inventors and other independent designers from which to acquire the rights to market toys developed by these designers. Finally, the Company intends to pursue acquisitions of toy companies and product lines which either complement or enhance the Company's current products or allow the Company to expand into new market segments.

    EXPAND INTO TRADITIONAL SPRING TOYS. The Company recognizes the importance of decreasing its reliance on sales made in the third and fourth quarters of the calendar year by expanding into product categories with traditionally strong sales in the first and second calendar quarters and thereby further leveraging its distribution channels. In the first two calendar quarters of 1997, the Company had net sales of $22.8 million as compared to net sales of approximately $10.1 million for the same period in 1996, primarily as a result of the introduction of Laser Challenge. Opportunities for new products will be evaluated particularly in the categories of action toys and water toys.

    DEVELOP AND PENETRATE NEW MARKETS. The Company intends to expand the market for its existing and new toys by increasing its penetration of international markets and targeting the broadening demographics of toy consumers. The Company believes that as the global economy continues to expand, significant growth opportunities exist internationally, especially in Europe, South America and Southeast Asia. The Company intends to capitalize on management's experience, its established sales and distribution network and its relationships with foreign distributors and retailers to further expand its international sales. By marketing products globally, the Company can offer a greater diversity of products and potentially extend product life cycles. In addition, due to the advent of video and computer games, the demographics of toy consumers have changed. The ages of consumers of traditional toy products has decreased, while the market for toys incorporating sophisticated technology has extended beyond the traditional age groups of toy consumers. The Company intends to capitalize on the success of Laser Challenge and Metal Molder to produce products which appeal to the broader demographic for such toys.

    CONTINUE TO LICENSE RECOGNIZED BRAND NAMES AND CHARACTERS. The Company intends to continue to license recognized brand names to enhance sales of its product lines. Currently, the Company markets products pursuant to licensing agreements with companies such as Disney Enterprises, Inc., Universal Studios Licensing, Inc. and the Chevrolet Motor Division of General Motors. The Company intends to continue to seek appropriate licenses for its existing product lines as well as licenses which will allow the Company to expand into new product lines.

PRODUCTS

    Toymax focuses on developing and marketing innovative toy products in a number of categories including action toys, children's activity toys and girls' toys. The Company established itself in each of these categories by incorporating sophisticated technology into a number of its toy products, thereby enhancing the play experience and broadening the demographics to which such products appeal. The Company's innovative use of sophisticated technology includes the incorporation of voice microchips in its line of dolls, the development of Laser Challenge's infra-red technology and the use of metal alloy beads which melt at relatively low temperatures in Metal Molder products. The following table depicts the Company's net sales, as a percentage of total net sales, by product category for the periods indicated:

                                                                FISCAL YEAR             QUARTER ENDED
                                                      -------------------------------  ---------------
PRODUCT CATEGORY                                        1995       1996       1997      JUNE 30, 1997
----------------------------------------------------  ---------  ---------  ---------  ---------------
Action Toys.........................................        0.0%       0.0%      48.6%        74.6%
Children's Activity Toys............................       87.3       83.0       34.4          18.4
Girls' Toys.........................................        3.4       12.9        7.8           4.2
Other...............................................        9.3        4.1        9.2           2.8
                                                      ---------  ---------  ---------         -----
TOTAL...............................................      100.0%     100.0%     100.0%       100.0%
                                                      ---------  ---------  ---------         -----
                                                      ---------  ---------  ---------         -----

    The Company's major products are as follows:

                                                                                      1997-98 PRODUCT
CATEGORY                                  CURRENT PRODUCTS AND BRANDS                  INTRODUCTIONS
------------------------------------  ------------------------------------  ------------------------------------
Action Toys                           LASER CHALLENGE-TM-                   LASER CHALLENGE-TM-
                                      Patrol Set                            EX-D Super Laser; Back Sensor; Super
                                      Dual Target Set                       Comp Set; Shoot Back B.A.R.T.; Laser
                                      Team Force Set                        Trap; Capture the Flag; Laser Alley

                                                                            LASER CHALLENGE PRO-TM-
                                                                            Competition Pack; Clash Pack

Children's Activity Toys              CREEPY                                CREEPY
                                      CRAWLERS-Registered Trademark-        CRAWLERS-Registered Trademark-
                                      Creature                              The Lost World: Jurassic
                                      Creator-Registered Trademark-         Park-Registered Trademark- Mold
                                      Workshop                              Paks; Eerie Species Mold Paks;
                                      3-D Creature Kit Mold Packs;          Mutant Squad Mold Packs
                                      Plasti-Goop-Registered Trademark-
                                      Compounds

                                      METAL MOLDER-TM-                      METAL MOLDER-TM-
                                      Die Cast Factory                      The Lost World: Jurassic
                                      Molding Kit Assortment                Park-Registered Trademark-Molding
                                                                            Kit; Classic Chevrolet Molding Kit;
                                                                            Blister Carded Assortment; Detailing
                                                                            Kit

                                                                            PRECIOUS METALS-TM-
                                                                            Boutique; Molding Kit Assortment

                                      MAGIC MAKER-Registered Trademark-     MAGIC MAKER-Registered Trademark-
                                      Tattoo Graphix; Super Sealer;         Krinkle Art
                                      Embosser; Bead Art; Soap Maker        Magic Crystals
                                                                            Fuzz Art
                                                                            Foil Art
                                                                            Magic Grow Art

                                      ORIGINAL TOOLMASTER
                                      WORKSHOP-Registered Trademark-
                                      Pocketools-Registered Trademark-
                                      Power Mites-Registered Trademark-

Girls' Toys                           TALKING TINA-Registered Trademark-    BRUSH 'N MAGIC-REGISTERED TRADEMARK-
                                      TWINKLES-Registered Trademark-
                                      BUBBLE TOTS-TM-

ACTION TOYS

    The Company entered the Action Toys category with the introduction of Laser Challenge in 1996. In addition to appealing to the traditional target market of boys between the age of four and nine, Laser Challenge's appeal has extended beyond that age range, as well as to girls, thus offering an expanded universe of potential consumers.

    Since its introduction, the Laser Challenge line has found acceptance among retailers and consumers and has become the Company's strongest brand. Based upon this initial success, the Company introduced a number of line extensions at the International Toy Fair in February 1997 to enhance the play experience and broaden the targeted age group. These products have staggered introduction dates throughout 1997. The Company has recently introduced Laser Challenge Pro, an enhanced version of the original Laser Challenge product, to retailers and anticipates customer shipment in the fall of 1997.

    LASER CHALLENGE. The Laser Challenge brand was developed to capitalize on the growing worldwide popularity of indoor laser game arenas. The features of this product permit an expanded play experience including outdoor play, and broadens the appeal to older consumers. In designing the Laser Challenge system, the Company has developed an advanced infra-red light technology which is effective at longer firing distances. The original Laser Challenge system consisted of a vest incorporating a target and scoring system, a handheld laser and B.A.R.T., a roaming robot target. Currently, the Company has two patents pending for design and utility covering the Laser Challenge system. In 1996, Laser Challenge was honored as one of the top Toys of the Year by FAMILY FUN MAGAZINE and was presented with an Honors Award by the 1996 NATIONAL ASSOCIATION OF PARENTING PUBLICATIONS AWARDS. As of May 1997, the Laser Challenge Team Force set was the top selling outdoor sports activity toy in the U.S. (TRSTS Report). The basic Laser Challenge set, consisting of one handheld laser and one target, retails for approximately $20.00.

    The line extensions for Laser Challenge in 1997 include the following products: (i) the Laser Challenge Pro Series (discussed below), (ii) Laser Trap, a timed laser blaster that fires over 25 feet in 360 degrees to extend a player's firing range and add to the element of surprise; (iii) Back Sensor, which connects to the existing vest and scoring system to increase the number of hit zones; (iv) EX-D Super Laser, which emits 25 rapid fire shots over 200 feet for a faster and broader game play; (v) Capture the Flag, an electronic version of the familiar kids game; and (vi) Laser Alley, the Laser Challenge version of an arcade shooting and target game with lights and sound.

    LASER CHALLENGE PRO. Consistent with the Company's efforts to continually extend its successful products, the Company recently introduced the Laser Challenge Pro system, a technologically advanced, higher priced version of the Company's Laser Challenge brand. Laser Challenge Pro has been named a finalist for 1997 Toy of the Year by FAMILY FUN MAGAZINE. In addition to appealing to current Laser Challenge customers, the look and features of this system are intended to have broad appeal to a number of additional consumer segments including older indoor laser game arena enthusiasts. The Laser Challenge Pro allows for firing distances of up to 300 hundred feet, and permits a large number of game playing features to be programmed into the equipment. The strategic thinking and planning required to use these features heighten the intensity and excitement of the game play. Furthermore, the Laser Challenge Pro is compatible with the Laser Challenge product line, allowing customers of both products to play together. The Laser Challenge Pro is offered in both single and dual handheld laser and vest packages, with the basic set, the Competitor Pack, retailing for up to $70.00.

CHILDREN'S ACTIVITY TOYS

    Children's Activity Toys is the Company's most expansive product segment which focuses on children between the ages of four and ten. As evidenced by the success of Creepy Crawlers, Metal Molder and Magic Maker, the Company has shown the ability to extend product lines with accessories and related products.

    CREEPY CRAWLERS. In 1992, the Company introduced the Creepy Crawlers brand, a re-designed version of the classic and well-known children's toy from the 1960's. The basic product consists of a real working oven powered by a light bulb, creature and insect molds and Plasti-Goop compound. After the Plasti-Goop compound is poured into the mold and baked in the oven for approximately 10 minutes, it turns into a plastic toy creature. The oven is child safe and Underwriters Laboratories approved. The Company owns or controls a number of patents which cover the design and process of Creepy Crawlers. In 1996, Creepy Crawlers was among the top toys identified by SESAME STREET MAGAZINE.

    Since 1992, the Company has sold over three million Creepy Crawlers ovens. Due to the Company's introduction of extension products, such as new play packs, over 20 different molds and multi-color and textured Plasti-Goop compound, children retain their interest in the toy for a longer than average period. Sales of accessories, which range in price from approximately $6.00 to $13.00, provide re-occurring sales (on average approximately four additional accessory purchases for each oven sold).

    The Company constantly strives to keep the Creepy Crawlers brand fresh and exciting. Among the strategies followed is the application of carefully selected licensed properties. In 1994, the Company successfully expanded the brand to include licensed character mold sets such as POWER RANGERS, LOONEY TUNES, BATMAN and SPIDERMAN. In 1997, the Company will market an assortment of mold packs under the THE LOST WORLD: JURASSIC PARK license. In 1996, the Company re-designed, re-packaged and reduced the price point of the Creepy Crawlers oven to insure that the brand was current with pricing sensitivities and the evolving interests of children.

    Based on the success of the Creepy Crawlers brand name to date, the Company has entered into a licensing agreement with Farley's Foods, a major candy manufacturer, to market Creepy Crawlers Fruit Snacks. In addition to licensing revenues which contribute to seasonal and non-seasonal revenue for the Company, management believes that greater brand awareness amongst consumers of Creepy Crawlers increases sales of this product line. The Fruit Snacks packaging is also a vehicle for the Company to cost effectively implement cross-promotions.

    METAL MOLDER. Introduced in 1996, the Metal Molder Die Cast Factory enables children to create die-cast collectible figures and vehicles utilizing a child safe electric oven, molds and metal alloy beads. Previously, there had never been a product with this concept available in the retail market. Metal Molder was named one of DR. TOY'S BEST CHILDREN'S VACATION PRODUCTS for 1996. The Company has two patents pending on the Metal Molder for utility and design. Since the product was introduced, the Company has sold over 165,000 ovens. Metal Molder's appeal extends to boys older than the core user base for activity toys. Based on the success of the brand, the Company has expanded the product line for 1997 to include CLASSIC CHEVROLET and THE LOST WORLD: JURASSIC PARK molding kits. The basic Molder Die Cast Factory has a retail price of approximately $30.00.

    PRECIOUS METALS. Based upon the success of the Metal Molder Die Cast Factory, the Company introduced the Precious Metals Boutique to retailers at Toy Fair in February 1997 and anticipates customer shipment in the third quarter of calendar year 1997. This product, which utilizes the same technology as Metal Molder, is designed to appeal to girls. With the Precious Metals Boutique, girls will be able to make die-cast metal jewelry and collectible pieces in a wide range of traditional styles including animals, angels and contemporary shapes like peace symbols and "best friend" heart necklaces. The retail price for this product is approximately $30.00.

    MAGIC MAKER. Magic Maker is the umbrella brand name for a complete line of activity toys, priced to sell year round and to be merchandised together as a category. This line consists of a range of products including TATTOO GRAPHIX-TM-, with which children create water color based tattoos which are removable with soap and water. This product, currently entering into its fourth year of sales, is available in five different sets including one featuring THE LOST WORLD: JURASSIC PARK license. This product has a retail price of approximately $10.00. Other products include BEAUTY SOAP MAKER-TM-, a craft activity kit which molds soap into a variety of shapes; BEAD ART-TM-, a craft activity kit which decorates various shaped figures with colored beads; SUPER SEALER-TM-, LAMINATION STATION, a product designed for laminating pictures, baseball cards and other items children want to protect; THE EMBOSSER-TM-, an activity kit which creates a variety of paper objects with embossed figures and lettering; MAGIC GROW-TM-Paint activity set creates a 3-D picture; FUZZ ART-TM- activity sets allows children to create either "fuzzy" pictures or figurines; FOIL ART-TM- activity sets create pictures with shimmery foil; MAGIC CRYSTALS-TM-, which creates jewelry and other items using the Magic Crystals and water; and KRINKLE ART-TM-activity set creates a vast variety of paper creations. These products, several of which are available in both regular and deluxe versions, are offered at retail prices of between $5.00 and $10.00.

    TOOLS. Tools fulfill a basic role-play pattern. The Company has three distinctive product lines which address this play pattern; THE ORIGINAL TOOLMASTER WORKSHOP, POCKETOOLS and POWER MITES. The Original Toolmaster Workshop combines six of the most popular power tools into one childsafe workshop which enables children to complete real woodworking projects. This product retails for approximately $20.00. Pocketools are die cast metal, miniaturized working replicas of a complete set of tool box tools. There are a total of eight different tools, with a retail price of $1.99 each. Power Mites are an assortment of junior sized, battery operated power tools, each of which works just like a full-sized version. Power Mites are offered at retail prices of under $10.00.

GIRLS' TOYS

    The girls' fantasy play and doll marketplace is highly competitive and promotional in nature. According to the TMA, dolls posted the largest percentage increase in shipments over any other toy category in 1996. The Company's strategy has been to develop products which have features that can be demonstrated at the store level, such as through "Try Me" packaging or through packaging visuals, rather than to compete through advertising.

    TALKING TINA AND OTHER DOLLS. Talking Tina is a complete line of 11 1/2 inch talking fashion dolls and accessories. Using microchip technology which was introduced in 1993, the Company is able to offer Talking Tina dolls which speak one of fourteen different languages. The line is updated every year to remain current with all of the latest fashion and style trends. The Company also offers a complete line of soft furniture, scaled to fit Talking Tina. In addition, the Company offers other competitive fashion dolls. The dolls retail for between $6.00 and $10.00 and the furniture for approximately $8.00 to $10.00 per set.

    TINY TWINKLES. The Tiny Twinkles product incorporates the traditionally popular elements of motion and light into a line of 3 1/2 inch dolls. In addition to offering moveable heads and arms, Tiny Twinkle's fiber optic technology allows a child to light up parts of the doll with the touch of a button. Currently, there are six assorted styles of Tiny Twinkles with retail prices that range from approximately $5.00 to $6.00.

    BRUSH N' MAGIC. Using its knowledge of microchip voice technology, the Company recently introduced this line of 16 inch "talking" dolls. Each doll is programmed with ten different sayings, which are activated by brushing the doll's hair with her special brush, or holding the doll's hand. Retail prices for the doll range from approximately $13.00 to $17.00.

    BUBBLE TOTS. The Bubble Tots product is a small posable doll which blows endless streams of bubbles and incorporates the popular play element of hair play. The dolls are "kid-powered" requiring no batteries or external power source for operation. These dolls are offered at retail prices of less than $10.00.

ADULT CRAFTS AND ACTIVITIES

    In 1996, the Company formed Crafts Expressions, Inc. to develop and market adult craft and activity products. The Company believes that the adult crafts and activities market presents an opportunity to capitalize on the Company's success with activity toys while expanding into a new product category, thus offering the Company a broader market segment.

    CREATIVE CASTINGS-TM-. The Creative Castings Sandstone Casting Kit allows craft lovers to participate in the entire process of sandstone sculpting, from designing the mold to casting the finished piece. Users can make exact replicas of their favorite home decor items such as picture frames and wall plaques. Creative Casting kits are sold in two sizes and offer up to twelve decorative colors of sandstone compound. The basic kit retails for approximately $10.00 while the enhanced product retails for approximately $15.00.

    LIQUID CERAMICS-TM-. Liquid Ceramics is a new compound and molding system which allows adults to bake a special liquid, thereby creating an assortment of decorative items. The product comes in five different craft kits, each offering the ability to create intricate ceramic-like items such as mosaic picture frames, solid-casted Christmas ornaments, door and drawer knobs, and other home decoratives. Liquid Ceramics retails for between $13.00 and $20.00.

PRODUCT DESIGN AND DEVELOPMENT

    The Company believes that one of its greatest strengths is in new product development. The Company's product development efforts are led by Steven Lebensfeld, the Company's President. Mr. Lebensfeld has worked in the toy industry for over 20 years. In that time he has developed numerous innovative and successful products. Based on his experience, Mr. Lebensfeld has helped the Company to build a knowledgeable in-house product development team and a network of independent designers to create new products. The Company's Research and Development Department is comprised of fourteen employees. Total Company-sponsored research and development expenses for fiscal 1995, 1996 and 1997 were $3.7 million, $2.0 million and $1.8 million, respectively and approximately $0.3 million and $0.5 million for the three months ended June 30, 1996 and June 30, 1997, respectively.

    INTERNAL DEVELOPMENT. The Company has been successful in coordinating the efforts of its Marketing and Research and Development Departments to design and develop the majority of its toy concepts and products. The Company combines the disciplines of graphic design, ergonomics, engineering and child psychology to create products which are intended to maximize the play value for children. Further, the Company has been a leader in utilizing current technologies to redesign and redevelop major brands and toy products from the past, E.G. Creepy Crawlers. Internally developed products represented 82.1%, 85.2% and 81.6% of net sales in fiscal 1995, 1996 and 1997, respectively, and 85.3% for the quarter ended June 30, 1997. See "Business -- Products."

    The Company uses several consumer market research techniques to test product concepts and prototypes, including focus groups. In addition, the Company meets with its largest retail customers and distributors to preview products and determine the level of interest before production. Management believes the involvement and commitment of the retail customers in the early stages of product development benefit the Company and mitigates the risk of a lack of market acceptance for new products.

    The Company has issued patents and patents pending covering the following products: Creepy Crawlers Workshop oven, Creature Creator oven, Laser Challenge and Metal Molder.

    INDEPENDENT DESIGNERS. The Company recognizes the importance of independent designers as a source for new product concepts. As a result, the Company continually evaluates new product ideas generated by a number of outside designers to maintain access to a wide range of development talent. When a product is developed based on the idea presented by an independent designer, the Company enters into a license agreement with the designer. Typically, the license agreement provides for the payment of royalties between 3.0% and 7.0% of the net sales of the new product.

LICENSING

    Although the Company has not significantly relied on entertainment-related licenses, the Company has marketed and continues to market versions of its core product lines based on licensed popular children's characters and trademarks from major entertainment companies and other widely-known corporate trademarks. Currently, the Company has license agreements with Universal Studios Licensing, Inc., for the use of the THE LOST WORLD: JURASSIC PARK name, Disney Enterprises Inc., for the use of the 101 DALMATIANS and TOY STORY name, and the Chevrolet Motor Division of General Motors, for the use of the CHEVROLET, CORVETTE and CAMARO brand names. The Company intends to continue to develop its licensed product line by targeting licensing opportunities where it can take advantage of licensor advertising, publicity and media exposure. The Company has also granted licenses based upon its Creepy Crawlers brand for which it receives royalties. Currently, Farley Foods candy is marketing a Creepy Crawlers Fruit Snack in a number of fruit flavors.

    In return for the use of the licensed character or brand name, the Company typically pays licensing fees of up to 16% of net sales from products marketed under the subject license. Furthermore, the acquisition of a license involves the payment of non-refundable guarantees.

    Sales of products utilizing licenses accounted for approximately 12% and 10% of the Company's net sales during fiscal 1996 and fiscal 1997, respectively, and 2.5% for the quarter ended June 30, 1997. Though development of products under entertainment licenses can lead to ready acceptance in the marketplace, such success may be limited by the short life cycle of most popularly licensed characters and brand names. Accordingly, the Company generally looks to establish a product in the marketplace prior to expanding upon the product's success by introducing versions under licensed names.

SALES AND DISTRIBUTION

    The Company's sales are comprised of (i) U.S. Domestic Sales and (ii) Toymax HK Sales, which are comprised of sales to international retailers and distributors and to U.S. retailers on an FOB Hong Kong basis. The following table depicts the Company's net sales in these two categories for the last three fiscal years:

                                                                                                 QUARTER ENDED JUNE
                                                                         FISCAL YEAR                    30,
                                                               -------------------------------  --------------------
                                                                                  (IN THOUSANDS)
                                                               -----------------------------------------------------
SALES                                                            1995       1996       1997       1996       1997
-------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
U.S. Domestic Sales..........................................  $  55,264  $  26,951  $  38,793  $     993  $   4,459
Toymax HK Sales..............................................     15,359     16,671     15,890      1,686      2,632
                                                               ---------  ---------  ---------  ---------  ---------
Net Sales....................................................  $  70,623  $  43,622  $  54,683  $   2,679  $   7,091
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

    U.S. DOMESTIC SALES. The Company's U.S. sales activities are conducted through its nationwide network of independent sales representatives and, with respect to certain major accounts, by senior management. Comprised of more than 31 sales executives and nine sales organizations at June 30, 1997, this sales network maintains close customer relationships, develops new accounts and presents new products to its established customers. The Company's leading U.S. customers (not including FOB Hong Kong sales to the U.S.) include major toy retailers, mass merchandisers, department stores and catalog companies. See "Business-Customers." Major toy retailers including Toys "R" Us and Kay-Bee Toys accounted for 66.5% and 58.5% of sales in fiscal 1997 and for the quarter ended June 30, 1997, respectively. Mass merchandisers including Wal-Mart, Kmart and Target accounted for 26.3% and 19.8% of sales for the same periods. Department stores and catalog companies including JC Penney and Service Merchandise accounted for another 1.9% and 2.6% of sales in fiscal 1997 and for the quarter ended June 30, 1997, respectively. The Company's top three U.S. Domestic accounts for fiscal 1997, Toys "R" Us, Wal-Mart and Kay-Bee, accounted for 74.7% of sales for Fiscal 1997. U.S. Domestic Sales constituted 78.3%, 61.8% and 70.9% of net sales in fiscal 1995, 1996 and 1997, respectively and 37.1% and 62.9% of net sales for the quarters ended June 30, 1996 and June 30, 1997, respectively.

    TOYMAX HK SALES. Toymax HK Sales are comprised of sales to international retailers and distributors and to certain U.S. retailers. Such sales are conducted on an FOB Hong Kong basis and generally require the opening of a letter of credit. Since its inception in 1990, Toymax has emphasized international sales, and today Toymax's products are sold in over 50 countries worldwide. The Company's international sales network consists of 40 international distributors and nine international sales representative organizations. For fiscal 1997, 50.8% of Toymax HK Sales were made to distributors while the balance of such sales were made to retailers through sales representative organizations. Management believes that the toy market in many countries is less mature than the U.S. market and provides the Company with significant growth opportunities. In fiscal 1995, 1996 and 1997, Toymax HK Sales accounted for 21.7%, 38.2% and 29.1% of net sales, respectively. Toymax HK sales accounted for 62.9% and 37.1% of net sales for the quarters ended June 30, 1996 and June 30, 1997, respectively.

    The Company's international distributors are based in over 40 countries, including Argentina, Australia, Bahrain, Belgium, Brazil, Canada, Colombia, Costa Rica, Cypress, Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Finland, France, Greece, Guatemala, Hong Kong, Holland, Israel, Italy, Jordan, Kuwait, Lebanon, Mexico, Norway, Panama, Peru, the Philippines, Portugal, Qatar, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Turkey, U.K., Uruguay and Venezuela. Pursuant to the Company's distribution agreements, orders by most distributors must be secured by the issuance of letters of credit to the Company. Each of the distribution agreements generally cover one or more product lines and have termination dates between December 1997 and December 1999.

    The Company maintains "house accounts" which involve direct sales by the Company to certain major international retailers. Such "house accounts" are not covered by the Company's distribution agreements or sales representative agreements. Major international retailers to which the Company sells directly include Toys "R" Us International, Lojas Americanas, Intertoys (in Holland) and Woolworth (in the U.K.)

    SALES AND CUSTOMER SUPPORT

    The Company employs a number of methods to bolster sales of its products. Toymax encourages the consumer to contact the Company, rather than the retailer, upon discovery of a problem with a product. In furtherance of this policy, there is a 24 hour toll free customer service telephone line available to answer questions related to the Company's products. In certain instances, the Company has selectively provided price protection to retailers by making any price reductions (i.e. discounts) effective as to certain products then held by retailers in inventory.

CUSTOMERS

    The Company made sales, directly or indirectly through distributors, to over 100 retailers in approximately 50 countries during fiscal 1997. The following table sets forth certain of the Company's current customers:

MASS
MERCHANDISERS      TOY STORES         DEPARTMENT STORES  WAREHOUSE CLUBS    CATALOG            DRUG STORES
-----------------  -----------------  -----------------  -----------------  -----------------  -----------------
Wal-Mart           Toys "R" Us        JC Penney          Price Club         Service            CVS
Kmart              Kay-Bee Toys       Sears              Sams Club          Merchandise        Rite Aid
Target             FAO Schwarz        Bradlees           Costco
Caldor                                                   BJs
Ames
Hills

    The Company's top five customers accounted for approximately 69.0% and 62.6% of the Company's net sales in fiscal 1997 and for the quarter ended June 30, 1997, respectively. Only Toys "R" Us accounted for more than 10% of net sales during such periods.

MARKETING

    The Company employs a variety of methods to market its existing and new products. New toys, existing toys and line extensions are marketed primarily by members of the Company's executive and sales management at the Company's showrooms in Hong Kong and New York during major international toy shows. The Company is represented at additional toy shows both domestically and internationally. The Company believes that most of its current and prospective customer base is very active at these toy shows and, therefore, the Company spends significant resources in the development of its marketing program for these shows.

    In addition, color product catalogs are used to assist in marketing the Company's core product lines and new product introductions. The catalogs, which include a detailed price list, are used by the Company's sales representatives to make follow-up customer presentations, take orders and develop new business opportunities.

    Product packaging and placement is a large part of the Company's overall marketing strategy. The Company's products are sold in brightly colored, eye-catching packages with strong brand identity. All packaging must meet strict guidelines for communication effectiveness and for their ability to stand out from the competitive clutter. Furthermore, the Company seeks prime shelf space (including end caps and "power walls") in the stores of its major retail customers.

    The Company currently allocates a significant portion of its marketing resources to television advertising, which it believes is the most cost effective way to reach its primary target audience of children. The commercials are run on national television and in local spot television markets to support the promotional efforts and distribution patterns of its key retailers. The Company's internal marketing team produces commercials, plans and executes media buys in conjunction with outside consultants who are experts in their respective fields.

    The Company also relies on public relations and promotional programs to generate excitement about its key brands. The Company currently is sponsoring promotional demonstrations and free samples of its Laser Challenge product at Major League Baseball games around the country, and has or currently is participating in sampling programs with the Boys and Girls Clubs of America, selected summer camps which belong to the American Camping Association, and is part of a traveling road show visiting key food retailers and events around the country. In addition, the Company has been running a Creepy Crawlers Collectors Club for four years, and has just established the Laser Challenge League, a fan club devoted to encouraging interest in the Laser Challenge system.

    The Company has a worldwide web site (http://www.laserchallenge.com) on the Internet which features its products and provides information about new products including release dates. In addition, the website allows the Company to gather important marketing information directly from consumers. Information contained on the Company's website is not a part of this Prospectus and must not be relied upon in evaluating the Company, its products or business or an investment in the Common Stock offered hereby.

    The Company also employs traditional marketing methods such as couponing and in-store demonstrations adjacent to its products.

PURCHASING AND MANUFACTURING

    PURCHASING

    The Company currently contracts for all of its manufacturing requirements. Management believes that this practice provides the Company with the most efficient use of its capital at this time. Tai Nam, which is based in Hong Kong, serves as the Company's purchasing agent pursuant to an Agency Agreement dated April 1, 1997, as amended (the "Agency Agreement") between Tai Nam and Toymax NY. Since the Company's founding, Tai Nam or its affiliate, Concentric Toys Limited ("Concentric"), have served as the Company's purchasing agent. Tai Nam and Concentric are owned by David Chu, the Chairman and a principal stockholder of the Company. As the Company's purchasing agent, Tai Nam arranges for the manufacturing of the Company's products based on purchase orders placed with Tai Nam by the Company.

In addition, Tai Nam handles all shipping documents, letters of credit, bills and payments, serves as liaison with other vendors and performs quality control functions. For these services, Tai Nam receives an agency fee of 7% of the gross invoiced value of products purchased by the Company. In fiscal 1997, Concentric served as the Company's purchasing agent and earned agency fees of $1,420,768. For the first quarter ended June 30, 1997, Tai Nam earned agency fees of $488,124.

    The Company believes that it has a favorable marketer-supplier relationship with Tai Nam. Prior to the formation of Toymax in 1990, Steven Lebensfeld, President of the Company, and Harvey Goldberg, the Executive Vice President of the Company, each had a marketer-supplier relationship with Tai Nam. The Company believes that the price, quality of merchandise, reliability, and the ability of Tai Nam to meet the Company's timing requirements for delivery have been comparable to, if not better than those available from unaffiliated third parties.

    The Company considers the terms of the Agency Agreement to be at least as favorable to the Company as those which are customary in the industry. Upon the closing of the Offering, all of the Company's affiliated transactions, including those with Tai Nam, will be subject to the approval of the independent directors of the Company's Board of Directors.

    MANUFACTURING

    As purchasing agent, Tai Nam arranges for the manufacturing of the Company's products based on purchase orders placed with Tai Nam by the Company. The majority of such products have been and are currently manufactured by Jauntiway Investments Limited ("Jauntiway"). Jauntiway is an OEM toy manufacturer with two manufacturing facilities in the southern portion of the PRC, including an ISO 9002 factory. Jauntiway is also owned by Mr. Chu. Since the Company's inception, Jauntiway has been the Company's most important manufacturer and the Company has been Jauntiway's leading customer. In fiscal 1997, the Company's product purchases from Tai Nam and Concentric totalled $13.6 million and $20.6 million, respectively. For the quarter ended June 30, 1997, the Company's payments to Tai Nam for product purchases totalled $6.9 million. In fiscal 1997, approximately 85% of the Company's products were manufactured by Jauntiway (some utilizing subcontractors), and such production constituted approximately 85% of Jauntiway's overall production. In the quarter ended June 30, 1997, Jauntiway manufactured 94% of the Company's products. The Company has entered into a Manufacturing Agreement with Tai Nam and Jauntiway dated September 22, 1997. This agreement contains standard manufacturing terms as well as providing that the Company shall not be required to provide a letter of credit or other security to Tai Nam or Jauntiway in connection with its purchase orders.

    Jauntiway owns two manufacturing plants in the PRC. The first is located in Pingshan Township, Shenzhen, and the second is located in a new facility in the Township of Qingxi, approximately 30 miles north of Hong Kong in Dongguan, Province of Canton. The Pingshan facility was opened in 1985 and was one of the first modern factories opened in the Pingshan which is now home to a large number of toy factories. The Pingshan facility is a 130,000 square foot ISO 9002 factory employs up to 1,500 workers. It offers a broad array of product development and manufacturing capabilities, including model-making, extrusion, vacuum, blow and injection plastic molding processes, as well as assembly, sealing and warehousing operations. Jauntiway's second facility is a new 500,000 square foot factory located in Qingxi. This factory, which opened in 1997, provides Jauntiway with significant additional production capacity as well as additional capabilities by virtue of its in-house mold making and tooling capabilities and large warehouse capacity. The new factory currently employs approximately 1,000 people and is expected to employ up to 4,000 people when fully completed in late 1997.

    The Company considers the terms it receives from Jauntiway (through Tai Nam) to be at least as favorable to the Company as those which are customary in the industry. Upon the closing of the Offering, all of the Company's affiliated transactions, including those with Tai Nam and Jauntiway, will be subject to the approval of the independent directors of the Company's Board of Directors.

    Manufacturing commitments are made on a purchase order basis. The Company bases its production schedules on customer estimates and orders, historical trends, the results of market research and current market information. The actual shipments of products ordered and the order cancellation rate are affected by consumer acceptance of the product line, the strengths of competing products, marketing strategies of retailers and overall economic conditions. Unexpected changes in these factors can result in a lack of product availability or excess inventory in a particular product line. As a result, the Company closely monitors market activity and adjusts production schedules accordingly. The Company utilizes EDI programs maintained by certain of its largest customers, which allows the Company to monitor actual store inventories, and thereby to schedule its production to meet anticipated re-orders. See "Risk Factors -- Risks Associated with Inventory Management."

    Tai Nam and Jauntiway also source products or components from other independent manufacturers located principally in the southern portion of the PRC, particularly during peak production periods. These suppliers are selected based on the quality of their products, prices and service. Tai Nam closely monitors its suppliers' manufacturing operations, including quality control, production scheduling and order fulfillment. Pursuant to the Agency Agreement, the Company owns the tooling and molds for its products.

    In June 1997, the United States extended the PRC's "MFN" status for one year which allows products imported into the United States from the PRC to be accorded normal import duties. The loss of Most Favored Nation status by the PRC could result in a substantial increase in import duty for the Company's products produced there and imported to the United States, which could adversely materially affect the Company's business. See "Risk Factors -- Reliance on Manufacturers Based in China; Trade Relations."

    Transactions in which the Company purchases goods from manufacturers are mostly effected in Hong Kong dollars, and accordingly, fluctuations in Hong Kong monetary rates may have an impact on cost of goods. However, since the early 1980s, the value of the Hong Kong dollar has been tied to the value of the United States dollar, reducing fluctuations between the two currencies. There can be no assurance that Hong Kong dollar will continue to be tied to the United States dollar. Furthermore, appreciation of Chinese currency values relative to the Hong Kong dollar could increase the cost to the Company of the products manufactured in the PRC, and thereby have a negative impact on the Company's margins and a material adverse effect on the Company's financial condition and results of operations. The exchange rate as of October 17, 1997 was HK$7.74 to US$1.00. See "Risk Factors -- Risks Inherent in International Operations."

    The basic raw materials used by Jauntiway in manufacturing the Company's products are petrochemical resin derivatives. Costs of petrochemical derivatives are affected by demand and supply as well as the value of the United States dollar in relation to foreign currencies, and have been subject to volatility in recent years. There can be no assurance as to the timing or extent to which the Company will be able to pass on any raw material price increases to its customers.

    In addition, a large portion of Jauntiway's petrochemical derivates are imported from Taiwan via Hong Kong. Any disruption of trade between Taiwan and the PRC may have a significant adverse impact on Jauntiway's operations and therefore could have a significant adverse impact on the Company's results of operations. See "Risk Factors- Reliance on Single Affiliated Manufacturer and Potential Conflict of Interest" and "--Partial Reliance on Imports from Taiwan."

COMPETITION

    The toy industry is highly competitive. Competition within the industry is based on consumer preferences, order fulfillment, pricing and new product development. In recent years, the toy industry has experienced rapid consolidation, evidenced most recently by the acquisition of Tyco by Mattel. The Company competes with many toy companies that have greater financial resources, greater name recognition, larger sales, marketing and product development departments and greater economies of scale. The largest United States toy companies are Mattel and Hasbro. In addition, the Company considers Tiger Electronics, Rose Art and Toy Biz, Inc. ("Toy Biz") to be among its major competitors. Due to the low barriers to entry into the toy industry, the Company also competes with smaller domestic and foreign toy manufacturers, importers and marketers.

    The toy industry is also experiencing a shift toward greater consolidation of retail distribution channels, such as large specialty toys stores and discount retailers, including Toys "R" Us, Wal-Mart, Kmart and Target, which have increased their overall share of the retail market. This consolidation has resulted in an increased reliance among retailers on the large toy companies because of their financial stability and ability to support products through advertising and promotions and to distribute products on a national basis. Such consolidation may have a negative impact on the ability of smaller toy manufacturers such as the Company to compete. See "Risk Factors -- Changes in the Retail Industry."

SEASONALITY

    Traditionally, the toy industry is a third and fourth calendar quarter business. As such, the Company is subject to the seasonal nature of the industry. In order to minimize its dependence on third and fourth quarter calendar sales, the Company seeks to expand into product categories which are traditionally popular in the first and second calendar quarters. Currently, the Company markets the Toss 'N Splatter-TM-, Quick Bombs-TM-, Ballerina Shower Tower-TM-, Laser Challenge accessories and Bubble Tots in an effort to boost sales in this traditionally weak time of year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

BACKLOG

    The Company generally ships products to customers within three to six months of the date an order is received. The Company's backlog, at August 31, 1997, was approximately $39.4 million, compared to $24.3 million at August 31, 1996. Because customer orders may be cancelled at any time without penalty, the Company believes that backlog may not accurately indicate sales for any future period. See "Risk Factors -- Risks Associated with Inventory Management."

GOVERNMENT AND INDUSTRY REGULATION

    The Company is subject to the provisions of the Federal Hazardous Substances Act, Federal Consumer Product Safety Act, the Flammable Fabrics Act and the regulations promulgated under each such act. Such Acts empower the CPSC to protect the public from hazardous goods. The CPSC has the authority to exclude from the market goods that are found to be hazardous and require a manufacturer to repurchase such goods under certain circumstances. The Company sends samples of all of its marketed products to independent laboratories to test for compliance with the CPSC's rules and regulations, as well as with the product standards of the TMA. The Company is not required to comply with the product standards of the TMA, but voluntarily does so. Similar consumer protection laws exist in state and local jurisdictions within the United Sates as well as certain foreign countries. The Company designs its products to exceed the highest safety standards imposed or recommended either by government or industry regulatory authorities. To date, the Company has not been found to be in material violation of any governmental product standard with respect to the Company's products.

    The Company is not required by the U.S. government to obtain any quality or safety approvals prior to sales in the U.S. However, prior to shipment, the Company's products are tested by independent laboratories on behalf of the Company and major retailers. The Company, however, is required to have and has obtained CE approval, European's toy safety Standard, for its products sold in Europe. In addition, the Company, together with Tai Nam, has obtained the Chinese quality license for export commodities from the Chinese Import and Export Commodity Inspection Bureau. Such license will expire on June 28, 1999.

INSURANCE

    The Company currently maintains product liability insurance and an umbrella liability policy. However, though the Company maintains what it considers to be adequate insurance, any successful claim could materially and adversely affect the reputation, prospects and results of operations of the Company. A successful claim against the Company's insurance coverage could have a material adverse effect on the Company's business and operations.

TARIFFS AND DUTIES

    In December 1994, the United States approved a trade agreement pursuant to which import duties on toys, games, dolls and other specified items were eliminated effective January 1, 1995 from products manufactured in all MFN countries (including the PRC). Increases in quotas, duties, tariffs or other changes or trade restrictions which may be imposed in the future would have a material adverse effect on the Company's financial condition, operating results or ability to import products. In particular, the Company's costs would be increased if the PRC's MFN status is revoked. The loss of MFN status for the PRC would result in substantial duties on the cost of toy products manufactured in the PRC and imported into the United States.

    In 1996, the United States government proposed retaliatory trade sanctions against the PRC, which would have included increased duties on selected products, but would not have included the Company's products originating in the PRC. The United States and PRC eventually agreed on settlement terms avoiding these sanctions. Any future imposition of trade sanctions by the United States and subsequent retaliatory actions by the Chinese government could result in supply disruptions and higher merchandise costs to the Company. The Company could attempt to mitigate the effects of an increase in duties by shifting its manufacturing to other countries, but there can be no assurance that the Company would be successful in this regard. See "Risk Factors--Reliance on Manufacturers Based in China; Trade Relations."

    In February 1997, the European Union (the "EU") adopted quotas on the importation of certain toys as well as other products manufactured in China. Such restriction has no effect on the Company's operations. On the other hand, in 1995, Canada eliminated its tariffs on all dolls and most toy categories, with the exception of certain toy sets and board games which will have their duties eliminated over 10 years. Both the EU and Japan began implementing Uruguay Round tariff reductions that, by 1999, will lower tariffs on several other toy categories over a period of 10 years.

PATENTS, TRADEMARKS AND PROPRIETARY TECHNOLOGY

    The Company owns or controls numerous patents and trademarks which limit the ability of third parties to directly compete with Company in its major brands. Key patents cover both the Creepy Crawlers Workshop oven as well as the Creature Creator oven. Key trademarks include Creepy Crawlers-Registered Trademark-, Plasti-Goop-Registered Trademark-, Talking Tina-Registered Trademark-, Laser Challenge-TM-, Metal Molder-TM-, Tattoo Graphix-Registered Trademark- and Magic Maker-Registered Trademark-. The Company has patents pending with regard to the Metal Molder and Laser Challenge product lines.

    Certain of the Company's product lines also incorporate concepts or technologies created by outside designers, some of which are patented by such licenses. In addition, many of the Company's products incorporate intellectual property rights, such as characters or brand names, that are proprietary to third parties. The Company typically enters into a license agreement to acquire the rights to the concepts, technologies or other rights for use with the Company's products. These license agreements typically provide for the retention of ownership of the technology, concepts or other intellectual property by the licensor and the payment of a royalty to the licensor. Such royalty payments generally are based on the net sales of the licensed product for the duration of the license and, depending on the revenues generated from the sale of the licensed product, may be substantial. In addition, such agreements often provide for an advance payment of royalties and may require the Company to guarantee payment of a minimum level of royalties that may exceed the actual royalties generated from net sales of the licensed product. Some of these agreements have fixed terms and may need to be renewed or renegotiated prior to their expiration in order for the Company to continue to sell the licensed product.

    To protect its proprietary know-how and technology, the Company requires its employees and consultants to execute confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company. These agreements also require disclosure and assignment to the Company of discoveries and inventions made by such persons while employed by the Company. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's confidential information will not otherwise become known or be independently developed by competitors or others.

PROPERTY

    The Company leases approximately 20,000 square feet of space in Plainview, New York for its corporate offices. The lease has an annual rental obligation which ranges from $315,000 in the first year to $365,171 in the sixth year, followed by a decrease to $313,620 in the seventh year. This lease expires on April 30, 2004.

    In addition, the Company leases approximately 3,270 square feet of space at the Toy Center-200 Fifth Avenue, New York, New York, to house its New York City Showroom facilities. This lease has an annual rental obligation of $115,020 and expires on April 30, 2003.

    The Company rents approximately 1,628 square feet of space in Kowloon, Hong Kong from David Chu, Chairman of the Company, which it uses as showroom facilities. The monthly rent under this lease is $5,900 (HK $45,584). The lease expires on August 1, 1998.

    The Company leases, on a month to month basis, approximately 48,943 square feet of space in Westbury, New York for warehousing purposes. The lease has a monthly rental obligation of $5,000.

    The Company utilizes public warehousing facilities in Long Beach, California and Tacoma, Washington and is charged based upon its usage of the facilities.

EMPLOYEES

    At June 30, 1997, the Company had 54 full time employees based at its Plainview, New York, headquarters. Of these, 23 of such employees worked in operations and research and development, 17 worked in sales and marketing and 14 worked in finance and administration. The Company is not subject to any collective bargaining agreements. Management believes that the Company's relationship with its employees is satisfactory.

LEGAL PROCEEDINGS

    The Company is involved in various legal proceedings and claims incident to the normal conduct of its business. The Company believes that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on its financial position or results of operations.

    In April 1997, Link Group International, a developer of toy games, filed a complaint against the Company in the United States District Court for the District of Connecticut, alleging breach of express and implied contracts, unjust enrichment, misappropriation, conversion and tortious interference with contract and seeking damages of $1.0 million. The substance of the allegations are that the Company orally agreed to pay royalties to Link Group relating to a laser action game allegedly conceived by Link Group, and then developed its own game using ideas provided by Link Group. Upon motion to the court, the Company has been granted an extension for its response. The Company intends to defend the action vigorously, though there can be no assurance as to the outcome of this lawsuit.

    In April 1996, the Company filed a complaint against Saban Entertainment, Inc. and Saban International, NY in the United States District Court for the Southern District of New York. The Company alleged eight claims of breach of contract and misrepresentation, seeking compensatory damages of $20 million. The substance of the Company's allegations are that the defendants failed to properly promote the Creepy Crawlers cartoon series in Europe, and failed to adequately market the Creepy Crawlers property, as was required by an agreement between the two parties. In addition, the Company alleged three claims of misrepresentation and breach of contract, arising from the defendants alleged breach of a license agreement between the parties. In connection with these additional claims, the Company sought $2 million. In July 1996, the defendants filed counterclaims against the Company, alleging breach of contract, an accounting, a constructive trust, unjust enrichment and conversion, seeking in excess of $750,000. Discovery in these matters is ongoing and the Company intends to prosecute and defend these actions vigorously.

    In November 1996, 4Kids Entertainment, Inc. ("4Kids") filed a complaint against the Company in the Supreme Court of New York, New York County, alleging breach of a Representation Agreement between the parties and seeking unspecified damages. 4Kids alleges that the Company failed to pay royalties on a licensing agreement with a candy manufacturer that 4Kids had allegedly procured for the Company. In January 1997, the Company filed a counterclaim seeking $1.5 million in damages, alleging breach of the Representation Agreement and fraudulent misrepresentation. The Company intends to defend and prosecute these actions vigorously.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors, executive officers and certain other key employees of Toymax are set forth below.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

David Ki Kwan Chu....................................          50   Chairman of the Board

Steven A. Lebensfeld.................................          44   President and Director

Harvey Goldberg......................................          45   Executive Vice President and Director

Kenneth Price........................................          35   Senior Vice President--Sales and Marketing

Carmine Russo........................................          38   Chief Operating Officer

Andrew B. Stein......................................          43   Vice President--International Sales

Amy L. Weltman.......................................          47   Vice President--Marketing

William A. Johnson, Jr...............................          44   Chief Financial Officer and Treasurer

Sanford B. Frank.....................................          44   General Counsel and Secretary

Jonathan Muir........................................          36   Controller

Oren Asher...........................................          44   Director-elect*

Joel M. Handel.......................................          61   Director-elect*

------------------------

* Prior to the consummation of the Offering, Messrs. Asher and Handel will be appointed to the Company's Board of Directors.

    The business experience, principal occupations and employment, as well as period of service, of each of the directors, executive officers and certain other key employees of the Company during at least the last five years are set forth below.

    DAVID KI KWAN CHU, CHAIRMAN OF THE BOARD. Mr. Chu is a co-founder of Toymax and has served as Chairman of Toymax (H.K.) Limited since its inception in 1990. In this capacity, Mr. Chu, who is based in Hong Kong, is the senior executive in charge of all of the Company's sourcing, manufacturing and strategic planning activities. Mr. Chu became involved in the toy industry in 1966 when he joined his father's plastic manufacturing plant. Under his influence, the manufacturing plant diversified into the toy business. In 1972, he was named president of his father's company and grew the manufacturing plant into one of Hong Kong's leading OEM toy manufacturers. Mr. Chu serves as Chairman of Pingshan Manufacturing Association, a local federation organized by a group of manufacturers operating factories in Pingshan, and as the Vice Chairman of Shenzhen Toys Association, a quasi-governmental organization devoted to fostering toy industry development in China's Shenzhen Special Economic Zone. Mr. Chu and his wife, Francis Shuk Kuen Leung, own and manage Tai Nam, the Company's purchasing agent, and Jauntiway, the Company's leading manufacturer. See "Business--Purchasing and Manufacturing" and "Certain Relationships and Related Transactions."

    STEVEN A. LEBENSFELD, PRESIDENT AND DIRECTOR. Mr. Lebensfeld is a co-founder of Toymax and has served as the President and a Director of Toymax Inc. since May 1990 and as a director of Toymax (H.K.) Limited since December 1995. Mr. Lebensfeld is the senior executive in charge of the Company's toy design and development activities. In his 20 years of experience in the toy industry, Mr. Lebensfeld has an extensive track record of founding and growing small businesses. In addition, Mr. Lebensfeld holds over 13 patents for toy design as well as process technologies. In 1992, he was responsible for the revitalization of the Creepy Crawlers trademark, creating a core brand of activity products. Prior to his involvement with Toymax, Mr. Lebensfeld founded and was President of Toy Biz from 1987 to 1989. During his tenure there, Mr. Lebensfeld was responsible for the exclusive arrangement of Toy Biz to license the rights for action figures and accessories from the first Batman movie from Warner Bros. and for SPIDERMAN and X-MEN action figures and accessories from the Marvel Comics group. Mr. Lebensfeld started the Kidworks (H.K.) Ltd., FOB division of Panosh Place, Inc. ("Panosh") in 1985, and was responsible for the development of character licensed product in Hong Kong which was distributed worldwide. In 1986, Mr. Lebensfeld moved to the domestic side of Panosh's operations and created successful product lines such as Zap-It and Laser Combat. Between 1984 and 1986, Mr. Lebensfeld was Managing Director of HG Toys (H.K.) Ltd. During this time, he created numerous toy product lines incorporating key licenses, such as CABBAGE PATCH KIDS and DISNEY CLASSICS. These licenses were the cornerstone of the international and domestic sales for the company, whose sales grew to $12 million in two years. Between 1979 and 1984, Mr. Lebensfeld was affiliated with Regent Toys, a company he and Mr. Goldberg founded.

    HARVEY GOLDBERG, EXECUTIVE VICE PRESIDENT AND DIRECTOR. Mr. Goldberg is a co-founder of Toymax. He has been a director of Toymax (H.K.) Limited since December 1995 and has served as Executive Vice President of Toymax Inc. since September 1995. In this capacity, Mr. Goldberg is the senior executive in charge of all of the Company's sales activities and both of Toymax's domestic and interntional vice presidents of sales report to him. Prior to joining Toymax, Mr. Goldberg served as a senior sales and marketing executive for Toy Biz, H-G Toys (HK) Ltd., Regent Toys, H-G Canada and Grand Toys. Mr. Goldberg is a director of MGI Software Corp., a public company traded on the Canadian over-the-counter market.

    KENNETH PRICE, SENIOR VICE PRESIDENT OF SALES AND MARKETING. Mr. Price is a co-founder of Toymax. From its inception in May 1990 through September 1995, Mr. Price served as Secretary of Toymax Inc., as well as holding key sales and marketing positions with the Company. From September 1995 through May 1996, Mr. Price served as Vice President of Sales and Marketing. Since May 1996, Mr. Price has served as Senior Vice President of Sales and Marketing. In such capacity, Mr. Price is in charge of the day-to-day domestic sales activities including working directly with Toys "R" Us and Kay-Bee Toys and managing the Company's domestic sales representative firms. Mr. Price supervises the Company's domestic sales and marketing activities and is closely involved in the development and distribution of Toymax's promotional television commercial advertising. Mr. Price is also the Company's senior executive in charge of securing, negotiating and maintaining licenses. Prior to joining Toymax, Mr. Price served as a marketing and sales executive for Toy Biz and H-G Toys (HK) Ltd.

    CARMINE RUSSO, CHIEF OPERATING OFFICER. Mr. Russo has served as Chief Operating Officer for the Company since April 1997. In this capacity, Mr. Russo reports directly to Mr. Lebensfeld and is responsible for the day-to-day management of all operational and research and development activities including design, development, purchasing, sourcing, production, shipping, and warehousing. Prior to that position, Mr. Russo served as Vice President of Operations and R&D for Toymax from December 1994 through March 1997. From December 1987 to December 1994, Mr. Russo held various senior management positions at Buddy L, a subsidiary of SLM International where he served as Senior Vice President-Operations and was a member of their Operating Committee. In this position, Mr. Russo was in charge of all Far East Operations for the company, including toys, sporting goods, fitness products and apparel. Before joining Buddy L, Mr. Russo was a development and production executive for H-G Toys from January 1984 to November 1987. In this capacity, Mr. Russo lived in Hong Kong and ran the Far East Operations for H-G Toys.

    ANDREW B. STEIN, VICE PRESIDENT OF INTERNATIONAL SALES. Mr. Stein has served as Vice President of International Sales for Toymax since March 1993. In this capacity, Mr. Stein is responsible for managing all of the day-to-day international sales activities, including calling on existing customers, developing new business accounts, managing sales representative firms and working closely with the Company's research and development department in connection with the development of new products. From December 1990 to March 1993, Mr. Stein served in a similar capacity at Tyco Playtime where he contributed to the increase in international sales from $3 million to $12 million. Prior to that, Mr. Stein served as Vice President of International Sales and Marketing at Nasta International. Mr. Stein has also served as an executive for H-G Toys, Inc., Amtoy and Ideal Toy Corporation.

    AMY L. WELTMAN, VICE PRESIDENT--MARKETING. Ms. Weltman has served as Vice President of Marketing of Toymax Inc. since January 1996. Ms. Weltman has day-to-day responsibility for advertising, public relations, licensing, sales promotion, marketing and merchandising programs, and research. She is involved in the development and execution of brand strategies, and in short and long term strategic planning and product development. Prior to serving as Vice President for the Company, Ms. Weltman served as a consultant to Toymax from July 1994 to December 1996. From 1982 to 1994, Ms. Weltman was Senior Vice President of Account Services at TSR Advertising, where she was responsible for the following accounts; Galoob Toys, Cap Toys, CBS Toys and Ideal Toys. Ms. Weltman was awarded an EFFIE from the American Marketing Association for her work on the Micro Machines brand and is a member of the Board of Directors of Women In Toys.

    WILLIAM A. JOHNSON, JR., CHIEF FINANCIAL OFFICER AND TREASURER. Mr. Johnson has served as Chief Financial Officer and Treasurer of the Company since March 1997. In this capacity, Mr. Johnson is the senior executive in charge of the Company's finance, treasury, accounts receivable, customer service department, as well as all MIS functions. From July 1987 to January 1997, Mr. Johnson was employed by Noodle Kidoodle, Inc., ("Noodle Kidoodle") and from May 1989, served as Vice President, Chief Financial Officer and Secretary. Noodle Kidoodle is a NASDAQ traded company currently operating a retail toy business specializing in educationally oriented products. Under its former name, Greenman Bros. Inc., the company operated as many as 330 retail specialty toy stores and was the largest distributor of toy, houseware and stationery products to retailers in the United States. Mr. Johnson was responsible for all corporate financial functions and administration including Securities and Exchange Commission and shareholder relations matters. From January 1976 to April 1982, and then again from January 1987 to July 1987, Mr. Johnson was employed by Deloitte & Touche, serving in various capacities, most recently as Audit Manager and Consultant. From July 1982 to January 1987, Mr. Johnson was employed by Associated Dry Goods (ADG) as Divisional Vice President of Corporate Accounting. ADG was a $5 billion retail holding company that owned Lord & Taylor, Caldor, Loehmann's and other department store operations. ADG was purchased by May Department Stores in late 1996.

    SANFORD B. FRANK, GENERAL COUNSEL AND SECRETARY. Mr. Frank has served as General Counsel for the Company since April 1994 and as Secretary since September 1995. In this capacity, Mr. Frank reports directly to Mr. Lebensfeld and is responsible for overseeing all legal affairs of the Company. Prior to joining Toymax, Mr. Frank served as Vice President and General Counsel for Tyco Playtime, a division of Tyco, from September 1990 to December 1993. From 1980 to 1990, Mr. Frank was in private practice.

    JONATHAN MUIR, CONTROLLER. Mr. Muir has served as controller of Toymax Inc. since July 1995. In this capacity, Mr. Muir is responsible for the day-to-day operations of the Finance Department including the preparation of financial statements, budgets and forecasts, accounting, accounts payable and accounts receivables. Mr. Muir joined Toymax in September 1993 as Assistant Controller. Prior to his association with Toymax, Mr. Muir served as Controller of Balducci's Inc. from 1989 to 1993.

    OREN ASHER, DIRECTOR. Mr. Asher has been the Chairman of MGI Software Corp. ("MGI"), a leading developer of photo and video software, since January 2, 1996. Prior to joining MGI, Mr. Asher was President and CEO of Ditek Software Corp., a graphics software development company which he founded in 1985 and which specializes in computer-aided design and drafting (CADD). Mr. Asher continues to hold the office of Chairman with Ditek Software Corp.

    JOEL M. HANDEL, DIRECTOR. Mr. Handel has been a partner in the law firm of Baer Marks & Upham LLP, which serves as counsel to the Company, since 1968. From April 1987 through March 1997, Mr. Handel was a member of the Board of Directors of Tyco Toys, Inc., a company for which Baer Marks & Upham LLP also served as counsel.

    The Board of Directors currently consists of three members. Prior to the closing of the Offering, Messrs. Asher and Handel will be appointed to the Board of Directors. Neither of Mr. Asher nor Mr. Handel is an officer or employee of the Company or any of its affiliates. Following the completion of the Offering, the Company intends to appoint two additional independent directors to the Board of Directors, each of whom shall be satisfactory to the Company and Fahnestock.

    The Company's Board of Directors will be divided into three classes. Directors of each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years. Having a classified Board of Directors may be viewed as inhibiting a change of control in the Company and impeding an attempt to take over the Company. See "Description of Securities--Delaware Law and Certain Charter and By-law Provisions."

COMPENSATION AND COMMITTEES OF THE BOARD OF DIRECTORS

    Directors of the Company who are not officers or full-time employees of the Company will each receive annual compensation of $12,000 and each will be granted options to purchase up to 15,000 shares of Common Stock under the Stock Option Plan.

    The Board of Directors has established an Audit Committee and a Compensation Committee. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, review the scope of their annual audit and other services they are asked to perform, review the report on the Company's financial statements following the audit, review the accounting and financial policies of the Company, review management's procedures and policies with respect to the Company's internal accounting controls and review related party transactions. Effective upon the closing of the Offering, the members of the Audit Committee will be Messrs. Chu, Asher and Handel. The two additional independent directors who will be appointed to the Board of Directors following completion of the Offering will also become members of the Audit Committee.

    The functions of the Compensation Committee are to set compensation levels and employee benefits of all officers of the Company. The Compensation Committee administers and makes awards under the Stock Option Plan. Effective upon the closing of the Offering, the members of the Compensation Committee will be Messrs. Chu, Asher and Handel.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during the fiscal year ended March 31, 1997 by the Chief Executive Officer and the Company's four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during any such year.

                           SUMMARY COMPENSATION TABLE

                                                                                      ANNUAL
                                                                                   COMPENSATION
                                                                                 -----------------

                                                                                          OTHER
                                                                                         ANNUAL      ALL OTHER
                                                        FISCAL    SALARY         BONUS COMPENSATION  COMPENSATION
NAME AND PRINCIPAL POSITION                              YEAR       ($)          ($)       ($)          ($)
------------------------------------------------------  ------   ---------       ---   -----------   ---------

David Ki Kwan Chu, Chairman (1).......................   1997    $       0        0      $240,000       $   0

Steven A. Lebensfeld, President.......................   1997    $ 253,500(2)    --         6,000(3)      867

Harvey Goldberg, Executive Vice President.............   1997    $ 240,300(2)(4) --         6,000(3)      544

Kenneth Price, Senior Vice President..................   1997    $ 265,000       --         6,500(3)      399

Carmine Russo, Chief Operating Officer................   1997    $ 160,000(2)    --         6,000(3)      268

------------------------

(1) Mr. Chu received no salary from the Company but did receive directors fees of $240,000.

(2) Commencing April 1, 1997, the salaries of Mr. Lebensfeld, Mr. Goldberg and Mr. Russo were increased to $300,000, $300,000 and $185,000, respectively.

(3) Constitutes car allowances.

(4) Mr. Goldberg's salary in fiscal 1997 included $157,000 in directors fees from Toymax HK.

EMPLOYMENT AGREEMENTS

    Prior to the closing of the Offering, the Company intends to enter into separate employment agreements effective October 1, 1997 with Messrs. Lebensfeld, Goldberg, Russo, Price, Johnson and Stein (individually and collectively, the "Employment Agreements"). The Employment Agreements with Messrs. Lebensfeld and Goldberg each have a term of three years with annual automatic one-year extensions unless six months advance notice of nonextension is furnished by either party. The Employment Agreements with Messrs. Russo, Price and Stein each has a term of three years with one-year automatic extensions unless two months advance notice of nonextension is furnished by either party. The Employment Agreement with Mr. Johnson has a term of two years.

    Pursuant to the Employment Agreements, Messrs. Lebensfeld, Goldberg, Price, Russo, Johnson and Stein will receive base salaries of $315,000, $315,000, $278,250, $265,000, $155,000, and $185,000, respectively, and are entitled to participate in the Executive Bonus Plan and the Stock Option Plan. Messrs. Lebensfeld's and Goldberg's Employment Agreements provide for a 10% (or greater, as determined by the Board of Directors of the Company) increase in base salary effective January 1, 1999 and each subsequent January 1 of the term thereof. The Employment Agreements with Messrs. Russo, Price and Stein provide for a 5% (or greater, as determined by the Board of Directors of the Company) increase in base salary effective January 1, 1999 and each subsequent January 1 of the term thereof.

    Each of the Employment Agreements with Messrs. Lebensfeld and Goldberg also provide an annual "Stock Appreciation Bonus" of 1% of the appreciation of the value of the outstanding common stock of the Company during the immediately preceding year.

    Under the Employment Agreements, the Company may terminate each executive officer's employment upon notice to the executive officer. Each executive officer may resign and terminate the Employment Agreement at any time. If the executive officer's employment is terminated at death, or by resignation or for "Good Cause" (as defined in the applicable Employment Agreement) the Company has no obligation to the executive except for payment of compensation and benefits accrued but unpaid at the time of termination.

    In the cases of Messrs. Lebensfeld and Goldberg, if during the term of the applicable Employment Agreement, the Company terminates the executive officer's employment without "Good Cause" or if the executive officer resigns with "Good Reason" (as defined in the applicable Employment Agreement), in addition to accrued but unpaid compensation and benefits, the executive officer is entitled to the payment of his base salary and continued participation in the Executive Bonus Plan, payment of the Stock Appreciation Bonus, and medical, health, dental and life insurance coverage for the remaining term of the applicable Employment Agreement. In the cases of Messrs. Russo, Price, Johnson and Stein, if during the term of the applicable Employment Agreement, the Company terminates the executive officer's employment without "Good Cause," in addition to accrued but unpaid compensation and benefits, the executive officer is entitled to the payment of his base salary for twelve months (six months in the case of Mr. Johnson) following termination of employment.

    All of the Employment Agreements provide for enhanced compensation in the event of termination of employment in the context of a "Change of Control" of the Company, as defined in the applicable Employment Agreement. Under each of these Employment Agreements, a Change of Control includes (i) the acquisition by a person or group of 20% or more of the Company's voting stock, (ii) a merger or consolidation resulting in a change in ownership of at least 80% of the Company's voting stock, and (iii) the sale of substantially all of the Company's assets. Under the Employment Agreements with Messrs. Lebensfeld and Goldberg, in addition to the events described above, a Change of Control also includes (a) the Company or its shareholders entering into an agreement to perform a transaction described above, if such transaction is ultimately consummated, and
(b) circumstances under which individuals who, as of the date the Employment Agreements are adopted constitute the Board of Directors of the Company, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved by a majority of the directors then still in office who were directors as of the date the Employment Agreements were adopted. The Employment Agreements with Messrs. Russo, Price and Stein provide that, in the event that following a Change of Control (as defined in his Employment Agreement), the executive officer's employment is terminated without Good Cause, in lieu of the twelve months' continuation of base salary otherwise due the executive officer on account of termination without Good Cause, the executive officer is entitled to 24 months' continuation of base salary. Mr. Johnson's Employment Agreement provides that in the event he is terminated without Good Cause following a Change of Control (as defined in his Employment Agreement), he is entitled to a total of twelve months' continuation of base salary, rather than six months'.

    The Employment Agreements with Messrs. Lebensfeld and Goldberg provide that in the event that the executive officer resigns within six months following a Change of Control (as defined in the applicable Employment Agreement), or following a Change of Control, the executive officer's employment is terminated without Good Cause, then in lieu of the continuation of base salary due the executive officer (but in addition to all other compensation and benefits due in the event of termination for Good Reason or without Good Cause), the executive officer is entitled to (1) a lump sum cash payment equal to three times his average compensation (i.e., base salary, Stock Appreciation Bonuses and Executive Bonus Plan awards) for the two prior calendar years, and (2) an amount equal to any additional income and excise taxes that will be payable by the executive officer on account of "excess parachute payments" (within the meaning of Section 280G of the Internal Revenue Code).

1997 STOCK OPTION PLAN

    Prior to the closing of the Offering, it is expected that the Board of Directors will have adopted and the stockholders of the Company will have approved the Stock Option Plan. The Stock Option Plan will provide for the grant to qualified employees (including officers and directors) of the Company of options to purchase shares of Common Stock. A total of 750,000 shares of Common Stock will be reserved by the Company for issuance upon exercise of stock options granted or which may be granted under the Stock Option Plan.

    The Stock Option Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has complete discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the Plan. Options granted under the Stock Option Plan may or may not be "incentive stock options" as defined in Section 422 of the Code ("Incentive Options") depending upon the terms established by the Board or Committee at the time of grant, but the exercise price of Incentive Options granted may not be less than 100% of the fair market value of the Common Stock as of the date of the grant (110% of the fair market value if the grant is an Incentive Option to an employee who owns more than 10% of the outstanding voting power of the Company). Options may not be exercised more than 10 years after the grant (five years if the grant is an Incentive Option to any employee who owns more than 10% of the outstanding voting power of the Company). Options granted under the Stock Option Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the Stock Option Plan, shares subject to cancelled or terminated options will be reserved for subsequently granted options. The number of options outstanding and the exercise price thereof will be subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

    Prior to the closing of the Offering, the Company intends to grant options to purchase an aggregate of 414,000 shares of Common Stock under the Stock Option Plan to officers, directors and other employees of the Company. Messrs Chu, Lebensfeld, Goldberg, Price, Russo, Stein and Johnson will receive options to purchase 60,000, 60,000, 60,000, 46,000, 46,000, 28,000 and 28,000 shares of
Common Stock, respectively. In addition, Directors of the Company who are not officers or full-time employees (Messrs. Asher and Handel) will each receive options to purchase 15,000 shares of Common Stock. Options granted to executive officers will vest 20% per year over a five year period commencing on the date of the grant. Options granted to Messrs. Asher and Handel will vest 50% per year over a two year period commencing on the date of the grant.

EXECUTIVE BONUS PLAN

    Prior to the closing of the Offering, it is expected that the Board of Directors will have adopted, and the shareholders will have approved, the Toymax International, Inc. Executive Bonus Plan (the "Bonus Plan"). The primary purpose of the Bonus Plan is to enable the Company to attract, motivate and retain key management employees upon whose judgment, initiative and efforts the Company's successful conduct, development and growth depend.

    The Bonus Plan will be administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee will determine whether to maintain the Bonus Plan with respect to any fiscal year of the Company, the key management employees of the Company who will be eligible to participate in the Bonus Plan for such fiscal year, and the amount, if any, of each participant's award under the Bonus Plan for such fiscal year, based on such participant's performance during such year. The aggregate amount of awards made under the Bonus Plan for a fiscal year may not exceed an amount equal to (i) 15% percent of the profit of the Company and its designated affiliates for such year (determined before taxation and Bonus Plan awards), reduced by (ii) 15% of the shareholders' equity of the Company and such affiliates during such year, all as determined by the Compensation Committee (the "Bonus Pool"). In addition, no award under the Bonus Plan may exceed the lesser of (i) 75% of the participant's base salary for the fiscal year for which the award is being made, or (ii) the participant's target percentage of the Bonus Pool for such fiscal year.

    Any awards under the Bonus Plan are paid, in cash, during the first pay period in June following the close of the fiscal year of the Company for which the Bonus Plan is maintained. Unless otherwise agreed in a writing between the Company and the participant, awards may be paid only to a participant who was an employee in good standing on the last day of such fiscal year, or, at the discretion of the Compensation Committee, who terminated employment prior to such date due to death, permanent and total disability or retirement after age 65.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of the date of this Prospectus and as adjusted to reflect the sale of 2,700,000 shares of Common Stock offered by the Company hereby, certain information, with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding Common Stock, (ii) each director, (ii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group:

                                                                                                    PERCENTAGE OF
                                                                                                  OUTSTANDING SHARES
                                                                                                        OWNED
                                                                                               ------------------------

                                                                         AMOUNT AND NATURE OF
                                                                              BENEFICIAL         BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                       OWNERSHIP(1)(2)      OFFERING     OFFERING
-----------------------------------------------------------------------  --------------------  -----------  -----------

David Ki Kwan Chu(3)(6)................................................         4,330,083            57.7%        42.5%

Steven Lebensfeld(4)(8)................................................         1,312,500            17.5         12.9

Harvey Goldberg(4)(5)..................................................            70,667             0.9          0.7

Goldberg Family Trust(7)...............................................         1,241,833            16.6         12.2

Frances Shuk Kuen Leung (3)(6).........................................         4,330,083            57.7         42.5

Kenneth Price..........................................................           225,000             3.0          2.2

Carmine Russo..........................................................            18,750             0.3          0.2

All directors and executive officers as a group (8 persons)............         5,962,000            79.5%        58.5%

------------------------

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) are exercisable within 60 days from the date hereof have been exercised.

(2) The equity accounts of the Company have been retroactively adjusted to reflect a recapitalization to effect a stock split of 16.67 shares of Common Stock, par value $0.01, for one share of Common Stock, par value $0.01.

(3) Mr. Chu's and Ms. Leung's address is: Units A and B, CDW Building, 382-392 Castle Peak Road, Tsuen Wan, N.T., Hong Kong.

(4) Messrs. Lebensfeld, Goldberg, Price and Russo's address is: 125 East Bethpage Road, Plainview, New York 11803.

(5) A total of 1,241,833 shares of Common Stock are beneficially owned by a trust for the benefit of Mr. Goldberg's wife and children. The trustee of this trust is not affiliated with Mr. Goldberg and Mr. Goldberg disclaims beneficial ownership of such shares.

(6) Includes 4,330,083 shares of Common Stock held by Best Phase Limited, a British Virgin Islands corporation, of which Mr. Chu and Ms. Leung own 100% of the outstanding shares. The address of Best Phase Limited is Units A and B, CDW Building, 382-392 Castle Peak Road, Tsuen Wan, N.T., Hong Kong. Frances Shuk Kuen Leung is the wife of Mr. Chu and they are deemed to be the beneficial owners of each other's shares of Common Stock of the Company.

(7) The Goldberg Family Trust's address is: c/o CIBC West Indies Offshore Banking Corporation, as trustee, International Centre, Warrens, St. Michael, P.O. Box 405, Bridgetown, Barbados, West Indies.

(8) Includes 126,000 shares held in trust or custodian accounts for the benefit of Mr. Lebensfeld's children. Mr. Lebensfeld is not the trustee of such trust and disclaims beneficial ownership of the 120,000 shares held in trust.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURCHASING AND MANUFACTURING

    Tai Nam Industrial Company Limited ("Tai Nam"), which is based in Hong Kong, serves as the Company's purchasing agent pursuant to an Agency Agreement dated April 1, 1997, as amended (the "Agency Agreement") between Tai Nam and Toymax Inc. Since the Company's founding, Tai Nam and its affiliate, Concentric, have served as the Company's purchasing agent. Tai Nam and Concentric are owned by David Chu, the Chairman and a principal stockholder of the Company. As the Company's purchasing agent, Tai Nam arranges for the manufacturing of the Company's products based on purchase orders placed with Tai Nam by the Company. In addition, Tai Nam handles all shipping documents, letters of credit, bills and payments, serves as liaison with other vendors and performs quality control functions.

    Pursuant to the Agency Agreement, Tai Nam receives an agency fee equal to seven percent (7%) of the gross invoiced value of products purchased by Toymax Inc. (based on the factory purchase price of the merchandise). Until April 1997, the Company utilized Concentric as its purchasing agent on similar terms. In fiscal 1997, Concentric earned $1,420,768 in agency fees and in the three months ended June 30, 1997 Tai Nam earned $488,124 in agency fees. Tai Nam's duties include handling purchase orders for, and acting as liaison to, manufacturers and vendors for the Company. Pursuant to the Agency Agreement, Toymax purchases products at FOB Yien Tian prices. The Company pays all expenses associated with the making of molds for new products and such molds are assets of the Company. The term of the Agency Agreement ends on March 31, 1999. The terms granted to the Company and the historical willingness of Tai Nam to permit the Company to delay payments at certain times, has benefited the Company.

    In fiscal 1997, the Company's purchases from Tai Nam and Concentric totalled $13.6 million and $20.6 million, respectively. The majority of the Company's products are manufactured by Jauntiway, which is also owned by Mr. Chu. In fiscal 1997, approximately 85% of the Company's products were manufactured by Jauntiway (some using subcontractors) and such production constituted approximately 85% of Jauntiway's overall production.

    In April 1997, Toymax NY entered into an Agency Agreement with Tai Nam under which Toymax NY acts as Purchasing Agent for Tai Nam in the United States in exchange for a fee equal to 5% of such purchases. During the quarter ending June 30, 1997 such fees amounted to $20,207.

    The Company rents approximately 1,628 square feet of space in Kowloon, Hong Kong from David Chu, Chairman of the Company which it uses as showroom facilities. The monthly rent under this lease is $5,900 (HK $45,584). The lease expires on August 1, 1998.

    The Company, Tai Nam and Mr. Chu have agreed that following completion of the Offering, all transactions with affiliates, including Tai Nam and Jauntiway, will be subject to the approval of the independent directors of the Company's Board of Directors.

    A portion of the proceeds of the Offering (approximately $6.0 million) will be used to pay down trade payables owed to Tai Nam and Concentric and to shorten payment cycles to Tai Nam. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

GUARANTEES AND LOANS

    Toymax NY, Toymax HK, and Tai Nam maintain a line of credit facility with State Street Bank & Trust Company, Hong Kong Branch (the "State Street Credit Facility"). The State Street Credit Facility is subdivided into three sub-facilities: (i) a $25.0 million Factoring-Cum-Financing Facility for Toymax NY ("Factoring Facility"), (ii) a $5.0 million Inventory Financing Facility for Toymax NY ("Inventory Facility") and (iii) a $1.0 million Trade Facility for Toymax HK and its affiliate Tai Nam ("Trade Facility"). At March 31, 1997 the Company's outstanding balance under the State Street Credit Facility was $8.4 million. In June 1997, the maximum borrowing limit under the State Street Credit Facility was increased from $12.5 million to $26.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Inventory Facility and the Factoring Facility are each guaranteed, personally and severally by David Chu, Steven Lebensfeld and Harvey Goldberg and by Tai Nam, Tai Nam Industrial Co., Juantiway, Concentric and Toymax HK. Mr. Chu is the Chairman and a principal stockholder of the Company. Messrs. Lebensfeld and Goldberg are executive officers of the Company. David Chu is the owner of Tai Nam, Tai Nam Industrial Co., Jauntiway and Concentric. Following the closing of the Offering, the Company expects that each of these guarantees will be terminated.

    Toymax HK is the guarantor of Tai Nam's obligations under a $4.68 million credit facility in Hong Kong.

    As of June 30, 1997, Mr. Lebensfeld, the Company's President, was indebted to the Company in the amount of $198,080. The maximum balance of the indebtedness of Mr. Lebensfeld to the Company since the beginning of fiscal 1997 was $216,910. These amounts represented expense and salary advances and do not bear interest. Mr. Lebensfeld intends to repay all such outstanding advances.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share, of which, as of the date of this Prospectus, 7,500,000 shares are outstanding. Holders of shares of Common Stock are entitled to one vote for each share hold of record on all matters to be voted on by stockholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefore and to share ratably in the assets of the Company available upon liquidation, dissolution or winding up. The holders of shares of Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors. See "Risk Factors -- Control by Existing Stockholders." All of the outstanding shares of Common Stock are, and the Common Stock offered hereby, upon issuance and when paid for, will be, duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

    The Company is authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share. The preferred stock may be issued in one or more series, the terms of which may be determined by the Board of Directors at the time of issuance without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any such preferred stock could materially adversely affect the rights of holders of Common Stock and, therefore, could reduce the value of the Common Stock. The ability of the Board of Directions to issue preferred stock could have the effect of delaying deferring or preventing a change in control of the Company. See "Risk Factors -- Certain Anti-Takeover Provisions."

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    Certain provisions of the Delaware General Corporation Law and of the Amended and Restated Certificate of Incorporation and By-Laws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders. See "Risk Factors -- Certain Anti-Takeover Provisions."

    DELAWARE ANTI-TAKEOVER LAW. Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The restrictions of Section 203 do not apply, among other things, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Certificate of Incorporation and By-laws do not currently contain any provisions electing not to be governed by Section 203 of the Delaware General Corporation Law. The provisions of Section 203 of the Delaware General Corporation Law may have a depressive effect on the market price of the Common Stock because they could impede any merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company.

    CLASSIFIED BOARD OF DIRECTORS. The Company's Board of Directors is divided into three classes of directors serving staggered terms. One class of directors will be elected at each annual meeting of stockholders for a three-year term. Having a classified Board of Directors may be viewed as inhibiting a change of control in the Company and impending an attempt to take over the Company. See "Management -- Board of Directors."

    PREFERRED STOCK. The Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock. Under certain circumstances, the issuance of Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is the American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of the Offering there will be 10,200,000 Shares outstanding, of which 7,500,000 shares will be "restricted securities," as such term is defined under Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act or an applicable exemption, including the exemption contained in Rule 144. Under Rule 144, as amended, a person (or persons, whose shares are aggregated) who has beneficially owned shares of Common Stock for at least one year may, under certain circumstances, sell, within any three-month period, a number of shares of Common Stock that does not exceed the greater of (i) 1% of the number of the then outstanding shares or (ii) the average weekly trading volume of such shares during the four calendar weeks preceding such sale. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the restricted securities for the last two years is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements of Rule 144. No predictions can be made as to the effect, if any, that market sales of restricted shares of Common Stock or their eligibility for sale under Rule 144 will have on the market price of the Common Shares prevailing from time to time. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock on the public market could adversely affect such market price and could impair the Company's future ability to raise capital through the sale of equity securities. Any shares of Common Stock to be sold through Rule 144 or otherwise by the holders of shares of Common Stock issued and outstanding at the Effective Date shall be executed through the Representatives at market prices.

    The stockholders of the Company have agreed not to offer, sell, contract to sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the shares of Common Stock held by them without the Representatives' prior written consent for a period of nine (9) months from the Effective Date.

    The holders of the Representatives' Warrants have been granted certain registration rights with respect to the Representatives' Warrants and the 195,750 Shares issuable upon exercise of the warrants included in the Representatives' Warrants. The sale, or availability for sale, of the outstanding shares of

Common Stock underlying the Representatives' Warrants in the public market subsequent to the Offering could adversely affect the prevailing market price of the shares of Common Stock.

                        CERTAIN FEDERAL TAX CONSEQUENCES

    The following discussion summarizes certain material federal income tax consequences expected to apply to a holder with respect to the purchase, ownership and disposition of shares of Common Stock ("Shares"). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed United States Treasury regulations promulgated thereunder, and the administrative and judicial interpretations thereof, all as in effect as of the date of this Prospectus. The consequences to any particular holder may differ from those described below by reason of that holder's particular circumstances. This summary does not address the considerations that may be applicable to particular classes of holders, including financial institutions, broker-dealers, tax-exempt organizations, banks, insurance companies and persons who are not citizens or residents of the United States, or who, as to the United States, are foreign corporations, foreign partnerships or foreign estates or trusts. In addition, this summary is limited to persons that will hold Shares as "capital assets" within the meaning of Section 1221 of the Code.

    The following discussion does not constitute, and should not be considered as, legal or tax advice to prospective holders. Each potential holder should consult with its own tax adviser before determining whether to purchase Shares, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws including, but not limited to, changes contained in the Taxpayer Relief Act of 1997.

DIVIDENDS

    Dividends paid on the Shares will be taxable as ordinary income to the extent paid out of the Company's current or accumulated earnings and profits (as defined for United States federal income tax purposes). Dividends received by corporations out of such earnings and profits will generally qualify for the 70 percent dividends-received deduction, so long as the holder has held its Shares for a sufficient time and certain other conditions are met. A stockholder will not be entitled to claim the dividends received deduction if he holds the shares for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend, or to the extent the stockholder is under an obligation to make related payments with respect to positions in substantially similar or related property. The 70 percent dividends-received deduction may be reduced for holders who borrow funds directly attributable to the purchase of its Shares. Where the dividends-received deduction is available, a portion of the amount deducted may have to be included by a corporation in computing its possible liability for alternative minimum tax. The amount of any distribution in excess of the Company's current and accumulated earnings and profits will first be applied to reduce the holder's tax basis in the Shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of the Shares.

DISPOSITIONS OF SHARES

    Subject to the discussion below relating to the potential application of Code Section 1248, a U.S. stockholder will, upon the sale or exchange of any Shares, recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized upon such sale or exchange and the stockholder's basis in the Shares. If the stockholder's holding period for such Shares is more than 18 months, such gain will be taxed as long-term capital gain and generally will be taxed at the rate of 20%. If the stockholder's holding period is more than one year but not more than 18 months, such gain would generally be subject to tax at a 28% rate. In addition, for tax years beginning after December 31, 2000, the maximum capital gain rates for assets which are held for more than 5 years is 18%. However, this 18% rate only applies to assets for which the holding period begins after December 31, 2000. A taxpayer holding a capital asset on January 1, 2001 may elect to treat the asset as having been sold on such date for its fair market value, and will be required to recognize gain, if any, measured by the fair market value of the shares on such date over the taxpayer's basis in such asset. A taxpayer who makes such election will be deemed to have reacquired the asset on such date.

    Code Section 1248 provides that if a U.S. person disposes of stock in a foreign corporation and such person owned directly, indirectly or constructively 10% or more of the voting shares of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a "controlled foreign corporation" ("CFC"), any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the stockholder held the shares (with certain adjustments). Holders who acquire Shares in this Offering will own stock in a U.S. corporation. However, certain subsidiaries of the Company, such as the Toymax HK and Toymax Bermuda subsidiaries will qualify as CFCs and will be wholly-owned subsidiaries of the Company. Code Section 1248(e) provides that if a United States person, who owns 10% or more of the stock of a U.S. corporation, sells or exchanges stock of such U.S. corporation and such U.S. corporation was formed or availed of principally for the holding, directly or indirectly, of stock of one or more foreign corporations, then all or part of the United States person's gain from the sale of the stock of the U.S. corporation could be subject to Code Section 1248. The determination of whether such U.S. corporation was formed principally for such purpose is a facts and circumstances analysis. The Company believes that because of the Company's dispersion of the ownership of Shares being offered in this Offering, no stockholder who acquires Shares in this Offering will own 10% or more of the voting shares of the Company and therefore Section 1248(e) should not apply to such stockholders. Even if such a stockholder owns, directly or through attribution, 10% or more of the voting shares of the Company, Code Section 1248(e) should not apply to such stockholder since, in the Company's view, it was not formed nor will be availed of principally for the holding, directly or indirectly, of stock of its foreign subsidiaries. However, U.S. persons who might, directly or through attribution, acquire 10% or more of the voting Shares of the Company should consider the possible application of Code Section 1248(e). In all events, a corporate stockholder is not currently subject to Code Section 1248(e) because the federal income tax rate at which capital gain and ordinary income are taxed is the same.

BACKUP WITHHOLDING

    Certain noncorporate holders may be subject to backup withholding at a rate of 31 percent on dividends. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper Taxpayer Identification Number or when the taxpayer is notified by the IRS that the taxpayer has failed to report payments of interest and dividends properly. Holders should consult their tax advisers regarding their qualification for exemption for backup withholding and the procedure for obtaining any applicable exemption.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), for whom Fahnestock & Co. Inc. ("Fahnestock") and Wedbush Morgan Securities Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus.

NAME OF UNDERWRITER                                                                     NUMBER OF SHARES PURCHASED
--------------------------------------------------------------------------------------  --------------------------
Fahnestock & Co. Inc..................................................................            1,095,000
Wedbush Morgan Securities Inc.........................................................            1,095,000
A.G. Edwards & Sons, Inc..............................................................               60,000
Lehman Brothers Inc...................................................................               60,000
Oppenheimer & Co., Inc................................................................               60,000
PaineWebber Incorporated..............................................................               60,000
The Buckingham Research Group Incorporated............................................               30,000
First of Michigan Corporation.........................................................               30,000
Furman Selz LLC.......................................................................               30,000
Janney Montgomery Scott Inc...........................................................               30,000
KSH Investment Group, Inc.............................................................               30,000
Laidlaw Global Securities, Inc........................................................               30,000
Pennsylvania Merchant Group Ltd.......................................................               30,000
Tucker Anthony Incorporated...........................................................               30,000
Unterberg Harris, L.P.................................................................               30,000
                                                                                                 ----------
    TOTAL.............................................................................            2,700,000

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions and that the Underwriters are committed to purchase all of the shares (other than those covered by the over-allotment) if any are purchased. The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The Representatives have advised the Company that the Underwriters propose to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not to exceed $0.35 per share. The Underwriters may allow, and such dealers may reallow, a concession of not more than $0.10 to certain other dealers. After the public offering, the offering price, the concession to certain dealers and other selling terms may be changed by the Representatives. The Underwriters have agreed not to confirm sales of Common Stock offered hereby to any account over which they exercise discretionary authority without the prior written approval of the customer.

    The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to a maximum of 405,000 additional shares of Common Stock solely to cover over-allotments, if any, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each Underwriter will be committed, subject to certain conditions, to purchase approximately the same proportion of additional shares as the number of shares to be purchased by it shown in the foregoing table bears to the total number of shares of Common Stock initially offered hereby.

    The Company's directors, officers and beneficial owners of 5% or more of the Company's outstanding Common Stock have agreed not to offer, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company, other than the over-allotment shares, if any, for a period of nine (9) months from the date of this Prospectus, without the prior written consent of the Representatives.

    The Company and Fahnestock will enter into an investment banking agreement which, amongst other things, will grant Fahnestock a right of first refusal for a period of fifteen (15) months after the Effective Date for any investment banking services. In addition, Fahnestock shall have Board of Directors information and obligation rights. The Company has also agreed to pay Fahnestock a non-accountable expense allowance of $75,000, $40,000 of which has been paid to date.

    In connection with this Offering, the Company has agreed to grant to the Representatives warrants to purchase up to 195,750 shares of Common Stock (the "Representatives' Warrants"). The Representatives' Warrants, which warrants (and the underlying shares of Common Stock) are being registered pursuant to the Registration Statement filed with respect to the Common Stock offered hereby, shall be exercisable at any time during a period of four (4) years commencing at the beginning of the second year after their issuance and provide for an exercise price equaling one hundred twenty percent (120%) of the initial public offering price set forth herein. The Representatives' Warrants are non-transferable during the term, except to affiliates of the Representatives, and grant to the holder thereof certain registration rights for the securities issuable upon the exercise thereof.

    Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock was determined by negotiations between the Company and the Representatives and does not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value. The initial public offering price should not be considered indicative of the actual value of the Company. Among the factors considered in such negotiations were the history and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management, the Company's capital structure, past and present operations and earnings and earnings prospects, the general condition of the securities markets at the time of the Offering and the market prices and earnings of similar securities of comparable companies at the time of the Offering.

    In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 405,000 shares of Common Stock, by exercising the over-allotment option referred to above. In addition, the Representatives may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Baer Marks & Upham, LLP, New York, New York. Joel M. Handel, a partner of Baer Marks & Upham, will become a Director of the Company prior to the consummation of the Offering. Each Director who is not an officer or full-time employee of the Company, including Mr. Handel, will receive annual compensation of $12,000 and will be granted options to purchase up to 15,000 shares of Common Stock. Orrick Herrington & Sutcliffe LLP, New York, New York has acted as counsel to the Underwriters in connection with this Offering.

                                    EXPERTS

    The consolidated financial statements as of and for the years ended March 31, 1996 and March 31, 1997 included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report appearing herein, and are included in reliance upon the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements for the year ended March 31, 1995 included in this Prospectus have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

    AUDITOR CHANGE

    On March 15, 1996, the Company engaged the services of BDO Seidman LLP ("BDO") as its new independent accountants effective with the audit of its fiscal year ended March 31, 1996. The Company's prior independent accountants, Deloitte Touche Tohmatsu were not re-elected by the Board of Directors for the fiscal year ended March 31, 1996. Deloitte Touche Tohmatsu's reports on the financial statements of the Company for each of the two years in the period ended March 31, 1995 contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the Board of Directors of the Company. Prior to the change in accountants, including during each of the Company's two fiscal years ended March 31, 1995, and through March 31, 1996, the date on which the prior independent accountants were not re-elected, there were no reportable events (as defined in the regulations of the Securities and Exchange Commission) or disagreements with the former accountants on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") Washington, D.C., a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the Exhibits and schedules thereto, and may be inspected without charge at the Commissions's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of fees prescribed by the Commission. In addition, the Commission maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. If the Company's Common Stock is listed on the Nasdaq National Market after the Offering, such information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C.

                                                      TOYMAX INTERNATIONAL, INC.
                                                                AND SUBSIDIARIES

                                                                                  CONTENTS
                                                                                  ---------

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                                      F-2

INDEPENDENT AUDITORS' REPORT                                                            F-3

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated balance sheets as of March 31, 1996 and 1997; June 30, 1997
  (unaudited)                                                                           F-4

  Consolidated statements of operations for the three years
    in the period ended March 31, 1997; three months ended June 30, 1996 and
    1997 (unaudited)                                                                    F-5

  Consolidated statements of stockholders' equity (deficit)
    for the three years in the period ended March 31, 1997; three months ended
    June 30, 1996 and 1997 (unaudited)                                                  F-6

  Consolidated statements of cash flows for the three years
    in the period ended March 31, 1997; three months ended June 30, 1996 and
    1997 (unaudited)                                                                    F-7

  Notes to consolidated financial statements                                      F-8--F-22

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders of
Toymax International, Inc.

    We have audited the accompanying consolidated balance sheets of Toymax International, Inc. and subsidiaries as of March 31 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two year period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Toymax International, Inc. and its subsidiaries at March 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the two year period ended March 31, 1997, in conformity with generally accepted accounting principles.

BDO Seidman, LLP
Mitchel Field, New York
July 31, 1997, except for Notes 1 and 12
  which are as of October 20, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Toymax International, Inc.

    We have audited the accompanying consolidated statement of operations, stockholders' equity (deficit) and cash flows of Toymax International, Inc. and subsidiaries for the year ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the result of operations and cash flows of Toymax International, Inc. and its subsidiaries for the year ended March 31, 1995 in conformity with generally accepted accounting principles.

Deloitte Touche Tohmatsu
Hong Kong
November 11, 1995, except for Note 1
as to which the date is
October 20, 1997

                                                      TOYMAX INTERNATIONAL, INC.
                                                                AND SUBSIDIARIES
                                                     CONSOLIDATED BALANCE SHEETS

                                                                               MARCH 31,              JUNE 30,
                                                                      ----------------------------  -------------
                                                                          1996           1997           1997
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)
ASSETS
CURRENT:
  Cash..............................................................  $   1,269,434  $     564,659  $   1,550,782
  Due from Factor (Notes 2 and 5)...................................      5,514,779     14,311,369      5,431,992
  Accounts receivable, less allowance for doubtful accounts of
    $811,969, $739,219 and $722,095 (Notes 2 and 5).................        619,015      2,226,845      1,658,410
  Prepaid expenses and other current assets.........................      1,276,770        795,869      1,715,076
  Inventories (Notes 3 and 5).......................................      5,835,805      4,797,452      8,037,018
  Income tax refunds receivable (Note 7)............................      4,199,999       --              215,484
  Due from affiliates (Note 6)......................................          3,564          4,367         51,793
  Due from officers (Note 6)........................................        164,831        171,689        200,380
  Deferred income taxes (Note 7)....................................       --            1,007,350      1,007,350
                                                                      -------------  -------------  -------------
      TOTAL CURRENT ASSETS..........................................     18,884,197     23,879,600     19,868,285
PROPERTY AND EQUIPMENT, NET (NOTE 4)................................      3,023,213      2,190,861      2,228,260
DEFERRED INCOME TAXES (NOTE 7)......................................       --               57,228         57,228
OTHER ASSETS........................................................        219,278        150,153        382,158
                                                                      -------------  -------------  -------------
                                                                      $  22,126,688  $  26,277,842  $  22,535,931
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT:
  Bank credit facility (Note 5).....................................  $   4,012,795  $   8,447,087  $   5,103,708
  Accounts payable..................................................      4,736,921      1,648,405      3,417,385
  Accrued expenses..................................................      3,071,712      2,919,735      1,702,086
  Accrued rebate and allowances.....................................      1,608,760      1,425,759      1,394,090
  Income taxes payable..............................................        733,421        275,145        249,728
  Due to affiliates (Note 6)........................................     10,728,495     10,756,471     10,101,262
  Due to officer (Note 6)...........................................         48,466        504,032        397,420
  Current portion of long-term obligations (Note 8).................         66,846         37,714         48,285
                                                                      -------------  -------------  -------------
      TOTAL CURRENT LIABILITIES.....................................     25,007,416     26,014,348     22,413,964
LONG-TERM OBLIGATIONS (NOTE 8)......................................         51,836          8,300         49,041
DEFERRED INCOME TAXES (NOTE 7)......................................        159,772       --             --
                                                                      -------------  -------------  -------------
      TOTAL LIABILITIES.............................................     25,219,024     26,022,648     22,463,005
                                                                      -------------  -------------  -------------
COMMITMENTS AND CONTINGENCIES (NOTE 8)
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred Stock, par value $.01 per share; 5,000,000 shares
  authorized, none outstanding......................................
Common stock, par value $.01 per share; 50,000,000 shares
  authorized;
  7,500,000 shares issued and outstanding (Note 1)..................         57,692         57,692         57,692
Additional paid-in capital..........................................       --             --              187,000
Retained earnings (accumulated deficit).............................     (3,134,876)       212,654       (156,614)
Cumulative foreign currency translation adjustment..................        (15,152)       (15,152)       (15,152)
                                                                      -------------  -------------  -------------
      TOTAL STOCKHOLDERS' EQUITY (DEFICIT)..........................     (3,092,336)       255,194         72,926
                                                                      -------------  -------------  -------------
                                                                      $  22,126,688  $  26,277,842  $  22,535,931
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                                              TOYMAX INTERNATIONAL, INC.

                                                        AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          YEAR ENDED MARCH 31,              THREE MONTHS ENDED JUNE 30,
                                               -------------------------------------------  ---------------------------
                                                   1995           1996           1997           1996           1997
                                               -------------  -------------  -------------  -------------  ------------
                                                                                             (UNAUDITED)   (UNAUDITED)
NET SALES (NOTES 6 AND 9)....................  $  70,622,912  $  43,621,599  $  54,682,635  $   2,678,914  $  7,090,862
                                               -------------  -------------  -------------  -------------  ------------
COST AND EXPENSES:
  Cost of goods sold (Notes 6 and 8).........     42,639,900     30,600,599     33,836,513      2,366,696     3,783,717
  Selling and administrative (Notes 4 and
    8).......................................     27,121,111     24,640,633     18,026,004      2,833,295     3,664,051
                                               -------------  -------------  -------------  -------------  ------------
                                                  69,761,011     55,241,232     51,862,517      5,199,991     7,447,768
                                               -------------  -------------  -------------  -------------  ------------
    Operating income (loss)..................        861,901    (11,619,633)     2,820,118     (2,521,077)     (356,906)
                                               -------------  -------------  -------------  -------------  ------------
OTHER INCOME (EXPENSES):
  Other income, net..........................        247,138        685,427        726,037        246,953        31,856
  Interest income............................        101,439         31,577         89,556         10,452        17,587
  Interest expense...........................       (561,148)      (769,465)      (483,380)       (51,165)     (148,810)
  Finance charges (Note 2)...................       (579,345)      (385,721)      (498,137)       (25,404)      (83,168)
                                               -------------  -------------  -------------  -------------  ------------
                                                    (791,916)      (438,182)      (165,924)       180,836      (182,535)
                                               -------------  -------------  -------------  -------------  ------------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT AND
  MINORITY INTEREST IN NET LOSS OF
  SUBSIDIARY.................................         69,985    (12,057,815)     2,654,194     (2,340,241)     (539,441)
INCOME TAX BENEFIT (NOTE 7)..................        198,175      2,253,732        681,200        922,097       152,187
                                               -------------  -------------  -------------  -------------  ------------
INCOME (LOSS) BEFORE MINORITY INTEREST IN NET
  LOSS OF SUBSIDIARY.........................        268,160     (9,804,083)     3,335,394     (1,418,144)     (387,254)
MINORITY INTEREST IN NET LOSS OF
  SUBSIDIARY.................................       --             --               12,136       --              17,986
                                               -------------  -------------  -------------  -------------  ------------
NET INCOME (LOSS)............................  $     268,160  $  (9,804,083) $   3,347,530  $  (1,418,144) $   (369,268)
                                               -------------  -------------  -------------  -------------  ------------
                                               -------------  -------------  -------------  -------------  ------------
EARNINGS (LOSS) PER SHARE (NOTE 1)...........  $         .04  $       (1.31) $         .45  $       (0.19) $      (0.05)
                                               -------------  -------------  -------------  -------------  ------------
                                               -------------  -------------  -------------  -------------  ------------
SUPPLEMENTAL NET INCOME (LOSS) PER SHARE
  (NOTE 1)...................................                                $         .47                 $      (0.03)
                                                                             -------------                 ------------
                                                                             -------------                 ------------

          See accompanying notes to consolidated financial statements.

                                                      TOYMAX INTERNATIONAL, INC.
                                                                AND SUBSIDIARIES

                                                      CONSOLIDATED STATEMENTS OF
                                                  STOCKHOLDERS' EQUITY (DEFICIT)

                                                                          RETAINED                    TOTAL
                                         COMMON STOCK       ADDITIONAL    EARNINGS    CUMULATIVE   STOCKHOLDERS'
                                     ---------------------   PAID-IN    (ACCUMULATED  TRANSLATION     EQUITY
THREE YEARS ENDED MARCH 31, 1997       SHARES     AMOUNT     CAPITAL      DEFICIT)    ADJUSTMENT    (DEFICIT)
-----------------------------------  ----------  ---------  ----------  ------------  -----------  ------------
BALANCE, April 1, 1994.............   7,500,000  $  57,692  $   --       $7,101,047    $ (15,152)   $7,143,587
  Net income.......................      --         --          --          268,160       --           268,160
  Dividend declared................      --         --          --         (700,000)      --          (700,000)
                                     ----------  ---------  ----------  ------------  -----------  ------------
BALANCE, March 31, 1995............   7,500,000     57,692      --        6,669,207      (15,152)    6,711,747
  Net loss.........................      --         --          --       (9,804,083)      --        (9,804,083)
                                     ----------  ---------  ----------  ------------  -----------  ------------
BALANCE, March 31, 1996............   7,500,000     57,692      --       (3,134,876)     (15,152)   (3,092,336)
  Net income.......................      --         --          --        3,347,530       --         3,347,530
                                     ----------  ---------  ----------  ------------  -----------  ------------
BALANCE, March 31, 1997............   7,500,000     57,692      --          212,654      (15,152)      255,194
Net loss for the three months ended
  June 30, 1997 (unaudited)........      --         --          --         (369,268)      --          (369,268)
Compensation for shares sold to
  employees below fair value
  (unaudited)......................      --         --         187,000       --           --           187,000
                                     ----------  ---------  ----------  ------------  -----------  ------------
Balance June 30, 1997
  (unaudited)......................   7,500,000  $  57,692  $  187,000   $ (156,614)   $ (15,152)   $   72,926
                                     ----------  ---------  ----------  ------------  -----------  ------------
                                     ----------  ---------  ----------  ------------  -----------  ------------

          See accompanying notes to consolidated financial statements.

                                                      TOYMAX INTERNATIONAL, INC.
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    FOR THE THREE MONTHS
                                                                  YEAR ENDED MARCH 31,                 ENDED JUNE 30,
                                                         ---------------------------------------  ------------------------
                                                            1995         1996          1997          1996         1997
                                                         -----------  -----------  -------------  -----------  -----------
                                                                                                  (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................  $   268,160  $(9,804,083) $   3,347,530  $(1,418,144) $  (369,268)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation and amortization......................    1,316,352    1,825,502      1,510,661      352,058      277,888
    Bad debts..........................................      --           880,409         16,312        1,804      --
    Non-cash compensation..............................      --           --            --            --           187,000
    Loss on disposal of property and equipment.........        5,493        2,685         15,070      --           --
    Changes in deferred income taxes...................      131,383    1,650,303     (1,224,350)     --           --
    Minority interest in net loss of subsidiary........      --           --             (12,136)     --           (17,986)
    Changes in operating assets and liabilities:
      Due from Factor and accounts receivable..........    1,978,901       79,005    (10,420,732)   3,654,441    9,464,124
      Due from affiliates..............................     (904,029)   1,056,117           (803)     (24,354)     (47,426)
      Inventories......................................     (581,963)   2,182,705      1,038,353      527,962   (3,239,566)
      Income tax refunds receivable....................     (392,649)  (3,807,350)     4,199,999     (947,193)    (215,484)
      Prepaid expenses and other assets................     (184,846)   1,048,635        562,162     (297,010)  (1,133,226)
      Accounts payable and accruals....................    1,060,325    1,473,396     (3,334,494)    (435,036)     519,662
      Due to affiliates................................       69,572    4,021,808         27,976      572,510     (655,209)
      Income taxes payable.............................   (1,278,661)      99,049       (458,276)     (33,279)     (25,417)
                                                         -----------  -----------  -------------  -----------  -----------
        NET CASH PROVIDED BY (USED IN) OPERATING
        ACTIVITIES.....................................    1,488,038      708,181     (4,732,728)   1,953,759    4,745,092
                                                         -----------  -----------  -------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment................   (2,348,291)  (1,055,182)      (703,697)     (74,713)    (268,838)
  Proceeds from disposals of property and equipment....       12,226      367,838         10,318      --           --
  Advances to officers.................................      --           (22,828)      (114,919)     --           (28,921)
  Repayment from officers..............................      --               957         19,061          230          230
                                                         -----------  -----------  -------------  -----------  -----------
        NET CASH USED IN INVESTING ACTIVITIES..........   (2,336,065)    (709,215)      (789,237)     (74,483)    (297,529)
                                                         -----------  -----------  -------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in bank credit facility..........     (961,015)   1,525,772      4,434,292   (3,128,097)  (3,343,379)
  Repayments of long--term obligations.................      (83,425)     (87,614)       (72,668)     (16,220)     (11,449)
  Payment of dividends payable.........................      --          (700,000)      --            --           --
  Repayments of loan from officers.....................     (574,116)    (962,997)      (387,401)    (134,555)    (157,096)
  Loans from officers..................................      373,227      925,453        842,967      622,593       50,484
                                                         -----------  -----------  -------------  -----------  -----------
        NET CASH PROVIDED BY (USED IN) FINANCING
        ACTIVITIES.....................................   (1,245,329)     700,614      4,817,190   (2,656,279)  (3,461,440)
                                                         -----------  -----------  -------------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...   (2,093,356)     699,580       (704,775)    (777,003)     986,123
CASH AND CASH EQUIVALENTS, beginning of year...........    2,663,210      569,854      1,269,434    1,269,434      564,659
                                                         -----------  -----------  -------------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of year.................  $   569,854  $ 1,269,434  $     564,659  $   492,431  $ 1,550,782
                                                         -----------  -----------  -------------  -----------  -----------
                                                         -----------  -----------  -------------  -----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid........................................  $   510,638  $   723,869  $     440,267  $    45,040  $   118,412
                                                         -----------  -----------  -------------  -----------  -----------
  Income taxes paid....................................  $ 1,341,752  $   853,389  $     552,057  $   --       $     1,200
                                                         -----------  -----------  -------------  -----------  -----------
SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITIES
  Capital lease obligation incurred....................  $   106,891  $   --       $    --        $   --       $    65,434
                                                         -----------  -----------  -------------  -----------  -----------
  Offset of accrued officer's salary net of taxes,
    applied against advances to officers...............  $   --       $   --       $      89,000  $    89,000  $   --
                                                         -----------  -----------  -------------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REORGANIZATION

    Toymax International, Inc., a Delaware corporation ("Toymax" and the "Company") was organized in Delaware on August 6, 1997 to acquire and continue the various businesses conducted by Toymax, Inc., a New York corporation ("Toymax NY"), Toymax (H.K.) Limited, a private limited company organized under the laws of Hong Kong ("Toymax HK"), Toymax (Bermuda) Limited, a company organized under the laws of Bermuda ("Toymax Bermuda"), Toymax (Canada) Limited, a corporation organized under the laws of the Province of Ontario ("Toymax Canada") and Toymax (U.K.) Limited a company organized under the laws of England and Wales ("Toymax UK") (collectively, the "Toymax Group"). Toymax HK and Toymax NY, historically the Company's principal operating entities, were each formed in 1990. Toymax Canada was formed in August 1997 and Toymax Bermuda was formed in September 1997. Toymax Bermuda will continue the business previously carried out by Toymax HK on a going forward basis. Toymax NY owns a 75% interest in Craft Expression, Inc. ("Craft"), a New York corporation. In conjunction with the proposed Public Offering, the Company completed the reorganization pursuant to which: (i) Toymax HK contributed all of the outstanding capital stock of its wholly-owned subsidiaries, Toymax NY and Toymax UK, to the Company and (ii) the stockholders of Toymax HK exchanged their 100,000 ordinary shares of Toymax HK stock for 425,686 shares of Common Stock of the Company and 4,500,000 shares of Preferred Stock of Toymax HK for 24,224 shares of Common Stock of the Company (the "Reorganization"). Following the Reorganization, Toymax NY, Toymax HK, Toymax Bermuda, Toymax Canada and Toymax UK are direct or indirect wholly-owned subsidiaries of Toymax. The Company also effected a 16.67 to one stock split

    The Reorganization has been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. The financial statements present the results of the Company and its subsidiaries as if the Company had been combined for all periods presented.

    BUSINESS

    Toymax HK and Toymax NY are involved in the designing, marketing and distribution of toy products. Craft is involved in the designing, producing, marketing and distributing of arts and craft products. Craft was substantially inactive during the year ended March 31, 1997. Toymax UK was inactive during the years ended March 31, 1995, 1996 and 1997 and the three months ended June 30, 1996 and 1997.

    RECAPITALIZATION

    The equity accounts of the Company have been retroactively adjusted for the Reorganization and the 16.67 to 1 stock split by the Company described above.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of intercompany accounts and transactions. The consolidated financial statements are presented in U.S. dollars.

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents includes investments with original maturities of three months or less at the date of acquisition. Such investments are stated at cost, which approximates market value, and amounted to $180,000, $490,000 and $140,000 at March 31, 1996, March 31, 1997 and June 30, 1997, respectively.

    INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out basis) or market. Inventories consist principally of purchased finished goods. Prior to 1997, the Company maintained a small quantity of raw material inventory which was used by a subcontractor to manufacture some of the Company's finished goods.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at original cost. Depreciation of machinery, equipment and molds, and furniture and fixtures, is computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized by the straight-line method over the shorter of their economic lives or the terms of the leases.

    TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

    Substantially all assets and liabilities of the Company are translated at year end exchange rates, while income and expenses are translated at average exchange rates for the year. Gains and losses resulting from translation of foreign currency financial statements are deferred and classified as a separate component of stockholders' equity.

    INCOME TAXES

    Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax law or rate changes are included in income as part of deferred tax expense or benefits in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion of, or all of, a deferred tax asset will not be realized.

    REVENUE RECOGNITION

    Sales are recorded upon shipment, free on board from the point of shipment. The Company provides, as a reduction of sales, for anticipated returns and allowances on defective merchandise based on known claims and an estimate of additional returns.

    ADVERTISING

    Advertising costs are charged to operations as incurred. Advertising expenses for the years ended March 31, 1995, 1996 and 1997 were $9,343,011, $10,837,349 and $6,341,591, respectively. Advertising expenses for the three months ended June 30, 1996 and 1997 were $3,459,485 and $651,778, respectively.

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ROYALTIES

    Minimum guaranteed royalties, as well as royalties in excess of minimum guarantees, are expensed based on the sales of related products. The realizability of minimum guaranteed royalties paid is evaluated by the Company based on the projected sales of the related products.

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses are charged to operations as incurred. Research and development expenses for the years ended March 31, 1995, 1996, and 1997 were $3,674,031, $2,029,095 and $1,845,468, respectively. Research and development expenses for the three months ended June 30, 1996 and 1997 were $268,914 and $468,342, respectively.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of certain financial instruments, including cash, due from factor, accounts receivable and accounts payable, approximate fair value as of March 31, 1996, March 31, 1997 and June 30, 1997 because of the relatively short-term maturity of these instruments. The carrying value of the bank credit facility and long-term debt, including the current portion, approximates fair value as of March 31, 1996 and 1997 based upon the borrowing rates currently available to the Company for bank loans with similar terms and average maturities. Fair value of the amounts due to or from affiliates cannot be readily determined because of the nature of the terms.

    EARNINGS (LOSS) PER SHARE

    Per share data is calculated using the weighted average number of common shares outstanding during the period.

    SUPPLEMENTAL NET INCOME (LOSS) PER SHARE

    Supplemental net income (loss) per share is based on the weighted average number of shares of common stock and common stock equivalents used in the calculation of income (loss) per share (7,500,000 at March 31, 1997 and June 30, 1997), plus the estimated number of shares (528,000 for March 31, 1997 and 1,111,000 for June 30, 1997) that would need to be sold by the Company in order to fund the repayment of the outstanding bank debt ($4,013,000 at April 1, 1996 and $8,447,000 at April 1, 1997) which is to be paid out of the proceeds of the proposed public offering (see Note 12).

    ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    In 1997, the Company adopted the Statement of Financial Accounting Standard No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF." The effect of adopting this standard was insignificant.

    ACCOUNTING FOR STOCK BASED COMPENSATION

    In connection with its adoption of Statement of Financial Accounting Standard No. 123 "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("SFAS No. 123"), the Company will adopt the intrinsic value method of accounting for employee stock options, and disclose the pro forma impact on net income and earnings per

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) share as if the fair value-based method had been applied. For equity instruments, including stock options, issued to non-employees, including directors, the fair value of the equity instruments issued or the fair value of the consideration received, whichever is more readily determinable, is used to determine the value of services or goods received and the corresponding charge to operations.

    NEW ACCOUNTING STANDARD

    On March 3, 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "EARNINGS PER SHARE". This pronouncement provides for the calculation of Basic and Diluted earnings per share which is different from the current calculation of Primary and Fully Diluted earnings per share. The effect of adopting this new standard is not material.

    NEW ACCOUNTING STANDARDS NOT YET ADOPTED

    In June 1997, the Financial Accounting Standards Board issued two new disclosure standards. Results of operations and financial position will be unaffected by implementation of these new standards.

    Statement of Financial Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which supersedes SFAS No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE, establishes standards for the way that public enterprises report information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

    Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

    USE OF ESTIMATES

    The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimated allowance for doubtful accounts

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) receivable, allowance for returns, and the deferred tax asset valuation allowance. Actual results could differ from those and other estimates.

    CONCENTRATION OF CREDIT RISKS

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash balances deposited in financial institutions which exceed FDIC insurance limits, due from Factor and accounts receivable not sold to a factor.

    The Company established an allowance for accounts receivable based upon factors surrounding the credit risk of specific customers historical trends and other information. See Note 9 for information relating to the concentration of sales to major customers.

    RECLASSIFICATIONS

    Certain March 31, 1996 amounts were reclassified to conform to the March 31, 1997 presentation.

    INTERIM PERIODS

    The Financial statements and related notes thereto as of June 30, 1997 and for the three months ended June 30, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein. These adjustments consist solely of normal recurring accruals. The interim results are not necessarily indicative of the results for any future period.

2. DUE FROM FACTOR AND ACCOUNTS RECEIVABLE

    In the normal course of business, Toymax NY sells substantially all of its accounts receivable, without recourse, to a factor, which is a subsidiary of a major financial institution, and receives payment from the Factor when the accounts are collected. Finance charges are charged at 1.25% on the first $7.5 million of factored sales, 0.75% for sales between $7.5 million and $50 million and 0.50% for sales in excess of $50 million.

    The amount due from factor is pledged as security to the Bank (see Note 5). Pursuant to an agreement among Toymax NY, the Bank and the Factor, Toymax NY does not receive any advances from the Factor.

    Accounts receivable consist mainly of sales not factored and amounts charged back by the Factor as a result of disputes primarily relating to unearned discounts and damaged shipments, net of reserves for doubtful accounts which Toymax NY is attempting to collect. Reserves for doubtful accounts were $811,969, $739,219 and $722,095 as of March 31, 1996, March 31, 1997 and June
30, 1997, respectively. Write-offs for bad debts were $549,457, $146,835 and $89,062 for the years ended March 31, 1995, 1996 and 1997, respectively. Write-offs were $0 and $17,124 for the three months ended June 30, 1996 and 1997, respectively.

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

3. INVENTORIES

    Inventories are pledged as security to the Bank and Congress Talcott Corporation ("CTC") (see Note 5). During 1997 an advertising agency which provides services to Toymax NY, held a subordinated security interest in a portion of Toymax NY's inventory, after the Bank. As of July 14, 1997, the advertising agency no longer has or requires a security interest in the subsidiary's inventory.

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of:

                                                                                 MARCH 31,             JUNE 30,
                                                             LIFE IN     --------------------------  ------------
                                                              YEARS          1996          1997          1997
                                                           ------------  ------------  ------------  ------------
Machinery, equipment and molds...........................           2-5  $  5,604,332  $  6,215,874  $  6,385,157
Furniture and fixtures...................................          5-10       369,513       310,480       311,477
Leasehold improvements...................................           2-8       435,330       493,211       614,970
                                                                         ------------  ------------  ------------
                                                                            6,409,175     7,019,565     7,311,604
Less accumulated depreciation and amortization...........                   3,385,962     4,828,704     5,083,344
                                                                         ------------  ------------  ------------
                                                                         $  3,023,213  $  2,190,861  $  2,228,260
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

    Depreciation and amortization charged to operations were $1,316,352 $1,825,502 and $1,510,661 in 1995, 1996 and 1997, respectively. Depreciation and amortization charged to operations were $352,059 and $277,888 for the three months ended June 30, 1996 and 1997, respectively.

    The Company changed the estimated useful life of certain molds to conform to anticipated usage as of April 1, 1996. The change in estimate resulted in additional operating income of $121,801 for the year ended March 31, 1997. In addition, the Company wrote off molds with a net book value of approximately $48,000 in the year ended March 31, 1997. During the year ended March 31, 1996, the Company sold molds at book value which totaled $349,296, to one of its affiliates, DHS Holdings (see Note 6).

5. BANK CREDIT FACILITY

    Toymax, HK, Toymax NY and Tai Nam Industrial Company Limited (see Note 6) are parties to a credit facility agreement (the "Agreement") with State Street Bank and Trust Company, Hong Kong Branch (the "Bank") and CTC. The Agreement, as amended in July 1997, provides for a credit facility not to exceed $26 million at any one time. The amounts available within this total include:

a. A revolving credit facility (the "Financing Facility") for use by Toymax NY in the amount of the lesser of 70% of factored accounts receivable or $25 million. The amount due from factor is pledged as security to the Bank (see
    Note 2).

b. A seasonal inventory credit facility (the "Seasonal Facility") of $5 million, whereby Toymax NY can borrow up to 50% of the current season's inventory. Toymax NY's inventory is pledged as security to the Bank and CTC. The total borrowings under the Financing Facility and the Seasonal Facility cannot exceed $25 million.

c. A trade facility (the "Trade Facility") for use by Tai Nam Industrial Company Limited, and/or Toymax HK in the amount of $1 million for letters of credit and export bills.

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

5. BANK CREDIT FACILITY (CONTINUED)
    The Financing Facility is jointly and severally guaranteed by three of the Company's stockholders, and is also guaranteed by Tai Nam Industrial Company Limited, Jauntiway Investments Limited, Concentric Toys Limited, and Toymax NY (see Note 6) and requires a cash reserve of 12% of collection proceeds net of chargebacks which is not to exceed $6 million. As of March 31, 1997, there was no cash reserve requirement. The Trade Facility is guaranteed by Toymax HK, Tai Nam Industrial Company Limited and by a stockholder of the Company and of Tai Nam Industrial Company Limited. No fees are charged to the Company for the guarantees.

    Borrowings under the Agreement are due on demand and bear interest at the Bank's United States prime rate (8.5% at March 31, 1997) plus 1/2% for the Financing Facility and the Seasonal Facility and at the Bank's United States prime rate plus 3/4% for the Trade Facility. At March 31, 1996, March 31, 1997 and June 30, 1997, the Company had borrowings of $4,012,795, $8,447,087, and $5,103,708, respectively. At June 30, 1997, additional borrowing availability was approximately $5,574,000.

6. DUE TO/FROM AFFILIATES

    The majority stockholder of the Company owns significant interests in several other companies, including Tai Nam Industrial Company Limited ("Tai Nam"), Concentric Toys Limited ("Concentric"), Fun Maker Limited, ("Fun Maker"), DHS Holdings, Children Entertainment (U.S.A.) Ltd., Sportmax Ltd. and Jauntiway Investment Limited ("Jauntiway"). A portion of the Toymax NY's products were assembled by Hot Items Specialties Inc. ("Hot Items"), a company owned by a family member of one of the Company's stockholders. Factory space was shared with Hot Items by Toymax NY. In July 1996, this arrangement was terminated. Since that time, Toymax NY has purchased the majority of its merchandise directly from either Concentric or Tai Nam. The majority of the merchandise is manufactured in China by an affiliate (Jauntiway).

    The Company has significant transactions with Tai Nam and Concentric. These transactions include purchases of the majority of the Company's and its subsidiary's merchandise and certain sales of the subsidiary's products. These affiliates have provided extended payment terms for these purchases and have agreed to continue such payment terms for fiscal 1998 if necessary.

    In January 1996, Toymax NY entered into an agency agreement with Concentric. Concentric acted as a purchasing agent of and received an agency fee of 7% on the products purchased by Toymax NY. In April 1997, Toymax HK and Toymax NY entered into a new agency agreement with Tai Nam. The new agreement provides for an agency fee of 7% on products purchased. The agency agreement also requires Tai Nam to provide all administrative services to Toymax HK. As a result of the new agreement, Tai Nam ceased charging Toymax HK for reimbursement of certain expenses.

    On June 1, 1996, Toymax HK entered into an agency agreement with Tai Nam under which Toymax HK provided certain administrative services to Tai Nam in exchange for a fee equal to 7% of the gross invoice value of purchases from Tai Nam by a distributor. On January 1, 1997, this agreement was terminated. During the year ended March 31, 1997, Toymax HK received fees from Tai Nam of approximately $136,534 in connection with this agreement.

    In April 1997, Toymax N.Y. entered into an Agency Agreement with Tai Nam under which Toymax NY would act as Purchasing Agent for Tai Nam in the United States in exchange for a fee equal to 5% of such purchases. During the quarter ending June 30, 1997 such fees amounted to $20,207.

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

6. DUE TO/FROM AFFILIATES (CONTINUED)
    In September 1997, the Company entered into a Manufacturing Agreement with Tai Nam and Jauntiway. This agreement contains standard manufacturing terms as well as providing that the Company shall not be required to provide a letter of credit or other security to Tai Nam or Jauntiway in connection with its purchase orders.

    Due from officers represents cash advances to two of the Company's Officers.

    Due to officer represents an amount advanced to the Company by the Company's majority stockholder. The advances bear no interest and are due on demand.

    The following is a summary of balances and transactions with affiliated companies.

                                                                                       BALANCES
                                                                      -------------------------------------------
                                                                               MARCH 31,              JUNE 30,
                                                                      ----------------------------  -------------
                                                                          1996           1997           1997
                                                                      -------------  -------------  -------------
Due from affiliates:
  Concentric -- primarily for expenses paid on behalf of
  Concentric........................................................  $          --  $          --  $      45,626
  Children Entertainment (U.S.A.) Ltd -- Merchandise sales..........             --             --          1,800
  Sportmax Limited -- primarily for expenses paid on behalf of
  Sportmax Limited..................................................          3,564          4,367          4,367
                                                                      -------------  -------------  -------------
                                                                      $       3,564  $       4,367  $      51,793
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Due to affiliates:
  Concentric -- primarily from merchandise purchases................  $   6,112,159  $   7,297,183  $   2,959,238
  DHS Holdings -- royalties collected on behalf of DHS Holdings.....        339,150        766,736        766,080
  Tai Nam -- primarily from merchandise purchases...................      4,277,186      2,676,262      6,362,883
  Officer of Craft -- loan..........................................       --               16,290       --
  Fun Maker Ltd. -- collected on behalf of Fun Maker................       --             --               13,061
                                                                      -------------  -------------  -------------
                                                                      $  10,728,495  $  10,756,471  $  10,101,262
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

6. DUE TO/FROM AFFILIATES (CONTINUED)

                                                                     TRANSACTIONS
                                       -------------------------------------------------------------------------
                                                  YEAR ENDED MARCH 31,              THREE MONTHS ENDED JUNE 30,
                                       -------------------------------------------  ----------------------------
                                           1995           1996           1997           1996           1997
                                       -------------  -------------  -------------  -------------  -------------
Purchases from:
  Tai Nam............................  $  12,879,209  $  15,383,684  $  13,573,369  $   1,022,722  $   6,930,926
  Concentric.........................      7,574,595      9,055,339     20,632,367        209,965       --
  Hot Items..........................      3,459,012      1,483,844       --             --             --
                                       -------------  -------------  -------------  -------------  -------------
                                       $  23,912,816  $  25,922,867  $  34,205,736  $   1,232,687  $   6,930,926
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Sales to:
  Tai Nam............................  $   1,154,973  $     915,032  $     679,645  $     309,147  $     614,705
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Mold Purchases:
  Tai Nam............................  $     182,678  $     616,250  $     438,435  $      56,326  $      62,613
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Mold Sales:
  DHS Holdings.......................  $    --        $     349,296  $    --             --             --
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

Agency fees earned by:
  Tai Nam............................  $    --        $    --        $    --        $    --        $     488,124
  Concentric.........................        633,131        898,384      1,420,768       --             --
                                       -------------  -------------  -------------  -------------  -------------
                                       $     633,131  $     898,384  $   1,420,768  $    --        $     488,124
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Reimbursed expenses charged by Tai
  Nam................................  $     443,996  $     545,579  $     799,750  $     165,112  $         462
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Agency fees earned from Tai Nam......  $    --        $    --        $    --        $    --        $      20,207
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

7. INCOME TAXES

    The income tax benefit consists of the following

                                                                                            THREE MONTHS ENDED
                                                        YEAR ENDED MARCH 31,                     JUNE 30,
                                              -----------------------------------------  ------------------------
                                                     1995           1996           1997         1996         1997
                                              -----------  -------------  -------------  -----------  -----------
Current:
  Hong Kong.................................  $   208,327  $     356,533  $     437,257  $    25,097  $    62,096
  US Federal................................     (378,744)    (4,156,228)        53,000     (847,490)    (170,863)
  US State and City.........................     (159,141)      (104,340)        52,893      (99,704)     (43,420)
                                              -----------  -------------  -------------  -----------  -----------
                                              $  (329,558) $  (3,904,035) $     543,150  $  (922,097) $  (152,187)
                                              -----------  -------------  -------------  -----------  -----------
Deferred:
  US Federal................................  $    44,670  $   1,402,757  $  (1,040,350) $   --       $   --
  US State and City.........................       86,713        247,546       (184,000)     --           --
                                              -----------  -------------  -------------  -----------  -----------
                                                  131,383      1,650,303     (1,224,350)     --           --
                                              -----------  -------------  -------------  -----------  -----------
Income tax benefits.........................  $  (198,175) $  (2,253,732) $    (681,200) $  (922,097) $  (152,187)
                                              -----------  -------------  -------------  -----------  -----------
                                              -----------  -------------  -------------  -----------  -----------

    The income tax benefit varies from the U.S. federal statutory rate. The following reconciliation shows the significant differences in the tax at statutory and effective rates:

                                                                                            THREE MONTHS ENDED
                                                        YEAR ENDED MARCH 31,                     JUNE 30,
                                              -----------------------------------------  ------------------------
                                                     1995           1996           1997         1996         1997
                                              -----------  -------------  -------------  -----------  -----------
Federal income tax expense (benefit), at
  statutory rate of 34%.....................  $    23,795  $  (4,100,000) $     903,000  $  (796,000) $  (246,041)
State income tax expense (benefit), net of
  federal tax benefits......................      (47,803)      (587,000)        47,000      (93,291)     (28,656)
Changes in deferred tax valuation
  allowance.................................      --           2,668,500     (1,277,500)     --           --
Non-deductible expenses.....................       31,586         28,980         57,657      --           187,471
Non-taxable income..........................      --            --               (5,987)     --           --
Prior year (over) under accrual.............      (15,158)       (13,745)        57,373      --           --
Tax effect of differences in U.S. and Hong
  Kong statutory rates......................     (190,595)      (250,467)      (462,743)     (32,806)     (64,961)
                                              -----------  -------------  -------------  -----------  -----------
Income tax benefits.........................  $  (198,175) $  (2,253,732) $    (681,200) $  (922,097) $  (152,187)
                                              -----------  -------------  -------------  -----------  -----------
                                              -----------  -------------  -------------  -----------  -----------

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

7. INCOME TAXES (CONTINUED)
    The components of deferred tax assets/(liabilities) are as follows:

                                                                                               MARCH 31,
                                                                                       --------------------------
                                                                                                1996         1997
                                                                                       -------------  -----------
Deferred tax assets:
Current:
  Reserve for sales allowances and doubtful accounts.................................  $     503,000  $   362,850
  Inventory reserves.................................................................        628,000      573,000
  Accrued expenses...................................................................         56,500      105,500
  Other..............................................................................       --             16,000
                                                                                       -------------  -----------
                                                                                           1,187,500    1,057,350
                                                                                       -------------  -----------
Long term:
  Design costs.......................................................................        720,000      616,000
  Property and equipment.............................................................         59,000      203,000
  Accrued expenses...................................................................         29,000       29,000
  Legal fees--trademarks.............................................................        189,000      190,000
  State net operating loss carryforwards.............................................        684,000      684,000
  Federal net operating loss carryforwards...........................................       --             36,000
                                                                                       -------------  -----------
                                                                                           1,681,000    1,758,000
                                                                                       -------------  -----------
Total deferred tax assets............................................................      2,868,500    2,815,350
Deferred tax liabilities:
  Property and equipment.............................................................       (159,772)    (159,772)
Less valuation allowance.............................................................     (2,868,500)  (1,591,000)
                                                                                       -------------  -----------
Net deferred tax assets (liabilities)................................................  $    (159,772) $ 1,064,578
                                                                                       -------------  -----------
                                                                                       -------------  -----------

    Deferred taxes result from temporary differences between tax bases of assets and liabilities and their reported amounts in the financial statements. The temporary differences result from costs required to be capitalized for tax purposes by the US Internal Revenue Code, and certain items accrued for financial reporting purposes in the year incurred but not deductible for tax purposes until paid.

    Because of the Company's U.S. losses in 1995 and 1996, a valuation allowance for the deferred tax assets was provided due to the uncertainty as to future realization. During the year ended March 31, 1997, the valuation allowance was reduced to reflect a net deferred tax asset equal to the anticipated tax benefit of the temporary differences which are expected to be realized within one year based on the Company's 1998 projected U.S. income.

8. COMMITMENTS AND CONTINGENCIES

LONG-TERM OBLIGATIONS

    The Company leases general and administrative, warehouse and showroom facilities under non-- cancelable leases which expire at various dates. Certain of the leases on real estate include the payment of property taxes. Warehouse space is leased on a monthly basis.

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company rents a showroom from one of its shareholders who is also a director of the Company, under a two--year lease commencing August 1, 1996 for a monthly rent of $5,900. The lease provides for the Company to also pay all real estate taxes and other charges and for a security deposit of $11,794.

    The subsidiary leases certain equipment under capital leases. The gross amount of assets recorded under capital leases is $250,775. Depreciation expense provided on such assets is included in both cost of goods sold and selling and administrative expenses in the statements of operations. Equipment with a net book value of $137,455 was collateralized under capital leases.

    Future minimum lease payments under all leases with non--cancelable lease terms in excess of one year are as follows:

                                                                                           OPERATING     CAPITAL
YEAR ENDING MARCH 31,                                                                        LEASES       LEASES
----------------------------------------------------------------------------------------  ------------  ----------
1998....................................................................................  $    522,782  $   40,611
1999....................................................................................       462,271       8,847
2000....................................................................................       448,392      --
2001....................................................................................       458,394      --
2002....................................................................................       468,695      --
Thereafter..............................................................................       885,441      --
                                                                                          ------------  ----------
                                                                                          $  3,245,975      49,458
                                                                                          ------------
                                                                                          ------------
Less amounts representing interest......................................................                     3,444
                                                                                                        ----------
Present value of capital lease payments.................................................                    46,014
Less current portion....................................................................                    37,714
                                                                                                        ----------
Long-term obligation....................................................................                $    8,300
                                                                                                        ----------
                                                                                                        ----------

    Rent expense for the years ended March 31, 1995, 1996 and 1997 was $330,943, $332,653 and $364,066, respectively. Rent expense for the six months ended June 30, 1996 and 1997 was $93,633 and $155,833, respectively.

    RAW MATERIAL

    Subsequent to March 31, 1997, the Company sold part of its raw material inventory at cost to an affiliate, Tai Nam Industrial Limited, for a total of $664,141.

    EMPLOYMENT AGREEMENTS

    The Company has employment agreements in effect with certain key officers and employees, which expire at various dates through January 1999. The total annual salaries under these agreements amount to approximately $755,000 and $291,000 for fiscal 1998 and 1999, respectively. These agreements are superceded by the employment agreements entered into by the Company in connection with its proposed public offering (see Note 12(d)).

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    GUARANTY OF AFFILIATE'S LOAN AGREEMENT

    Toymax HK, along with other affiliates, is a guarantor on Tai Nam's general banking facilities agreement with a bank. The agreement provides for an import/export line of credit of approximately $4.7 million, of which $260,000 is jointly available to the Company. As of March 31, 1996 and 1997 and June 30, 1997, Tai Nam had borrowed approximately $2.2 million, $2.5 million and $4.7 million, respectively. Toymax HK had no borrowings under this line of credit as of March 31, 1996 and 1997.

    LITIGATION

    The Company is involved in various legal proceedings in the ordinary course of its business activities. The Company believes that the resolution of such legal proceedings and claims, individually and in aggregate, are not likely to have a material adverse effect on its financial position or results of operations.

    In or about November 1996 a company with which the Company had a representation agreement initiated a lawsuit against Toymax NY and Toymax HK alleging breach of contract, tortious interference with the contract and unjust enrichment. The complaint alleges that the Companies breached a provision of a 1993 Representation Agreement by failing to pay its royalties from January 1996. The plaintiff seeks an accounting, unspecified damages and attorney's fees. The Companies served their answer, affirmative defenses and counterclaims, denying all of the substantive claims in the complaint. The counterclaim seeks damages arising out of breach of the Representation Agreement by the plaintiff. Management believes that there is no merit to the plaintiff's claim and intends to defend against them and to prosecute its counterclaim vigorously.

    In April 1997, a developer of toy games filed a complaint against the Company alleging breach of express and implied contracts, unjust enrichment, misappropriation, conversion and tortious interference with the contract and seeking damages of $1.0 million. The substance of the allegations are that the Company orally agreed to pay royalties to this developer relating to a game allegedly conceived by the developer. Upon motion to the court, the Company has been granted an extension for its response. The Company believes there is no merit to this claim and intends to defend the action vigorously.

    In April 1996, the Company filed a complaint against a marketing company from which it also licenses certain trademarks. The Company alleged eight claims of breach of contract and misrepresentation, seeking compensatory damages of $20 million. In addition, the Company alleged three claims of misrepresentation and breach of contract, arising from the defendants alleged breach of a license agreement between the parties. In connection with these additional claims, the Company sought $2 million. In July 1996, the defendants filed counterclaims against the Company, alleging breach of contract, seeking an accounting, alleging a constructive trust, unjust enrichment and conversion, seeking in excess of $750,000. Discovery in these matters is ongoing and the Company intends to prosecute and defend these actions vigorously. There can be no assurance as to the outcome of these lawsuits.

9. MAJOR CUSTOMERS

    The Company's top five customers accounted for approximately 58%, 58% and 69% of the Company's net sales in 1995, 1996 and 1997, respectively. These customers accounted for approximately 71% and 63%

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

9. MAJOR CUSTOMERS (CONTINUED)
of the Company's net sales in the three months ended June 30, 1996 and 1997, respectively. Net sales to Toys "R" Us accounted for more than 10% of net sales during each of the above periods.

10. EMPLOYEE BENEFIT PLAN

    Toymax NY has a tax deferred retirement savings plan which is intended to qualify under Section 401(k) of the Internal Revenue Code. Eligible participants may contribute a percentage of their compensation, but not in excess of the maximum allowed under the Internal Revenue Code. The plan provides for matching contributions at Toymax NY's option. Toymax NY made no contributions for the years ended March 31, 1995, 1996 and 1997.

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

11. INFORMATION ABOUT THE COMPANY'S OPERATIONS IN DIFFERENT GEOGRAPHIC AREAS

    The Company operates in one business segment--the importation and wholesale distribution of toys. Operations in different geographic areas are summarized below (net of consolidating eliminations):

                                            YEAR ENDED MARCH 31, 1995
-----------------------------------------------------------------------------------------------------------------
                                                                        HONG KONG    UNITED STATES  CONSOLIDATED
                                                                      -------------  -------------  -------------
REVENUES--NET SALES.................................................  $  15,359,287  $  55,263,625  $  70,622,912
INCOME (LOSS) BEFORE INCOME TAX BENEFIT.............................      1,273,301     (1,203,316)        69,985
IDENTIFIABLE ASSETS.................................................      2,682,039     22,794,093     25,476,132

                                            YEAR ENDED MARCH 31, 1996
-----------------------------------------------------------------------------------------------------------------
                                                                      HONG KONG    UNITED STATES    CONSOLIDATED
                                                                    -------------  --------------  --------------
REVENUES--NET SALES...............................................  $  16,670,909  $   26,950,690  $   43,621,599
INCOME (LOSS) BEFORE INCOME TAX BENEFIT...........................      1,787,453     (13,845,268)    (12,057,815)
IDENTIFIABLE ASSETS...............................................      2,384,642      19,742,046      22,126,688

                                            YEAR ENDED MARCH 31, 1997
-----------------------------------------------------------------------------------------------------------------
                                                                        HONG KONG    UNITED STATES  CONSOLIDATED
                                                                      -------------  -------------  -------------
REVENUES--NET SALES.................................................  $  15,889,930  $  38,792,705  $  54,682,635
INCOME (LOSS) BEFORE INCOME TAX BENEFIT AND MINORITY
  INTEREST IN NET LOSS OF SUBSIDIARY................................      2,646,398          7,796      2,654,194
IDENTIFIABLE ASSETS.................................................      1,901,514     24,376,328     26,277,842

                                        THREE MONTHS ENDED JUNE 30, 1996
-----------------------------------------------------------------------------------------------------------------
                                                                        HONG KONG    UNITED STATES  CONSOLIDATED
                                                                      -------------  -------------  -------------
REVENUES--NET SALES.................................................  $   1,686,276  $     992,638  $   2,678,914
INCOME (LOSS) BEFORE INCOME TAX BENEFIT.............................        152,376     (2,492,617)    (2,340,241)
IDENTIFIABLE ASSETS.................................................      2,278,602     15,788,858     18,067,460

                                        THREE MONTHS ENDED JUNE 30, 1997
-----------------------------------------------------------------------------------------------------------------
                                                                        HONG KONG    UNITED STATES  CONSOLIDATED
                                                                      -------------  -------------  -------------
REVENUES--NET SALES.................................................  $   2,631,509  $   4,459,353  $   7,090,862
INCOME (LOSS) BEFORE INCOME TAX BENEFIT AND MINORITY
  INTEREST IN NET LOSS OF SUBSIDIARY................................        184,210       (723,651)      (539,441)
IDENTIFIABLE ASSETS.................................................      2,623,216     19,912,715     22,535,931

12. SUBSEQUENT EVENTS

    (A) PUBLIC OFFERING

    The Company has signed an agreement with an underwriter in connection with a proposed public offering of up to 3,105,000 shares of the Company's common stock, and the Company will issue warrants to the underwriter to purchase 195,750 shares of Common Stock at a price equaling 120% of the initial public

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

12. SUBSEQUENT EVENTS (CONTINUED)
offering price. There will be no charges to operations as a result of the issuance of common stock and warrants to the underwriter.

    (B) REORGANIZATION

    In connection with the proposed Public Offering, the Company has reorganized, authorized preferred stock, entered into employment agreements with its officers and established a Stock Option Plan and an Executive Bonus Plan. See details discussed in Note 1 and 12(c) through 12(f).

    (C) PREFERRED STOCK

    In October 1997, the Company authorized 5,000,000 shares of Preferred Stock, $.01 par value per share. The rights, preferences and limitations of the Preferred Stock may be designated by the Company's Board of Directors at any time.

    (D) EMPLOYMENT AGREEMENTS

    In October 1997, the Company entered into several employment agreements with certain key officers and employees which expire at various dates through September 2000. The total annual base salaries under these agreements amount to $1,513,000 for the first year, with annual increases of up to 10%. In addition, the employment agreements of certain executive officers contain provisions entitling them to participate in the Executive Bonus Plan and a stock appreciation bonus, as well as providing for enhanced compensation in the event of a change of control. The stock appreciation bonus applies to two of the Company's executives and for each is equal to 1% of the increase in the fair market value of the Company's outstanding common stock over a stated measurement period.

    (E) STOCK OPTION PLAN

    In October, 1997, the Board of Directors adopted and the stockholders of the Company approved the Stock Option Plan. The Stock Option Plan provides for the grant to qualified employees (including officers and directors) of the Company of options to purchase shares of the Common Stock. A total of 750,000 shares of Common Stock will be reserved by the Company for issuance upon exercise of stock options granted or which may be granted under the Stock Option Plan. The Stock Option Plan will terminate on the tenth anniversary of its adoption.

    The Stock Option Plan is administered by the Board of Directors or by a committee (the "Committee") consisting of two or more "independent" directors. The Board and/or Committee have complete discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the Plan. Options granted under the Stock Option Plan may or may not be "incentive stock options" as defined in Section 422 of the Internal Revenue Code ("Incentive Options") depending upon the terms established by the Board or Committee at the time of grant, but the exercise of Incentive Options granted may not be less than 100% of the fair market value of the Common Stock as of the date of the grant (110% of the fair market value if the grant is an Incentive Option to an employee who owns more than 10% of the outstanding voting power of the Company). Options may not be exercised more than 10 years after the grant (five years if the grant is an Incentive Option to any employee who owns more than 10% of the outstanding voting power of the Company). Options granted under the Stock Option Plan are

                           TOYMAX INTERNATIONAL, INC.

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE THREE MONTHS ENDED JUNE 30,
                          1996 AND 1997 IS UNAUDITED)

12. SUBSEQUENT EVENTS (CONTINUED)
not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the Stock Option Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

    In October 1997, the Company granted options to purchase an aggregate of 414,000 shares of Common Stock under the 1997 Stock Option Plan to certain officers and directors of the Company. There is no charge to operations as a result of the granting of these options.

    The Company applies Opinion 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" ("APB 25") and related Interpretations in accounting for the Company's Stock Option Plans. Under APB 25, for options granted to employees at exercise prices equal to or greater than fair market value of the underlying common stock at the date of grant, no compensation cost is recognized.

    Statement of Financial Accounting Standards No. 123 "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("SFAS No. 123") requires the Company to provide pro forma information regarding net income and net income per common share as if compensation costs for the Company's stock option plans had been determined in accordance with the fair value method prescribed in SFAS No. 123.

    (F) EXECUTIVE BONUS PLAN

    In conjunction with the proposed public offering, the Board of Directors has adopted and the shareholders have approved the Toymax International, Inc. Executive Bonus Plan (the "Bonus Plan").

    The Bonus Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee determined the key management employees of the Company who will be eligible to participate in the Bonus Plan and the amount, if any, of each participant's award based on such participant's performance. The aggregate amount of awards made under the Bonus Plan for a fiscal year may not exceed an amount equal to (i) 15% percent of the profit of the Company and its designated affiliates for such year (as defined), reduced by (ii) 15% of the shareholders' equity of the Company and such affiliates during such year.

    (G) SALE OF STOCK

    In December 1996, the principal shareholder sold 103,084 shares to certain officers, employees and business associates and 150,000 shares to other persons for an aggregate amount of approximately $709,000 based upon management's estimate of fair value; accordingly, no compensation costs were recognized. The weighted-average grant-date fair value of the 253,084 shares issued was $2.80 per share. Fair value was estimated based on a price of $4.00 per share which approximated the Company's value determined by an underwriter in a draft letter of intent, less a 30% discount because these shares were not freely tradeable, represent a small minority interest and there was no assurance of any public offering being completed. The Company chose not to proceed with an offering at that time.

    In June 1997, the principal shareholder sold 66,833 shares to certain officers, employees and business associates for an aggregate amount of approximately $187,000 ($2.80 per share) and recorded non-cash compensation of an additional $187,000 representing management's estimate of the discount from fair value. The weighted-average grant-date fair value of the 66,833 shares issued was $5.60 per share. Fair value was estimated based on a price of $8.00 per share as provided by the letter of intent for the proposed public offering and applying a 30% discount because these shares were not freely tradeable, represent a small minority interest and there was no assurance of any public offering being completed at that time.

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--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
The Offering....................................          6
Summary Consolidated Financial Data.............          7
Risk Factors....................................          8
The Reorganization..............................         16
Use of Proceeds.................................         17
Dilution........................................         18
Dividend Policy.................................         18
Capitalization..................................         19
Selected Consolidated Financial Data............         20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         21
Business........................................         32
Management......................................         50
Principal Stockholders..........................         57
Certain Relationships and Related
  Transactions..................................         58
Description of Securities.......................         60
Shares Eligible for Future Sale.................         61
Certain Federal Tax Consequences................         62
Underwriting....................................         64
Legal Matters...................................         65
Experts.........................................         66
Additional Information..........................         66
Index to Consolidated Financial Statements......        F-1

                            ------------------------

    UNTIL NOVEMBER 14, 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                                     TOYMAX
                              INTERNATIONAL, INC.
                                2,700,000 SHARES

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             FAHNESTOCK & CO. INC.
                           WEDBUSH MORGAN SECURITIES

                                OCTOBER 20, 1997

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